Exhibit 10.1
CREDIT AGREEMENT
          This Credit Agreement dated as of March 22, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) is entered into among NACCO Materials Handling Group, Inc., a Delaware corporation (“Borrower”), the financial institutions from time to time a party hereto as Lenders, whether by execution of this Agreement or an Assignment and Acceptance, Citicorp North America, Inc., a Delaware corporation (“CNAI”), in its capacity as administrative agent for the Lenders (with its successors and permitted assigns in such capacity, the “Administrative Agent”) and Citigroup Global Markets Inc. (“CGMI”) as sole lead arranger (“Sole Lead Arranger”), sole bookrunner (“Sole Bookrunner”) and syndication agent (“Syndication Agent”).
ARTICLE I
DEFINITIONS
          1.01. Certain Defined Terms. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:
          “Accommodation Obligation” means any Contractual Obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another that such Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders thereof will be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received. The amount of any Accommodation Obligation shall be equal to the lesser of (a) the principal amount payable under such Accommodation Obligation (if quantifiable) and (b) the portion of the obligation so guaranteed or otherwise supported.
          “Accounting Changes” means, with respect to any Person, changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions).
          “Accounting Firm” means Ernst & Young LLP or such other firm of independent certified public accountants of recognized national standing acceptable to the Administrative Agent.
          “Acquisition” is defined in Section 9.04(f).
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          “Additional Assets” means: (a) any property, plant or equipment or other tangible assets used in or useful in the operation of a Related Business, including materials and labor used to rebuild or restore Property damaged or lost due to an event of casualty, or to replace Property taken pursuant to a condemnation proceeding, (b) the Capital Stock of a Person that becomes a Borrower Subsidiary as a result of the acquisition of such Capital Stock by any Credit Party Entity, or (c) Capital Stock constituting a minority interest in any Person that at such time is a Borrower Subsidiary; provided, however, that any such Subsidiary described in clause (b) or (c) above is primarily engaged in a Related Business.
          “Adjusted EBITDA” means, for any period, the sum, without duplication, of (a) Consolidated EBITDA and (b) equity advances and capital contributions to Borrower made during such period or within thirty days following the end of such period and specifically designated for allocation to such period and not in the period in which made, provided, that no greater than $25,000,000 of such equity advances and capital contributions may be included in the determination of Adjusted EBITDA during any four-quarter period.
          “Administrative Agent” is defined in the preamble.
          “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, as applied to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person and includes each officer or director or general partner of such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as applied to any specified Person means the possession, directly or indirectly, of the power to vote five percent (5.0%) or more of the Voting Stock or otherwise to direct or cause the direction of, the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise. “Affiliated” has a correlative meaning to Affiliate.
          “Agent Parties” is defined in Section 14.25(e).
          “Agent’s Account” means account number 38858061, maintained with Citibank in New York, New York.
          “Agreement” is defined in the preamble.
          “Anti-Money Laundering Laws” means the BSA and all applicable Requirements of Law and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957.
          “Anti-Terrorism Laws” means the OFAC Laws and Regulations, the Executive Orders and the USA Patriot Act.
          “Applicable Fixed Rate Margin” means a per annum rate equal to 200 basis points (2.00%); provided, that from and after the delivery of a Compliance Certificate for any fiscal
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quarter evidencing a Leverage Ratio for such fiscal quarter then ending of less than 1.50x, the “Applicable Fixed Rate Margin” means a per annum rate equal to 175 basis points (1.75%).
          “Applicable Floating Rate Margin” means a per annum rate equal to one hundred basis points (1.00%); provided, that from and after the delivery of a Compliance Certificate for any fiscal quarter evidencing a Leverage Ratio for such fiscal quarter then ending of less than 1.50x, the “Applicable Floating Rate Margin” means a per annum rate equal to 75 basis points (0.75%).
          “Applicable Lending Office” means, with respect to a particular Lender, its Fixed Rate Lending Office in respect of provisions relating to Fixed Rate Loans, and its Domestic Lending Office in respect of provisions relating to Floating Rate Loans.
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit A attached hereto delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement in accordance with the provisions of Section 14.01.
          “Australian Credit Facility” means that certain Guaranteed Multi Option Facility, dated August 15, 2000, among NACCO Materials Handling Group Pty Ltd., Citibank and Citibank Limited, as amended, restated, supplemented or otherwise modified from time to time or as the same may be refinanced or replaced; provided that such refinancing or replacement, taken as a whole, is on terms no less favorable to NACCO Materials Handling Group Pty Ltd. than the terms of the existing Australian Credit Facility prior to such replacement or refinancing; provided further that if such refinancing or replacement is in an aggregate principal amount greater than AUS $40,000,000, any excess amounts shall only be permitted as allowed in accordance with Section 9.01(s).
          “Australian Subsidiaries” means NMHG Australia Holding Pty Ltd., NACCO Materials Handling Group Pty. Ltd, NMHG Superannuation Programme Pty. Limited, NMHG Employees Super. Fund Pty Limited, National Fleet Network Pty Limited, NMHG Distribution Pty Limited, KS Coy & Sons Pty Limited, Yale-LTC Industrial Trucks Pty Limited, LTC Forklift Rentals Pty Limited, Trentcorp Pty. Limited, and any other Foreign Subsidiaries organized under the laws of Australia from time to time in accordance with Section 9.07 of this Agreement.
          “Bailee” is defined in the Security Agreement.
          “Bank Accounts” means the Cash Collateral Accounts, the Collection Accounts, the Disbursement Accounts, and the Lockboxes.
          “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.
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          “Bankruptcy Event” means any event that constitutes a Default or an Event of Default under Section 11.01(f) or 11.01(g).
          “Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or Foreign Employee Benefit Plan) in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.
          “Board of Directors” means, with respect to any Person, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such Board.
          “Borrower” is defined in the preamble.
          “Borrower Subsidiaries” means the Subsidiaries of Borrower and “any Borrower Subsidiary” means any Subsidiary of Borrower.
          “Borrowing” means Loans made on the same day by the Lenders ratably according to their respective Commitments.
          “BSA” means the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq.
          “Business Activity Report” means, to the extent still required in the applicable jurisdiction to enforce rights in or against Collateral or obligors of Collateral located therein, (a) a Notice of Business Activities Report from the State of New Jersey Division of Taxation or (b) a Minnesota Business Activity Report from the Minnesota Department of Revenue.
          “Business Day” means a day, in the applicable local time, (a) which is not a Saturday or Sunday or a legal holiday, and (b) on which banks are not required or permitted by law or other governmental action to close (i) in New York, New York, or (ii) in the case of Fixed Rate Loans, in London, England.
          “Capital Expenditures” means, for any period, the aggregate of all expenditures (whether payable in cash or other Property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be classified as capital expenditures but excluding (a) interest capitalized relating to and during construction of Property, (b) expenditures made in connection with the replacement or restoration of Property to the extent reimbursed or financed from insurance or condemnation proceeds not constituting net cash proceeds of sale of such Property, (c) expenditures made with the proceeds from the sales of similar Property to the extent such sales and reinvestments are otherwise permitted under this Agreement, and (d) up to $22,000,000 of expenditures made in connection with the Global Design and Product Development Program.
          “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.
          “Capital Stock” means, with respect to any Person, any shares of common or preferred stock, any other equity securities, any limited liability company interests, any general
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or limited partnership interests or other equivalents of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.
          “Cash Collateral” means immediately available cash or Cash Equivalents in any Cash Collateral Account under the “control” (within the meaning of Section 9-104 of the Uniform Commercial Code) of the Administrative Agent or in the Agent’s Account, as security for any of the Obligations.
          “Cash Collateral Account” means an account designated as such and established by the Administrative Agent in the name of the Administrative Agent maintained with Citibank in New York, New York.
          “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (b) repurchase agreements on obligations of the type specified in clause (a) above with respect to which, at the time of acquisition, the senior long-term debt of the party agreeing to repurchase such obligations is rated AAA (or better) by Standard & Poor’s Corporation (or its successors) or Aaa (or better) by Moody’s Investors Service, Inc. (or its successors); (c) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor’s Corporation (or its successors) or P-1 (or better) by Moody’s Investors Service, Inc. (or its successors); (d) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor’s Corporation (or its successors) or P-1 (or better) by Moody’s Investors Service, Inc. (or its successors); (e) marketable direct obligations of any state of the United States of America or any political subdivision of any such state given on the date of such investment the highest credit rating by Moody’s Investors Service, Inc. (or its successors) and Standard & Poor’s Corporation (or its successors); or (f) securities of money market funds rated Am (or better) by Standard & Poor’s Corporation (or its successors) or A (or better) by Moody’s Investors Service, Inc. (or its successors); provided, that the maturities of any such Cash Equivalents referred to in clauses (a), (c), (d) and (e) shall not exceed 270 days.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations or legally enforceable guidance promulgated thereunder.
          “CERCLIS” is defined in Section 6.01(o).
          “CGMI” is defined in the preamble hereto.
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          “Change of Control” means any of the following shall occur:
          (a) any Person or group of Persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act) other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 promulgated by the Commission under said Act), either directly or indirectly, of twenty-five percent (25%) or more of the total voting power of the outstanding Voting Stock of any Relevant Person; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such Relevant Person than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such Relevant Person;
          (b) individuals who on the Closing Date constituted the Board of Directors of any Relevant Person (together with any new directors whose election by such Board of Directors of such Relevant Person or whose nomination for election by the stockholders of such Relevant Person was approved by the Permitted Holders or by a vote of a majority of the directors of such Relevant Person then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of such Relevant Person then in office;
          (c) the adoption of a plan relating to the liquidation or dissolution of any Credit Party or Relevant Person (other than to the extent permitted in Section 9.09);
          (d) the merger or consolidation of any Credit Party with or into another Person or the merger of another Person with or into any Credit Party, or the sale of all or substantially all the assets of any Credit Party to another Person, other than a transaction permitted by Section 9.02 and 9.09;
          (e) prior to the Funding Date, the occurrence of a “Change of Control” under (and as defined in) the Senior Note Indenture; or
          (f) one hundred percent (100%) of the Capital Stock of Borrower ceasing to be owned (directly or indirectly) by NMHG Holding or Hyster-Yale, other than to the extent permitted by Section 9.02(c) and 9.09, or one hundred percent (100%) of the Capital Stock of Borrower ceasing to be pledged to the Administrative Agent pursuant to a Pledge Agreement.
          “CIP Regulations” is defined in Section 12.10.
          “Citibank” means Citibank, NA, a national banking association.
          “Claim” means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.
          “Closing Date” means March 22, 2006.
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          “Closing Date Mortgaged Properties” is defined in Section 5.01(a)(i).
          “Closing List” is defined in Section 5.01(a)(vii).
          “CNAI” is defined in the preamble.
          “CNAI Affiliates” means all Affiliates of CNAI.
          “Collateral” means all Property and interests in Property and proceeds thereof (including, but not limited to, all accounts, Receivables, deposit accounts, Bank Accounts, chattel paper, instruments, investment property, Inventory, General Intangibles, documents, commercial tort claims, Equipment, Real Property, fixtures or improvements thereon and proceeds thereof) now owned or hereafter acquired by any Credit Party upon which a Lien is granted under any of the Loan Documents.
          “Collateral Access Agreement” means (a) a landlord waiver (with a copy of the relevant Lease attached) with respect to personal property located at real property leased by any Credit Party, substantially in the form of Exhibit B-1 attached hereto (with such modifications as the Administrative Agent may approve in its sole discretion), and (b) a bailee waiver with respect to Property maintained by a Credit Party with a Bailee, substantially in the form of Exhibit B-2 attached hereto (with such modifications as the Administrative Agent may approve in its sole discretion), in each case as the same may be amended, supplemented or otherwise modified from time to time.
          “Collateral Agent” means the Person appointed as “Collateral Agent” from time to time pursuant to the Intercreditor Agreement, who initially is CNAI.
          “Collection Account Agreement” means a collection account agreement executed by a Collection Account Bank, the applicable Credit Party, the Administrative Agent or, if the Existing Credit Agreement is in effect, the Collateral Agent, substantially in the form of Exhibit C attached hereto (with such changes thereto requested by the Collection Account Bank as may be acceptable to the Administrative Agent and the applicable Credit Party), as the same may be amended, supplemented or otherwise modified from time to time.
          “Collection Account Bank” means each bank which has entered into a Collection Account Agreement and which is identified as a Collection Account Bank on Schedule 6.01-Z, as such schedule may be modified from time to time pursuant to Section 6.01(z).
          “Collection Accounts” means, collectively, the collection accounts in which proceeds of Collateral are deposited, established at the Collection Account Banks which are subject to a Collection Account Agreement.
          “Collections” is defined in Section 6.01(z).
          “Commitment” means the commitment of each Lender to make Loans, as such amount may be reduced or modified pursuant to this Agreement; provided, however, that at no time shall the aggregate Commitments of all Lenders available to extend credit under the Credit Facility exceed $225,000,000. The initial amount of each Lender’s Commitment shall be set
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forth on such Lender’s signature page hereto, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.
          “Communications” is defined in Section 14.25(a).
          “Compliance Certificate” is defined in Section 7.01(e).
          “Consolidated EBITDA” means, for any period, (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, but without duplication, the aggregate amount of (i) depreciation and amortization expense, (ii) Consolidated Interest Expense, (iii) foreign, federal, state and local income taxes, (iv) extraordinary losses, (v) equity in losses of unconsolidated Subsidiaries and Affiliates, (vi) accruals for long-term deferred compensation (net of cash payments of deferred compensation accrued in prior periods), (vii) losses from minority interests in affiliates, (viii) non-recurring non-cash charges and expenses (including the cumulative effect of any Accounting Changes), (ix) non-cash expenses relating to the mark to market provision for derivative instruments, (x) cash receipts related to the termination of any derivative instrument that, as of the end of the prior period, had a net gain since the inception of such derivative instrument, and (xi) cash and non-cash charges arising out of the redemption of Senior Notes minus (c) to the extent included in determining Consolidated Net Income for such period, but without duplication, (i) extraordinary gains, (ii) equity in earnings of unconsolidated Subsidiaries and Affiliates for such period, (iii) income from minority interests in affiliates, (iv) non-recurring non-cash gains (including the cumulative effect of any Accounting Changes), (v) non-cash income relating to the mark to market provision for derivative instruments, and (vi) cash payments related to the termination of any derivative instrument that, as of the end of the prior period, had a net loss since the inception of such derivative instrument.
          “Consolidated Interest Expense” means, for any period, all as determined in conformity with GAAP, (a) total interest expense, whether paid or accrued (without duplication) (including the interest component of Capital Lease obligations), of NMHG Holding and its Subsidiaries on a consolidated basis, including, without limitation, all recurring bank loan fees and commissions, discounts and other fees and charges owed with respect to letters of credit, but excluding, however, amortization of discount, interest paid in property other than cash or any other interest expense not payable in cash, plus (b) any net payments made during such period under Interest Rate Contracts minus (c) any net payments received during such period under Interest Rate Contracts, plus (d) to the extent deducted in determining Consolidated Interest Expense, any interest income.
          “Consolidated Net Income” means, for any period, the net earnings (or loss) after taxes of NMHG Holding and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.
          “Constituent Document” means, (a) with respect to any corporation, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such entity, (ii) the bylaws (or the equivalent governing documents) of such entity and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such entity’s Capital Stock or any unanimous shareholder agreement pertaining
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to any Foreign Subsidiary; (b) with respect to any partnership (whether limited or general), (i) the certificate of partnership (or equivalent filings), (ii) the partnership agreement (or equivalent organizational documents) of such partnership and (iii) any document setting forth the designation, amount and/or rights, limitations and preferences of any of such partnership’s partnership interests; and (c) with respect to any limited liability company, (i) the articles of organization (or the equivalent organizational documents) of such entity, (ii) the operating agreement (or the equivalent governing documents) of such entity and (iii) any document setting forth the designation, amount and/or rights, limitations and preferences of any of such limited liability company’s membership interests.
          “Contaminant” means any man-made or naturally occurring waste, pollutant, hazardous substance, radioactive substance or material, toxic substance, hazardous waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, mold, asbestos in any form or condition, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes, but is not limited to, these terms as defined in Environmental, Health or Safety Requirements of Law.
          “Contractual Obligation”, as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.
          “Credit Facility” means the facility provided by the Lenders to make Loans to Borrower in accordance with the terms and conditions contained in this Agreement.
          “Credit Facility Outstandings” means, at any particular time, the outstanding principal amount of the Loans at such time.
          “Credit Party” means Borrower or any Guarantor, and “Credit Parties” means, collectively, Borrower and the Guarantors.
          “Credit Party Entity” means any Credit Party or Subsidiary of any Credit Party, and “Credit Party Entities” means collectively, Credit Parties and their Subsidiaries.
          “Cure Fundings” is defined in Section 3.02(b)(iv)(C).
          “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.
          “CUSA” means Citicorp USA, Inc., a Delaware corporation.
          “Customary Permitted Liens” means
          (a) Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are not required to be paid pursuant to Section 8.04;
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          (b) statutory Liens of landlords and Liens of mechanics, carriers, materialmen, consignors, warehousemen, or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP, provided that the foregoing shall not include statutory or contractual rights of title retention on Inventory;
          (c) Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, surety, appeal and performance bonds, trade, contracts (not constituting Indebtedness), regulatory or statutory obligations, government contracts or other obligations of a like nature provided in the ordinary course of business; provided that all such Liens do not in the aggregate detract from the value of Borrower’s or any of its Subsidiaries’ assets or Property or impair the use thereof in the operation of their respective businesses; and
          (d) Permitted Encumbrances and Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property which do not interfere with the ordinary conduct of the business of Borrower or its Subsidiaries.
          “Default” means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.
          “Defaulting Lender” is defined in Section 3.02(b)(iv).
          “Designated Person” is defined in Section 6.01(ee).
          “Disbursement Accounts” means, collectively, the disbursement accounts of each Credit Party as set forth on Schedule 6.01-Z.
          “Distribution Subsidiary” means any direct or indirect Subsidiary as of the Closing Date of NMHG Distribution B.V. or Hyster Singapore Pte Ltd.
          “DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.
          “Dollars” and “$” mean the lawful money of the United States.
          “Domestic Lending Office” means, with respect to any Lender, such Lender’s office, located in the United States, specified as the “Domestic Lending Office” under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to Borrower and the Administrative Agent.
          “Domestic Subsidiary” means any Subsidiary of NMHG Holding organized in the United States or any state or territory thereof.
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          “Draw Period” is defined in Section 2.01(a).
          “Dutch Parallel Debt” means, in relation to a Credit Party and a currency and at any given time, an amount equal to the aggregate of that Credit Party’s Underlying Debts at that time expressed in that currency.
          “Dutch Pledges” means any and all Pledge Agreements creating a right of pledge (pandrecht) under the laws of the Netherlands.
          “ECA Agent” is defined in the definition of “Existing Credit Agreement”.
          “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any commercial bank, insurance company, investment or mutual fund or other entity, that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any Affiliates of any Credit Party Entity.
          “Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to federal, state, local and foreign laws, regulations, orders, ordinances, rules, permits, licenses or other binding determination of any Governmental Authority relating to or addressing the indoor or outdoor environment, public or worker health or safety, including but not limited to CERCLA, any other law, regulation, or order relating to the use, Release, handling, or disposal of any Contaminant, any law, regulation, or order relating to Remedial Action and any law, regulation, or order relating to workplace or worker safety and health, and such Requirements of Law as are promulgated by the specifically authorized agent or agents responsible for administering such Requirements of Law.
          “Environmental Lien” means a Lien in favor of any Governmental Authority for any (a) liabilities under any Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.
          “Environmental Property Transfer Acts” means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any Property or the transfer, sale or lease of any Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called “Environmental Cleanup Responsibility Act”, “Responsible Transfer Act”, or “Industrial Site Recovery Act”.
          “Equipment” means, with respect to any Person, all of such Person’s present and future equipment (as defined in the Uniform Commercial Code).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
          “ERISA Affiliate” means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Borrower; (b) a partnership or other trade or business (whether or not incorporated)
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which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with Borrower; (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as Borrower, any corporation described in clause (a) above or any partnership or trade or business described in clause (b) above; and (d) any other Person which is required to be aggregated with Borrower pursuant to regulations promulgated under Section 414(o) of the Internal Revenue Code.
          “Event of Default” means any of the occurrences set forth in Section 11.01 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 11.01.
          “Executive Orders” is defined in Section 6.01(ee).
          “Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 19, 2005, among Borrower, NMHG, NACCO UK and NACCO Netherlands as “Borrowers”, the financial institutions from time to time party thereto as “Lenders”, the financial institution from time to time party thereto as “Issuing Bank”, and CNAI as “Administrative Agent” (together with its successors and assigns, the “ECA Agent”), as amended, restated, supplemented or otherwise modified from time to time in compliance with the Intercreditor Agreement, and including any refinancings thereof so long as such refinancing is taken as a whole on terms no less favorable to Borrower and its Subsidiaries, than the Existing Credit Agreement at the time of such refinancing, and so long as the Indebtedness and Liens of such Refinancing are separately permitted hereunder.
          “Existing Credit Agreement Documents” means the “Loan Documents” under, and as defined in, the Existing Credit Agreement, as amended, restated, supplemented and otherwise modified from time to time in compliance with the Intercreditor Agreement.
          “Fair Market Value” means, with respect to any asset, the value of the consideration obtainable in a sale of such asset in the open market, assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time, each having reasonable knowledge of the nature and characteristics of such asset, neither being under any compulsion to act, and, if in excess of $10,000,000, as determined (a) in good faith by the Board of Directors of Borrower and (b) in an appraisal of such asset, provided that such appraisal was performed relatively contemporaneously with such sale by an independent third party appraiser and the basic assumptions underlying such appraisal have not materially changed since the date thereof.
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.
          “Fee Letter” means that certain fee letter dated December 16, 2005, between Borrower and Sole Lead Arranger, as amended, restated, supplemented and otherwise modified from time to time.
          “Financial Covenant Debt” means, with respect to NMHG Holding and its Subsidiaries, at any time, without duplication, (a) all indebtedness, obligations or other liabilities
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of such Persons (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) in respect of obligations (A) to redeem, repurchase or exchange for cash any Securities of any such Person or (B) to pay cash dividends (or equivalent cash distributions) in respect of any Capital Stock (but only to the extent such dividends have been declared), (iii) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (iv) in respect of the principal component of Capital Lease Obligations, (v) which are Accommodation Obligations required by GAAP to be classified as debt, or (vi) under conditional sale or other title retention agreements relating to property purchased by any such Person; (b) all indebtedness, obligations or other liabilities of such Persons or others secured by a Lien on any property of any such Person, whether or not such indebtedness, obligations or liabilities are assumed by any such Person, all as of such time; (c) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (d) to the extent required by GAAP to be classified as debt, all contingent Contractual Obligations.
          “Financial Institution” means (a) any Financing Affiliate, (b) any financial institution listed on Schedule 1.01.6, (c) solely with respect to Lease Finance Transactions to which the Australian Subsidiaries are a party, any financial institution and (d) in all other cases, any financial institution from time to time approved by the Administrative Agent.
          “Financial Officer” means the chief executive officer, chief financial officer, the treasurer, the controller or principal accounting officer of Borrower, or any other financial officer identified and reasonably acceptable to the Administrative Agent.
          “Financial Statements” means (a) statements of income and retained earnings, statements of cash flow, and balance sheets, (b) such other financial statements as NMHG Holding and its Subsidiaries shall routinely and regularly prepare and (c) such other financial statements as the Administrative Agent or the Requisite Lenders may from time to time reasonably specify.
          “Financing Affiliate” means NFS or any other Affiliate of Borrower party to a Financing Agreement pursuant to clause (b) of the definition thereof.
          “Financing Agreements” means (a) the International Operating Agreement, dated April 15, 1998, between NMHG and General Electric Capital Corporation, (b) the Restated and Amended Joint Venture and Shareholders Agreement, dated April 15, 1998, between NMHG and General Electric Capital Corporation and (c) any agreement or program entered into with a Financial Institution on substantially the same terms as the International Operating Agreement referred to in clause (a) above or otherwise as consented to by the Administrative Agent, such consent not to be unreasonably withheld, as any of the same may be (x) renewed, amended or restated from time to time on substantially the same terms or otherwise as consented to by the Administrative Agent, such consent not to be unreasonably withheld or (y) replaced from time to time as consented to by the Administrative Agent, such consent not to be unreasonably withheld.
          “First Lien Collateral” means all Property of Credit Parties constituting Equipment, Real Property, fixtures or improvements thereon and Proceeds thereof, and any Property of Credit Parties and their Subsidiaries not constituting Second Lien Collateral.
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          “Fiscal Year” means the fiscal year of NMHG Holding, which shall be the 12-month period ending on December 31 of each calendar year.
          “Fixed Charge Coverage Ratio” means, with respect to any period, the ratio of (a) Adjusted EBITDA for such period minus Capital Expenditures for such period to (b) Scheduled Principal Payments for such period plus Consolidated Interest Expense for such period.
          “Fixed Rate” means, with respect to any Interest Period applicable to a Borrowing of Fixed Rate Loans, an interest rate per annum in effect on the relevant Fixed Rate Determination Date, obtained by dividing:
     (a) the interest rate per annum equal to (A) the offered quotations for deposits in Dollars for a period comparable to the relevant Interest Period which appears on Dow Jones Markets Service (formerly known as Telerate) Page 3750 or Dow Jones Markets Service Page 3740 (as appropriate) (or such other page as may replace Page 3750 or Page 3740, as applicable, or the service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in Dollars) at or about 11:00 a.m. (London time) on the applicable Fixed Rate Determination Date; or (B) if no such interest rate determined under clause (A) is available, the arithmetic mean (rounded upward to the nearest one-sixteenth of one percent (0.0625%)) of the interest rates, as supplied to Citibank at its request, quoted by the “London Reference Banks” to leading banks in the London interbank market at or about 11:00 a.m. (London time) on the applicable Fixed Rate Determination Date for the offering of deposits in Dollars for a period comparable to the relevant Interest Period, by
     (b) a percentage equal to (i) 100% minus (ii) the Reserve Percentage in effect on the relevant Fixed Rate Determination Date. The Fixed Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.
For purposes of this definition, “Reserve Percentage” means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding five billion Dollars in respect of “Eurocurrency Liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Fixed Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents). The Administrative Agent shall provide to Borrower, upon the reasonable request of Borrower, an explanation of any Reserve Percentage used in the determination of the Fixed Rate.
          “Fixed Rate Affiliate” means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender’s name under the heading “Fixed Rate Affiliate” on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or
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such Affiliate of a Lender as it may from time to time specify by written notice to Borrower and the Administrative Agent.
          “Fixed Rate Determination Date” means, with respect to a Borrowing of Fixed Rate Loans, the second Business Day prior to the first day of the Interest Period for any such Borrowing.
          “Fixed Rate Interest Payment Date” means (a) with respect to any Fixed Rate Loan, the last day of each Interest Period applicable to such Loan and (b) with respect to any Fixed Rate Loan having an Interest Period in excess of three (3) calendar months, the last day of each three (3) calendar month interval during such Interest Period.
          “Fixed Rate Lending Office” means, with respect to any Lender, the office or offices of such Lender (if any) set forth below such Lender’s name under the heading “Fixed Rate Lending Office” on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such office or offices of such Lender as it may from time to time specify by written notice to Borrower and the Administrative Agent.
          “Fixed Rate Loans” means all Loans which bear interest at a rate determined by reference to the Fixed Rate as provided in Section 4.01(a).
          “Floating Rate” means, for any period applicable to any Floating Rate Loan, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:
     (a) the rate of interest announced publicly by Citibank in New York, New York from time to time, as Citibank’s base rate; and
     (b) the sum (adjusted to the nearest one quarter of one percent (0.25%) or, if there is no nearest one quarter of one percent (0.25%), to the next higher one quarter of one percent (0.25%)) of (i) one half of one percent (0.50%) per annum plus (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday (or, if such day is not a Business Day, on the next preceding Business Day) by Citibank on the basis of such rates reported by certificate of deposit dealers to, and published by, the Federal Reserve Bank of New York, or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three (3) New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month Dollar nonpersonal time deposits in the United States, plus (iii) the average during such three-week period of the
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annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of Citibank in the United States.
          “Floating Rate Loans” means all Loans denominated in Dollars which bear interest at a rate determined by reference to the Floating Rate as provided in Section 4.01(a).
          “Foreign Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees or former employees of Borrower or any of its Subsidiaries or any employee benefit plan in relation to which Borrower or any of its Subsidiaries has a liability or potential liability, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.
          “Foreign Pension Plan” means any Foreign Employee Benefit Plan which is a pension plan as defined in Section 3(2) of ERISA but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA and which under applicable local law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained by a foreign Governmental Authority.
          “Foreign Subsidiary” means any Subsidiary of NMHG Holding that is not a Domestic Subsidiary.
          “Foreign Working Capital Guaranty” means that certain Guaranty dated as of May 9, 2002, executed and delivered to Citibank by Borrower, NACCO Materials Handling Group, Inc., NACCO Materials Handling Limited and NACCO Materials Handling B.V., as amended, restated, supplemented and otherwise modified from time to time.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans of the type contemplated by this Agreement and similar extensions of credit in the ordinary course of its business.
          “Funding Account” means each account of the Administrative Agent into which fundings of Loans shall be made, as notified to the Lenders from time to time.
          “Funding Date” means the date of the funding of the Loans.
          “GAAP” means generally accepted accounting principles (in the United States except as otherwise specified in this Agreement) set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the Closing Date (unless otherwise specified herein as in effect on another date or dates).
          “General Intangibles” means, with respect to any Person, all of such Person’s present and future general intangibles (as defined in the Uniform Commercial Code).
Credit Agreement

          “Global Design and Product Development Program” means the proposed program of Credit Party Entities involving the design, development and launch of a new range of internal combustion powered fork lift trucks and the restructuring of fabrication, manufacturing and assembly operations of Credit Party Entities to accommodate the production of such new fork lift trucks.
          “Governmental Authority” means any nation or government, any federal, state, province, territory, regional, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guarantor” means NMHG Holding, Hyster-Yale, and each Domestic Subsidiary which is (a) designated on Schedule 1.01.1 or (b) required under Section 9.07(b) to be a party to a Guaranty.
          “Guaranty” means (a) the Guaranty dated as of the Closing Date duly executed and delivered to the Administrative Agent by each of the Guarantors with respect to the Obligations, substantially in the form and substance of Exhibit D attached hereto, and (b) each Guaranty, substantially in the form and substance of Exhibit D attached hereto, required to be executed and delivered by a Domestic Subsidiary pursuant to Section 9.07, as each of the same may be further amended, supplemented or otherwise modified from time to time.
          “Holder” means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Administrative Agent and each Lender.
          “Hyster-Yale” means Hyster-Yale Materials Handling, Inc, a Delaware corporation, together with its successors and assigns.
          “Impairment Adjustment” means, for any period, impairment loss as determined in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144.
          “Indebtedness” means, as applied to any Person, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any past due accrued interest, fees and charges relating thereto, (ii) in respect of obligations (A) to redeem, repurchase or exchange for cash any Securities of such Person or (B) to pay cash dividends (or equivalent cash distributions) in respect of any Capital Stock (but only to the extent such dividends have been declared), (iii) with respect to letters of credit issued for such Person’s account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, (vi) which are Accommodation Obligations, (vii) under warranties and indemnities; or (viii) under conditional sale or other title retention agreements relating to property purchased by such Person; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) the fair market value, as
Credit Agreement

determined in accordance with GAAP, of all indebtedness, obligations or other liabilities of such Person in respect of Interest Rate Contracts and Currency Agreements, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (e) all contingent Contractual Obligations with respect to any of the foregoing.
          “Indemnified Matter” is defined in Section 14.03.
          “Indemnitee” is defined in Section 14.03.
          “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of Borrower.
          “Information Memorandum” means the information memorandum dated February 24, 2006, used by the Sole Lead Arranger in connection with the syndication of the Commitments.
          “ING Working Capital Line” means that certain unsecured working capital facility in a principal amount not to exceed 7,000,000 euros provided by ING Bank N.V. to NACCO Netherlands pursuant to that certain letter dated January 14, 2000, between ING Bank N.V. and NACCO Netherlands, as the same may be refinanced or replaced, provided that such refinancing or replacement is, taken as a whole, on terms no less favorable to NACCO Netherlands than the terms of the ING Working Capital Line prior to such replacement or refinancing; provided, further that if such refinancing or replacement is in an aggregate principal amount greater than 7,000,000 euros, any excess amounts shall only be permitted as allowed in accordance with Section 9.01(s).
          “Initial Projections” means the financial projections presented to the Administrative Agent on February 23, 2006, with respect to NMHG Holding and its Subsidiaries, attached as Exhibit E hereto.
          “Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date, among Credit Parties, Administrative Agent and ECA Agent, as amended, restated, supplemented and otherwise modified from time to time.
          “Interest Period” is defined in Section 4.02(a).
          “Interest Rate Contract” means any interest rate exchange, swap, collar, future, protection, cap, floor or similar agreements providing interest rate protection.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.
          “Inventory” means, with respect to any Person, all of such Person’s present and future (a) inventory (as defined in the Uniform Commercial Code), (b) goods, merchandise and other personal Property furnished or to be furnished under any contract of service or intended for
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sale or lease, and all goods consigned by such Person and all other items which have previously constituted Equipment but are then currently being held for sale or lease in the ordinary course of such Person’s business, (c) raw materials, work-in-process and finished goods, (d) materials and supplies of any kind, nature or description used or consumed in such Person’s business or in connection with the manufacture, production, packing, shipping, advertising, finishing or sale of any of the Property described in clauses (a) through (d) above, (e) goods in which such Person has a joint or other interest to the extent of such Person’s interest therein or right of any kind (including, without limitation, goods in which such Person has an interest or right as consignee), and (f) goods which are returned to or repossessed by such Person; in each case whether in the possession of such Person, a bailee, a consignee, or any other Person for sale, storage, transit, processing, repair, use or otherwise, and any and all documents for or relating to any of the foregoing.
          “Investment” means, with respect to any Person, (a) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by, any other Person, (b) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person, (c) any loan, advance (other than prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business), or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) any accounts (including, without limitation, any such deposit, cash collateral and investment accounts) with banks or other financial institutions. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.
          “IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.
          “Italian Receivables Seller” means NACCO Materials Handling S.p.A. (f/k/a NACCO Materials Handling S.R.L.), a joint stock company incorporated under the laws of Italy, registered with the Register of Enterprises of Modena under No. 14801.
          “Knowledge” (and the related term “Know”) means, with respect to Borrower’s knowledge, the knowledge of a Financial Officer of Borrower.
          “Lease Finance Transaction” means a transaction under which: (a) Borrower or any Borrower Subsidiary sells a lift truck to a Financial Institution, (b) such Financial Institution, as lessor, enters into an Operating Lease with respect to such lift truck with Borrower or any Borrower Subsidiary, as lessee, and (c) Borrower or such Borrower Subsidiary, as the case may be, as lessor, enters into an Operating Lease with respect to such lift truck with a customer, as lessee.
          “Leases” means those leases, tenancies or occupancies entered into by Borrower or any of Borrower’s respective Subsidiaries, as tenant, sublessor or sublessee either directly or as the successor in interest to Borrower or any Affiliates of Borrower.
Credit Agreement

          “Lender” means, (a) as of the Closing Date each institution which is a signatory hereto as a “Lender”, and (b) at any other given time each other institution which is a party hereto as a Lender, whether as a signatory hereto or pursuant to an Assignment and Acceptance.
          “Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) an amount equal to (i) Financial Covenant Debt at such date, minus (ii) Unrestricted Cash On Hand at such date to (b) Adjusted EBITDA for the four-fiscal-quarter period then ending.
          “Liabilities and Costs” means all liabilities, obligations, responsibilities, losses, damages, punitive damages, economic damages, consequential damages, treble damages, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs and fees associated with any investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, including interest, if any, thereon, including, without limitation, those arising from personal injury, death, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, easement, lien (statutory or other, and including, without limitation, any Environmental Lien), preference, priority, title retention or other security agreement or preferential arrangement (including, without limitation, any negative pledge arrangement, restrictive covenant on Real Property and any agreement to provide equal and ratable security) of any kind or nature whatsoever in respect of any property of a Person intended to assure payment of any Indebtedness, obligation or other liability, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a “true” lessor pursuant to the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction, but does not include the interest of a lessor under an Operating Lease.
          “Lift Truck Financing Guarantee” means guarantees or repurchase or recourse obligations of a Credit Party, incurred in the ordinary course of business consistent with past practice, of Indebtedness incurred by a dealer or customer of a dealer, for the purchase or lease of lift trucks substantially all of which are manufactured or sold by a Credit Party, the proceeds of which Indebtedness is used by such dealer or customer primarily to pay the purchase price of such lift trucks and any related reasonable fees and expenses (including financing fees); provided, however, that (a)(i) with respect to lift trucks located in the United States, the Indebtedness so guaranteed is secured by a perfected first priority Lien on such lift trucks in favor of the holder of Indebtedness or a Credit Party and (ii) with respect to lift trucks located outside of the United States, the Indebtedness so guaranteed is secured by a Lien or other similar security interest to the extent commercially practicable in the jurisdiction in which such lift trucks are located and (b) if any Credit Party is required to make payment with respect to such guaranty, such Credit Party will have the right to either (i) the title to such lift trucks, (ii) a valid assignment of a perfected first priority Lien or other similar security interest in the lift trucks or (iii) the net proceeds of any resale of such lift trucks.
Credit Agreement

          “Lists” is defined in Section 6.01(ee).
          “Loan Documents” means this Agreement, the Notes, the Guaranty, the Security Documents, the Proposal Letter, the Fee Letter, the Collection Account Agreements, and the other instruments, agreements and written Contractual Obligations executed or delivered pursuant to Section 5.01(a) of this Agreement by any Credit Party or Pledged Entity, all other instruments, agreements and written Contractual Obligations between any Credit Party or Pledged Entity, on the one hand, and any of the Administrative Agent or the Lenders, on the other hand, in each case delivered to either the Administrative Agent or such Lender before, on or after the Closing Date pursuant to or in connection with the transactions (including, without limitation, the cash management arrangements) contemplated by this Agreement, and all other agreements or instruments executed and delivered or to be executed and delivered pursuant hereto or thereto or in connection herewith or therewith or any of the transactions contemplated hereby or thereby, as any of the same may be amended, supplemented or otherwise modified from time to time.
          “Loans” is defined in Section 2.01(a).
          “Lockboxes” means, collectively, the lockboxes established at the Collection Account Banks for collection of payments in respect of Receivables or other Collateral.
          “Management Agreement” means any agreement pursuant to which any Person has any right or obligation to manage any Mortgaged Property on behalf of or for the benefit of any Credit Party.
          “Margin Stock” means “margin stock” as such term is defined in Regulation U.
          “Material Adverse Effect” means a material adverse effect upon (a) the condition (financial or otherwise), performance, properties or prospects of Borrower, or Borrower and its Subsidiaries taken as a whole, or Credit Parties and their Subsidiaries taken as a whole, (b) the ability of any of the Credit Parties to perform their respective obligations under the Loan Documents or (c) the ability of the Lenders or the Administrative Agent to enforce any of the Loan Documents.
          “MIS” means computerized management information system for recording and maintenance of information regarding purchases, sales, aging, categorization, and locations of Inventory, creation and aging of Receivables, and accounts payable (including agings thereof).
          “Mortgaged Properties” means the Property encumbered by, and more particularly described in, the Mortgages.
          “Mortgages” means the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust and other real estate security documents made or required herein to be made by any Credit Party, in each case in form and substance reasonably satisfactory to the Administrative Agent and as may be amended, restated, supplemented and otherwise modified from time to time.
Credit Agreement

          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by Borrower or any ERISA Affiliate.
          “NACCO Materials Handling S.p.A.” means the Italian Receivables Seller.
          “NACCO Netherlands” means NACCO Materials Handling B.V., a private company with limited liability incorporated under the laws of the Netherlands having its corporate seat in Nijmegen.
          “NACCO UK” means NACCO Materials Handling Limited (company number 0236775), incorporated under the laws of England and Wales.
          “Net Cash Proceeds of Issuance of Indebtedness” means net cash proceeds (including cash, equivalents readily convertible into cash, and such proceeds of any notes received as consideration or any other non-cash consideration) received by any Credit Party at any time after the Closing Date on account of the issuance of Indebtedness (other than Indebtedness permitted under Section 9.01) of any Credit Party, or any direct Subsidiary of Borrower, in each case net of all transaction costs and underwriters’ discounts with respect thereto.
          “Net Cash Proceeds of Sale” means, (a) proceeds received by any Credit Party in cash (including cash, equivalents readily convertible into cash, and such proceeds of any notes received as consideration of any other non-cash consideration) from the sale, assignment or other disposition of any Property (including any Sale and Leaseback Transaction but not the lease or license of any Property), other than sales permitted under clauses (a), (c), (d), (e), and (f) of Section 9.02, net of (i) the costs of sale, assignment or other disposition, (ii) any income, franchise, transfer or other tax liability arising from such transaction and (iii) amounts applied to the repayment of Indebtedness (other than the Obligations) secured by a Lien permitted by Section 9.03 on the asset disposed of, if such net proceeds arise from any individual sale, assignment or other disposition or from any group of related sales, assignments or other dispositions; (b) proceeds which constitute or are deemed “Net Cash Proceeds of Sale” under, and as defined in, the Existing Credit Agreement; and (c) to the extent provided in Section 8.13), proceeds of insurance on account of the loss of or damage to any such Property or Properties, and payments of compensation for any such Property or Properties taken by condemnation or eminent domain.
          “Net Indebtedness” means (a) the outstanding principal amount of “Loans” under, and as defined in, the Existing Credit Agreement less (b) Unrestricted Cash On Hand of the Credit Party Entities.
          “NFS” means NMHG Financial Services, Inc., a Delaware corporation in which NMHG holds a minority interest.
          “NMHG” means NACCO Materials Handling Group, Inc., a Delaware corporation.
Credit Agreement

          “NMHG Holding” means NMHG Holding Co., a Delaware corporation, together with its successors and assigns.
          “NMHG Holding Company Merger” means the merger or consolidation of NMHG Holding with and into Hyster-Yale or Borrower, in each case in accordance with Section 9.09.
          “NMHG Mauritius Entities” means NMHG Mauritius, Shanghai Hyster Forklift Ltd., Shanghai Hyster International Trading Co., Ltd. and Hyster (H.K.) Limited.
          “Non Pro Rata Funding” is defined in Section 3.02(b)(iv).
          “Notes” means one or more promissory notes payable to the Lenders evidencing Borrower’s Obligations to repay the Loans made to Borrower, substantially in the form and substance of Exhibit F attached hereto.
          “Notice of Borrowing” means a notice substantially in the form of Exhibit G attached hereto.
          “Notice of Continuation/Conversion” means a notice substantially in the form of Exhibit H attached hereto.
          “NPL” is defined in Section 6.01(o).
          “Obligations” means, to the extent arising hereunder, under the Notes or under any other Loan Document, all Loans, all advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to the Administrative Agent, any Lender, any Affiliate of the Administrative Agent, any Lender, or any Person entitled to indemnification pursuant to Section 14.03, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money and shall include, without limitation, (i) all liability of Borrower for principal of and interest on the Loans or under the Notes, (ii) all liability of each Guarantor under any guaranty of the Obligations to which it is a party and (iii) all liability of each Credit Party under the Loan Documents for any fees, expense reimbursements and indemnifications. The term includes, without limitation, all interest, charges, foreign exchange costs, expenses, fees, attorneys’ fees and disbursements and any other sum chargeable to any Credit Party hereunder or under any other Loan Document (other than any Credit Party’s Dutch Parallel Debts).
          “Obligee” means any Lender or any Holder, and “Obligees” means, collectively, the Lenders and the Holders.
          “OFAC” is defined in Section 6.01(ee).
          “OFAC Laws and Regulations” is defined in Section 6.01(ee).
          “Officer’s Certificate” means, as to a corporation, a certificate executed on behalf of such corporation by an officer or director of such corporation and, with respect to any Credit Party, substantially in the form of Exhibit I attached hereto.
Credit Agreement

          “Operating Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.
          “Original Currency” is defined in Section 14.21.
          “Other Currency” is defined in Section 14.21.
          “Paid In Full”, “Pay In Full” and “Payment In Full” means, with respect to the Obligations of any Credit Party (other than, as of any date of payment, Obligations which are contingent and unliquidated and not then due and owing and which pursuant to Section 14.09, survive the making and repayment of the Loans and the termination of the Commitments hereunder), the indefeasible payment in full in cash of such Obligations.
          “Parent” means NACCO Industries, Inc., a Delaware corporation.
          “Parent Subordinated Indebtedness” means unsecured Indebtedness owing by any Credit Party Entity to the Parent and unsecured guaranties thereof by any Credit Party Entity; provided that any such Indebtedness or guaranty issued by a Credit Party shall be subordinated in right of payment to the Obligations and otherwise on terms and conditions satisfactory to the Administrative Agent; provided, further, that, in the event that any Credit Party Entity which is not a Credit Party guaranties or becomes jointly and severally liable for any Parent Subordinated Indebtedness issued by any Credit Party, such Credit Party Entity, as a condition of issuing such guaranty or becoming jointly and severally liable for such Indebtedness, shall become a Guarantor.
          “Participant” is defined in Section 14.01(g).
          “Patent Security Agreements” means (a) the Patent Security Agreement dated as of the Closing Date by and between the Credit Parties and the Administrative Agent substantially in the form of Exhibit N attached hereto, and (b) each Patent Security Agreement required to be delivered by a Credit Party Entity pursuant to Section 9.07, substantially in the form of Exhibit N, as each of the same may be further amended, supplemented or otherwise modified from time to time.
          “PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.
          “Permits” means any permit, approval, authorization, license, variance, exemption, no-action letter or permission required from a Governmental Authority under an applicable Requirement of Law.
          “Permitted Encumbrances” means (a) the Mortgages and the other Liens pursuant to the Loan Documents in favor of Lenders, (b) the items shown in Schedule B to the Title Policies as of the Closing Date, (c) future Liens for property taxes and assessments not then delinquent, (d) easements, licenses or restrictive covenants provided in the ordinary course of business which are reasonably necessary for the continued use, enjoyment, access to or operation of the applicable Mortgaged Property or which do not interfere with such Credit Party Entity’s conduct of its ordinary course of business or materially adversely impact its use of such
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Mortgaged Property and (e) any other Lien to which Administrative Agent may expressly consent in writing in the exercise of its reasonable discretion.
          “Permitted Existing Accommodation Obligations” means those Accommodation Obligations of Credit Party Entities identified as such on Schedule 1.01.2.
          “Permitted Existing Indebtedness” means the Indebtedness of Credit Party Entities and identified as such on Schedule 1.01.3.
          “Permitted Existing Investments” means those Investments identified as such on Schedule 1.01.4.
          “Permitted Existing Liens” means the Liens on assets of Credit Party Entities identified as such on Schedule 1.01.5.
          “Permitted Holders” means, collectively, the parties to the Stockholders’ Agreement, dated as of March 15, 1990, as amended from time to time, by and among National City Bank, (Cleveland, Ohio), as depository, the Participating Stockholders (as defined therein) and the Parent; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholder’s Agreement shall be such definition in effect on the Closing Date.
          “Person” means any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any Governmental Authority.
          “Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.
          “Platform” is defined in Section 14.25(b).
          “Pledge Agreements” means (a) the Pledge Agreement dated as of the Closing Date, by and between each Credit Party and the Administrative Agent, substantially in the form and substance of Exhibit J attached hereto, (b) that certain Share Mortgage, dated as of the Closing Date, between NMHG and Administrative Agent regarding shares of NMHG Australia Holding Pty Ltd, an Australian company, National Fleet Network Pty Limited, an Australian company and NMHG Australia Holding Pty Ltd, an Australian company, (c) that certain Quota Pledge Agreement, dated as of the Closing Date, between NMHG and Administrative Agent regarding shares of NACCO Materials Handling Group Brasil Ltda., a limited liability quota company incorporated under the laws of the Federative Republic of Brazil, (d) that certain Charge Over Shares, dated as of the Closing Date, between NMHG and the Administrative Agent regarding shares of NACCO Materials Handling Group, Ltd., a company incorporated under the laws of England and Wales, (e) that certain Pledge Agreement, dated as of the Closing Date, between NMHG and the Administrative Agent regarding shares of NMHG Mexico S.A. de C.V., (f) those certain Agreements and Deeds of Pledge, dated March 22, 2006, by NMHG to
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Administrative Agent regarding shares in the capital of N.M.H. Holding B.V. and NMHG Distribution B.V., and (g) all other pledge agreements executed by any Credit Party Entity in accordance with Section 9.07, as each of the same may be further amended, supplemented or otherwise modified from time to time.
          “Pledged Entity” means Hyster-Yale, Borrower and each Credit Party Entity all or a portion of the Capital Stock of which has been or is required to be pledged pursuant to a Pledge Agreement in accordance with the terms of this Agreement.
          “Pro Forma” means the unaudited pro forma opening balance sheet of NMHG and its Subsidiaries attached hereto as Exhibit K, prepared in accordance with GAAP, dated as of December 31, 2005, and giving effect to the extensions of credit contemplated hereby.
          “Pro Rata Share” means with respect to any Lender, the percentage obtained by dividing (i) such Lender’s Commitment at such time by (ii) the aggregate amount of all Commitments at such time; provided, however, if all of the Commitments are terminated pursuant to the terms hereof or if the Funding Date has occurred, then “Pro Rata Share” means the percentage obtained by dividing (x) the aggregate amount of such Lender’s Credit Facility Outstandings by (y) the aggregate amount of all Credit Facility Outstandings.
          “Process Agent” is defined in Section 14.17.
          “Property” means any Real Property or personal property, plant, building, facility, structure, underground storage tank or unit, Equipment, Inventory, General Intangible, Receivable, or other asset owned, leased or operated by Borrower or any of its Subsidiaries, as applicable (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).
          “Proposal Letter” means the Proposal Letter dated December 16, 2005, between Sole Lead Arranger and Borrower, as amended, restated, supplemented and otherwise modified from time to time.
          “Purchase Money Liens” is defined in Section 9.01(d).
          “Real Property” means, with respect to any Person, all of such Person’s present and future right, title and interest (including, without limitation, any leasehold estate) in real property.
          “Receivables” means, with respect to any Person, all of such Person’s present and future (a) accounts (as defined in the Uniform Commercial Code), (b) accounts receivable, (c) rights to payment for goods sold or leased or for services rendered, whether or not earned by performance, (d) all chattel paper, (e) all rights in any merchandise or goods which any of the same may represent, and (f) all rights, title, security, insurance, letters of credit, guaranties and other supporting obligations with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.
          “Receivables Sale Agreements” shall mean (a) the agreements between NACCO Netherlands and NACCO UK providing for the daily sale and assignment of all Receivables
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originated by NACCO Netherlands to NACCO UK and (b) the agreements, if any, between NACCO Materials Handling S.R.L. (or a successor thereto) and NACCO UK providing for the daily sale and assignment of all Receivables originated by NACCO Materials Handling S.R.L. (or such successor) to NACCO UK, in each case, in form and substance satisfactory to the Administrative Agent.
          “Receivables Subsidiary” means a wholly-owned Subsidiary of NACCO UK that is structured to be “bankruptcy remote” and that engages in no activities other than in connection with the purchase and financing of Receivables from one or more of the Foreign Subsidiaries and execution, delivery and performance of the Loan Documents and transactions contemplated thereby.
          “Register” is defined in Section 14.01(c).
          “Regulation A” means Regulation A of the Federal Reserve Board as in effect from time to time.
          “Regulation D” means Regulation D of the Federal Reserve Board as in effect from time to time.
          “Regulation U” means Regulation U of the Federal Reserve Board as in effect from time to time.
          “Regulation X” means Regulation X of the Federal Reserve Board as in effect from time to time.
          “Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds of Sale received by any Credit Party in connection therewith that are not applied to prepay the Obligations pursuant to Section 3.01(b)(i) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event” means any disposition permitted under Section 9.02 with respect to which Net Cash Proceeds of Sale are received by any Credit Party or any event with respect to which proceeds of insurance or payments of compensation for Property taken by condemnation or eminent domain are received by any Credit Party that constitute Net Cash Proceeds of Sale.
          “Reinvestment Notice” means a written notice executed by an officer of Borrower stating that no Default or Event of Default has occurred and is continuing and that Borrower or another Credit Party intends and expects to use all or a specified portion of the Net Cash Proceeds of Sale to acquire Additional Assets.
          “Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event in respect of which Borrower has delivered a Reinvestment Notice, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire Additional Assets.
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          “Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event and (b) the date on which the applicable Credit Party shall have determined not to acquire Additional Assets with all or any portion of the relevant Reinvestment Deferred Amount.
          “Related Business” means any business in which any Credit Party Entity was engaged on the Closing Date and any business related, ancillary or complementary to any business of any Credit Party Entity in which any Credit Party Entity was engaged on the Closing Date or a reasonable extension, development or expansion of the business in which any Credit Party Entity was engaged as of the Closing Date.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Release” means any active or passive release, spill, emission, leaking, pumping, injection, deposit, disposal, pouring, dumping, abandonment, discards of barrels, containers or other receptacles, including the active or passive discharge, dispersal, leaching or migration of Contaminants into the indoor or outdoor environment or into or out of any Property.
          “Relevant Person” means each of (a) Borrower, (b) until an NMHG Holding Company Merger, NMHG Holding, (c) after an NMHG Holding Company Merger where Hyster-Yale is the surviving entity, Hyster-Yale, and (d) prior to a Restructuring, Parent.
          “Remedial Action” means actions required to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (b) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (c) investigate and determine if a remedial or other response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.
          “Rents” means all income, rents, issues, profits, revenues (including all oil and gas or other mineral royalties and bonuses), deposits (other than utility and security deposits) and other benefits from the Mortgaged Properties.
          “Replacement Proceeds” means the amount of (a) proceeds of insurance paid on account of the loss of or damage to any Property and awards of compensation for Property taken by condemnation or eminent domain constituting Reinvestment Deferred Amounts and (b) insurance paid on account of a business interruption occurrence to the extent actually used in the restoration or conduct of the business interrupted.
          “Reportable Event” means any of the events described in Section 4043 of ERISA excluding those events for which the requirement of notice has been waived by the PBGC.
          “Required Evidence of Insurance” is defined in Section 8.05.
          “Requirements of Law” means, as to any Person, the charter and bylaws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case
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applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Internal Revenue Code, the Securities Act, the Securities Exchange Act, Regulations U and X, ERISA, the Fair Labor Standards Act and any similar statute of any foreign government or any political subdivision thereof and any certificate of occupancy, zoning ordinance, building, or land use requirement or Permit or labor or employment rule or regulation, including Environmental, Health or Safety Requirements of Law.
          “Requisite Lenders” means, at any time, the Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Credit Facility Outstandings are at least fifty-one percent (51%) (excluding Defaulting Lenders and their Affiliates who are Lenders from the calculation).
          “Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of, or interests in, any class of Capital Stock of any Credit Party or any of its Subsidiaries now or hereafter outstanding, except a dividend (or equivalent distribution) payable solely in (i) shares of, or options or warrants (which do not contain put or call rights) with respect to, that class of stock and/or (ii) shares of any class of stock which is junior to that class of stock, provided that such shares do not constitute Indebtedness, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of, or interests in, any class of Capital Stock of any Credit Party or any of its Subsidiaries now or hereafter outstanding, (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of, or interests in, any class of Capital Stock of any Credit Party or any of its Subsidiaries now or hereafter outstanding, (d) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to any Indebtedness which by its terms is subordinated to the Obligations, including, without limitation, Parent Subordinated Indebtedness, and (e) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to (i) the Senior Notes, (ii) the ING Working Capital Line or (iii) Indebtedness arising from intercompany loans between Borrower or any Credit Party Entity and any Credit Party Entity.
          “Restructuring” means one or more transactions which wouldn’t cause a Change of Control with respect to any Relevant Person other than the Parent, the result of which is that the Parent no longer owns any Capital Stock issued by NMHG Holding, Hyster-Yale, or Borrower.
          “Sale and Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person and is thereafter leased back from the purchaser thereof by such Person.
          “Scheduled Principal Payments” means, for any period, the sum of the amounts for such period of scheduled payments of principal on the Indebtedness of NMHG and its Subsidiaries (including the principal component of Capital Lease obligations).
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          “Second Lien Collateral” means all Property of each Credit Party and its Subsidiaries in which a Lien is granted in favor of the ECA Agent under the Existing Credit Agreement Documents as of the Closing Date, including accounts, Receivables, deposit accounts, Bank Accounts, chattel paper, instruments, investment property, Inventory, General Intangibles, documents, commercial tort claims and proceeds thereof but excluding Equipment, Real Property, fixtures or improvements thereon and proceeds thereof.
          “Securities” means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Security Agreement” means (a) the Security Agreement dated as of the Closing Date by and between the Credit Parties and the Administrative Agent, substantially in the form and substance of Exhibit L attached hereto, and (b) each Security Agreement executed and delivered by a Domestic Subsidiary pursuant to Section 9.07, substantially in the form and substance of Exhibit L attached hereto, as each of the same may be further amended, supplemented or otherwise modified from time to time.
          “Security Documents” means the Pledge Agreements, the Security Agreements, the Trademark Security Agreements, the Patent Security Agreements, the Mortgages, the Collection Account Agreements, and any other agreement, document or instrument that creates a Lien on Property of a Credit Party in favor of any Holder, in each case, together with all amendments, restatements, supplements or modifications thereto.
          “Senior Note Indenture” means that certain Indenture between NMHG Holding, each of the Guarantors and U.S. Bank National Association as trustee, dated as of May 9, 2002.
          “Senior Notes” means the “Notes” and “Exchange Notes” under and as defined in the Senior Note Indenture.
          “Sole Bookrunner” is defined in the preamble.
          “Sole Lead Arranger” is defined in the preamble.
          “Solvent” means, when used with respect to any Person, that at the time of determination:
     (i) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including, without limitation, contingent liabilities); and
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     (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and
     (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and
     (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Spot Rate” means, as of any date of determination with respect to the conversion of an amount in the Original Currency to an Other Currency, the rate of exchange quoted by the Administrative Agent (or its Affiliate) in New York, New York, at 11:00 a.m. (New York time) on such date of determination to prime banks in New York, New York for the spot purchase in the foreign exchange market of such city of such amount of the Original Currency with such Other Currency.
          “Subsidiary” of a Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.
          “Surveys” means collectively, the certified ALTA/ACSM surveys of the Mortgaged Properties prepared by a registered surveyor, containing the form of survey or certification provided to Borrower by the Administrative Agent and in form and content reasonably satisfactory to the Administrative Agent and the company issuing the Title Insurance Policies for the Mortgaged Properties.
          “Syndication Agent” is defined in the preamble.
          “Taking” means a taking or voluntary conveyance during the term hereof of all or part of any Mortgaged Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting such Mortgaged Property or any portion thereof whether or not the same shall have actually been commenced.
          “Tax Sharing Agreement” means that certain Amended Tax Sharing Agreement, dated as of May 14, 1997, among the affiliated group of corporations, within the meaning of Section 1504(a) of the Internal Revenue Code of which the Parent is the common parent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Taxes” is defined in Section 3.04(a).
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          “Termination Date” means the earliest to occur of (x) the date of termination of the Commitments pursuant to the terms hereof, (y) the date on which the Obligations are declared due and payable hereunder pursuant to Section 11.02, and (z) March 21, 2013.
          “Termination Event” means (a) a Reportable Event with respect to any Benefit Plan; (b) the withdrawal of Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which Borrower or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the imposition of an obligation on Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA or, with respect to a Foreign Pension Plan, written notice to the trustees or fiduciaries of, or members in, such plan, or to a foreign Governmental Authority of an intent to terminate such Foreign Pension Plan; (d) the institution by the PBGC or any similar foreign Governmental Authority of proceedings to terminate a Benefit Plan or a Foreign Pension Plan; (e) any event or condition which would reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (f) a foreign Governmental Authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan; or (g) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan or a Foreign Pension Plan.
          “Title Insurance Policies” means a mortgagee’s title insurance policy or policies (i) issued by one or more title companies reasonably satisfactory to Administrative Agent which policy or policies shall be in form ALTA 1992 (with waiver of arbitration provisions) (with co-insurance or reinsurance as Administrative Agent may require reasonably satisfactory to Administrative Agent), naming Administrative Agent as the insured party for benefit of the Lenders, (ii) insuring the Mortgages as being a first and prior lien upon the Mortgaged Properties (subject to Permitted Encumbrances), (iii) showing no encumbrances against the Mortgaged Properties (whether junior or superior to the Mortgages) which are not acceptable to Administrative Agent other than Permitted Encumbrances, (iv) in an amount reasonably acceptable to Administrative Agent (but in the aggregate not more than the Loans), and (v) otherwise in form and content reasonably acceptable to Administrative Agent. Such Title Insurance Policy shall, unless waived by the Administrative Agent, include the following endorsements or affirmative coverages in form and substance reasonably acceptable to Administrative Agent, to the extent available in the jurisdictions in which the Mortgaged Properties are located: variable rate endorsement; survey endorsement; comprehensive endorsement; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; contiguity (if applicable) coverage; and such other endorsements as Administrative Agent shall reasonably require in order to provide insurance against specific risks identified by Administrative Agent in connection with the Mortgaged Properties. Notwithstanding anything in the foregoing to the contrary, policies accepted on the Closing Date or thereafter by Administrative Agent shall be deemed to contain the foregoing endorsement requirements.
          “Trademark Security Agreements” means (a) the Trademark Security Agreement dated as of the Closing Date by and between the Credit Parties and the Administrative Agent substantially in the form of Exhibit M attached hereto, and (b) each Trademark Security Agreement required to be delivered by a Credit Party Entity pursuant to Section 9.07,
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substantially in the form of Exhibit M, as each of the same may be further amended, supplemented or otherwise modified from time to time.
          “Underlying Debt” means, in relation to a Credit Party and at any given time, each amount (whether matured or not) owing by that Credit Party at that time to an Obligee under the Loan Documents (other than that Credit Party ‘s Dutch Parallel Debts).
          “Uniform Commercial Code” means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the creation, attachment, perfection, priority or enforcement of the Administrative Agents’ or Holder’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall include the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such creation, attachment, perfection, priority or enforcement and for purposes of definitions related to such provisions.
          “Unrestricted Cash On Hand” means, as of any date of determination, an amount equal to (a) the amount of immediately available cash and Cash Equivalents on deposit in Bank Accounts and other deposit accounts and securities accounts reported on the most recently delivered monthly Financial Statement, minus (b) all such cash and Cash Equivalents which is the subject of any Lien or right of setoff, whether directly, as proceeds of other property subject to a Lien or right of setoff, or otherwise (other than a Lien in favor of the Administrative Agent or a right of setoff with respect to Bank Accounts with respect to which the Administrative Agent has control (as defined in the Uniform Commercial Code)), minus (c) all such cash or Cash Equivalents which is held in any deposit or securities account which is subject to any Lien in favor of any Person other than the Administrative Agent.
          “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.
          “Voting Stock” means, with respect to any Person, shares, securities, limited liability company interests, general or limited partnership interests or other equivalents with respect to any class or classes of Capital Stock of such Person entitling any holder thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) (a) in the case of a corporation (or equivalent organization), to vote in the election of members of the board of directors (or the equivalent thereof) of such Person, (b) in the case of a limited liability company, to vote in the election of managers of such Person or to bind or otherwise act as agent for such Person, (c) in the case of a limited partnership, to vote on the admission of the general partner of such Person or to bind or otherwise act as agent for such Person or (iv) in the case of a general partnership, to bind or otherwise act as agent for such Person.
          1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days
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referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.
          1.03. Accounting Terms. Subject to Section 14.04, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.
          1.04. Other Definitional Provisions. References to the “preamble”, “Articles”, “Sections”, “subsections”, “Schedules” and “Exhibits” shall be to the preamble, Articles, Sections, subsections, Schedules and Exhibits, respectively, of and to this Agreement unless otherwise specifically provided. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          1.05. Other Terms. All other terms contained herein shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.
          1.06. Payments by Borrower. All payments made by Borrower in respect of the Obligations shall be made in Dollars.
ARTICLE II
AMOUNTS AND TERMS OF LOANS
          2.01. The Credit Facility.
          (a) Loans. Subject to the terms and conditions set forth herein, each Lender hereby severally and not jointly agrees to make term loans (each a “Loan”) in Dollars to Borrower in an amount of such Lender’s Commitment. The Loans shall be available for Borrowing simultaneously on one Business Day designated by Borrower during the period from the Closing Date to May 31, 2006 (the “Draw Period”). Amounts of Loans prepaid or repaid may not be reborrowed.
          (b) Notice of Borrowing in Respect of Term Loans. When Borrower desires to have the Loans made under clause (a) of this Section 2.01, it shall deliver to the Administrative Agent in a manner specified in Section 14.08 a signed Notice of Borrowing no later than 3:00 p.m. (New York time) at least five (5) Business Days in advance of the proposed Funding Date for such Borrowing, which Funding Date shall be a Business Day during the Draw Period. The Loans made under this Section 2.01 shall be made as Floating Rate Loans or Fixed Rate Loans as selected by Borrower and may thereafter be continued or converted into the manner provided in Section 4.01(c); provided, that no Fixed Rate Loans shall be made until the
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Commitments have been successfully syndicated (as determined by the Sole Lead Arranger). The Commitments shall terminate on May 31, 2006 if no Notice of Borrowing is made prior to the termination of the Draw Period or if the conditions precedent to such Borrowing set forth in Section 5.02 are not satisfied prior to the termination of the Draw Period.
          (c) Making of Loans.
          (i) In the event a Notice of Borrowing is delivered to the Administrative Agent pursuant to Section 2.01(b), the Administrative Agent shall promptly notify each Lender of the amount of the Borrowing. Each Lender shall deposit an amount equal to its Pro Rata Share of the amount of such Borrowing with the Administrative Agent in the Funding Account in immediately available funds in Dollars, not later than 3:00 p.m. (New York time) on the Funding Date. Subject to the fulfillment of the conditions precedent set forth in Section 5.01 and Section 5.02, the Administrative Agent shall make the proceeds of such amounts received by it available to Borrower at the Administrative Agent’s office in New York, New York on the Funding Date and shall disburse such proceeds to the Disbursement Account referred to in the Notice of Borrowing on the Funding Date.
          (ii) The failure of any Lender to deposit the amount described in clause (i) above with the Administrative Agent on the Funding Date shall not relieve any other Lender of its obligations hereunder to make its Loan on the Funding Date. No Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder nor shall the Commitment of any Lender be increased or decreased as a result of any such failure.
          (iii) Unless the Administrative Agent shall have been notified by any Lender prior to 2:00 p.m. (New York time) on the Funding Date in respect of the Borrowing of Loans that such Lender does not intend to fund its Loan requested to be made on the Funding Date, the Administrative Agent may assume that such Lender has funded its Loan and is depositing the proceeds thereof in the applicable Funding Account on the Funding Date, and the Administrative Agent in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to Borrower on the Funding Date. If the Loan proceeds corresponding to that amount are advanced to Borrower by the Administrative Agent but are not in fact deposited with the Administrative Agent by such Lender on or prior to the Funding Date, such Lender agrees to pay, and in addition Borrower agrees to repay, to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed to or for the benefit of Borrower until the date such amount is paid or repaid to the Administrative Agent at the interest rate applicable to Borrowing. If such Lender shall pay to the Administrative Agent the corresponding amount, the amount so paid shall constitute such Lender’s Loan, and if both such Lender and Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly pay to Borrower such corresponding amount (together with any interest included in such payment). This Section 2.01(c)(iii) does not relieve any Lender of its obligation to make its Loan on the Funding Date.
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          (d) Use of Proceeds. Proceeds of Loans shall be used (i) first, to repay intercompany indebtedness owed to NMHG Holding and to make a dividend to NMHG Holding, which repayment and Dividend shall promptly be used by NMHG Holding to retire all of NMHG Holding’s Senior Notes and the fees and expenses associated therewith (including all accrued interest and prepayment premiums); (ii) second, to pay for transaction expenses incurred in connection herewith; and (iii) third, if the Senior Notes have been redeemed and no Senior Notes are outstanding after giving effect to clause (i), to provide for ongoing working capital needs in the ordinary course of the business of Borrower and its Subsidiaries and for other lawful general corporate purposes not prohibited hereunder (including Capital Expenditures permitted hereunder).
          (e) Termination Date. All outstanding Obligations shall be Paid In Full on the Termination Date.
          2.02. Evidence of Indebtedness. Borrower hereby agrees to pay when due the principal amount of each Loan which is made to it and other Obligations owing by it (whether or not evidenced by a Note), and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms hereof. Borrower agrees that upon notice by any Lender to Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note in substantially the form of Exhibit F hereto, payable to the order of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under each of the Notes.
          2.03. Authorized Officers and Administrative Agents. On the Closing Date and from time to time thereafter, Borrower shall deliver to the Administrative Agent an Officers’ Certificate setting forth the names of the officers, employees and agents authorized to submit the Notice of Borrowing and to submit Notices of Continuation/Conversion containing a specimen signature of each such officer, employee or agent. The officers, employees and agents so authorized shall also be authorized to act for Borrower in respect of all other matters relating to the Loan Documents. The Administrative Agent shall be entitled to rely conclusively on such officer’s or employee’s authority to request the Loans or conversion or continuation of any Loans until the Administrative Agent receives written notice to the contrary. In addition, the Administrative Agent shall be entitled to rely conclusively on any written notice sent to it by telecopy. The Administrative Agent shall have no duty to verify the authenticity of the signature appearing on, or any telecopy or facsimile of, the Notice of Borrowing or any other document. None of the Administrative Agent or any Lender shall incur any liability to Borrower or any other Person in acting upon any telecopy or facsimile which the Administrative Agent reasonably believes to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower.
Credit Agreement

          2.04. Booking of Loans. Any Lender may make, carry or transfer Loans at, to or for the account of its Fixed Rate Lending Office or Fixed Rate Affiliate or its other offices or Affiliates (without complying with the requirements of Section 14.01). No Lender shall be entitled, however, to receive any greater amount under Sections 3.04, 3.05, 4.01(f) or 4.02(e) as a result of the transfer of any such Loan to any office (other than such Fixed Rate Lending Office) or any Affiliate (other than such Fixed Rate Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless, such Lender provides reasonably satisfactory evidence to Borrower that (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim in the relevant amount would have arisen even if such transfer had not occurred. No Fixed Rate Affiliate or such other Affiliate of any Lender shall, in its capacity as such, be deemed a party hereto or have any liability or obligation hereunder.
ARTICLE III
PAYMENTS AND PREPAYMENTS
          3.01. Repayments and Prepayments.
          (a) Repayments. Borrower promises to repay the Loans at the dates and in the amounts set forth below.

Date	Amount
September 30, 2006	$562,500
December 31, 2006	$562,500
March 31, 2007	$562,500
June 30, 2007	$562,500
September 30, 2007	$562,500
December 31, 2007	$562,500
March 31, 2008	$562,500
June 30, 2008	$562,500
September 30, 2008	$562,500
December 31, 2008	$562,500
March 31, 2009	$562,500
June 30, 2009	$562,500
September 30, 2009	$562,500
December 31, 2009	$562,500
March 31, 2010	$562,500
June 30, 2010	$562,500
September 30, 2010	$562,500
December 31, 2010	$562,500
March 31, 2011	$562,500
Credit Agreement

Date	Amount
June 30, 2011	$562,500
September 30, 2011	$562,500
December 31, 2011	$562,500
March 31, 2012	$562,500
June 30, 2012	$53,015,625
September 30, 2012	$53,015,625
December 31, 2012	$53,015,625
Termination Date	$53,015,625
          ; and, in any case, Borrower shall repay the entire unpaid principal amount of the Loans on the Termination Date.
          (b) Mandatory Prepayments of Loans.
          (i) Subject to the terms and conditions of the Intercreditor Agreement, immediately (or, in the case of Net Cash Proceeds of Sale under Section 8.13(b), five (5) Business Days) after any Credit Party’s receipt of any Net Cash Proceeds of Sale, Borrower agrees to make or cause to be made a mandatory prepayment (x) first, with all Net Cash Proceeds of Sale arising out of First Lien Collateral, of its Loans in an amount equal to one hundred percent (100%) of such Net Cash Proceeds of Sale, such amounts to be applied to the Obligations in accordance with Section 3.02; (y) second, to the extent such Net Cash Proceeds of Sale arise out of Second Lien Collateral, of any Indebtedness outstanding under the Existing Credit Agreement, together with a corresponding permanent reduction of the commitments thereunder in the amount of such repayment and (z) third, with any remaining proceeds from Net Cash Proceeds of Sale arising out of Second Lien Collateral, of its Loans in an amount equal to one hundred (100%) of such Net Cash Proceeds of Sale, such amounts to be applied to the Obligations in accordance with Section 3.02; provided, that if a Reinvestment Notice has been delivered to the Administrative Agent with respect to any such sale and no Default or Event of Default then exists, (A) such Net Cash Proceeds of Sale shall not be required to be so applied on such date to the extent such Net Cash Proceeds of Sale received from the Reinvestment Event relate to such Reinvestment Notice and (B) on each Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount shall be applied toward prepayment as provided herein. Each mandatory prepayment required to be paid toward the Obligations by Borrower by this Section 3.01(b)(i) shall be allocated and applied first, to the repayment of the Loans; second, to any remaining non-contingent Obligations of Borrower; and then, to the extent any such Obligations are contingent, deposited in the applicable Cash Collateral Account as Cash Collateral in respect of such contingent Obligations.
          (ii) Immediately after any Credit Party’s or any Borrower Subsidiary’s receipt of any Net Cash Proceeds of Issuance of Indebtedness, Borrower agrees to make or cause to be made a mandatory prepayment in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds of Issuance of Indebtedness (x) first,
Credit Agreement

of any Indebtedness outstanding under the Existing Credit Agreement, together with a corresponding permanent reduction of the commitments thereunder in an amount equal to 50% of such repayment and (y) second, with any remaining proceeds, of the Obligations. Each mandatory prepayment required to be paid toward the Obligations by Borrower by this Section 3.01(b)(ii) shall be allocated and applied first, to the repayment of the Loans owed by Borrower; second, to any remaining non-contingent Obligations of Borrower; and then, to the extent any such Obligations are contingent, deposited in the applicable Cash Collateral Account as Cash Collateral in respect of such contingent Obligations, in each case in accordance with the applicable provisions of Section 3.02.
          (iii) Nothing in this Section 3.01(b) shall be construed to constitute the Lenders’ consent to any transaction which is not expressly permitted by Article IX.
          (c) Optional Commitment Reduction and Prepayments. (i) Borrower, upon at least three (3) Business Days’ prior written notice to the Administrative Agent, shall have the right to terminate the Commitment on any Business Day prior to the earlier of the Funding Date and May 31, 2006; (ii) Borrower may at any time and from time to time, prepay the outstanding principal amount of the Loans in whole or in part, without premium or penalty (except for any amounts payable pursuant to Section 4.02(e)), together with accrued interest to the date of such prepayment on the principal amount prepaid, in an aggregate minimum amount of $1,000,000 and multiples of $100,000 in excess of that amount; provided, that Borrower may prepay such Loans in full without regard to such minimum amount; and provided further that Borrowers shall have given Administrative Agent prior written notice or telephonic notice confirmed promptly in writing to the Administrative Agent prior to 11:00 a.m. (New York time) on the date of such prepayment or, in the case of prepayment of any Fixed Rate Loans, three (3) Business Days prior to the date on which prepayment is intended. Any partial prepayment shall be applied to the remaining installments of such Loans in the inverse order of their maturities. Any notice of prepayment given to the Administrative Agent under this Section 3.01(c) shall specify the date of prepayment, the aggregate principal amount of the prepayment and the allocation of such among Fixed Rate Loans and Floating Rate Loans. Notice of prepayment having been delivered as provided herein, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date. Promptly following receipt of any such notice relating to a prepayment, the Administrative Agent shall advise the Lenders of the contents thereof.
          3.02. Payments.
          (a) Manner and Time of Payment. All payments of principal of and interest on the Loans and other Obligations (including, without limitation, fees and expenses) which are payable to the Administrative Agent or the Lenders shall be made without condition or reservation of right, in immediately available funds, delivered to the Administrative Agent not later than 1:00 p.m. (New York time) to the Agent’s Account on the date due. Thereafter, payments in respect of any Loan received by the Administrative Agent shall be distributed to each Lender in accordance with its Pro Rata Share in accordance with the provisions of Section 3.02(b) on the date received, if received prior to 1:00 p.m. (New York time), and on the next succeeding Business Day if received thereafter, by the Administrative Agent.
Credit Agreement

          (b) Apportionment of Payments.
          (i) Subject to the provisions of Section 3.02(b)(ii) and (iv), except as otherwise provided herein (A) all payments of principal and interest in respect of outstanding Loans shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares and (B) all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares.
          (ii) Subject to the Intercreditor Agreement, all such payments and any other proceeds of Collateral or other amounts received by the Administrative Agent from or for the benefit of Borrower for the payment of the Obligations, shall be applied first, to pay principal of and interest on any portion of the Loans made to Borrower which the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender other than the Lender then acting as Administrative Agent, for which the Administrative Agent has not then been reimbursed by such Lender or Borrower, second, to pay Loans of Borrower as set forth below and to pay all other Obligations of Borrower then due and payable and third, to a Bank Account of Borrower designated by Borrower. Except as set forth in Section 3.01 and unless otherwise designated by Borrower, all principal payments made by Borrower in respect of outstanding Loans of Borrower shall be applied first, to repay outstanding Floating Rate Loans, and then to repay outstanding Fixed Rate Loans with Interest Periods then expiring.
          (iii) Subject to the Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and shall upon the acceleration of the Obligations pursuant to Section 11.02(a), apply all payments and all proceeds of Collateral to the payment of Obligations, in the following order:
(A) first, to pay interest on, and the principal of, any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or Borrower;
(B) second, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;
(C) third, to pay Obligations in respect of any fees then due to the Administrative Agent and the Lenders;
(D) fourth, to pay interest due in respect of the Loans;
(E) fifth, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders;
(F) sixth, to pay or prepay principal outstanding on Loans;
(G) seventh, to the ratable payment of all other Obligations; and
Credit Agreement

(H) eighth, as Borrower so designates;
provided, however, if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of the foregoing clauses (A) through (G), the available funds being applied with respect to any such Obligations referred to in any one of such clauses (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent’s and each Lender’s interest in the aggregate outstanding Obligations described in such clauses. Notwithstanding the foregoing, the Administrative Agent and the Lenders further agree and acknowledge that in no event shall proceeds of more than sixty-five percent (65.0%) of the Capital Stock of any Foreign Subsidiary be applied on any of the Obligations. The order of priority set forth in this Section 3.02(b)(iii) and the related provisions hereof are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders and other Holders as among themselves. The order of priority set forth in clauses (A) through (G) of this Section 3.02(b)(iii) may at any time and from time to time be changed by the agreement of all Lenders without necessity of notice to or consent of or approval by Borrower, any Holder which is not a Lender, or any other Person; provided, however, the order of priority set forth in clauses (A) and (B) of this Section 3.02(b)(iii) may not be changed without the prior written consent of the Administrative Agent.
          (iv) If any Lender fails to fund its Pro Rata Share of the Borrowing requested by Borrower on the Funding Date, which such Lender is obligated to fund under the terms hereof or any other amount required to be made under Section 12.05 (the funded portion of such Loan or other amount being hereinafter referred to as a “Non Pro Rata Funding”; any such Lender being hereinafter referred to as a “Defaulting Lender”), excluding, solely in the case of the Borrowing requested by Borrower, any such Lender who has delivered to the Administrative Agent written notice that one or more of the conditions precedent contained in Section 5.02 shall not on the date of such request be satisfied and until such conditions are satisfied, then until the earlier of such Lender’s cure of such failure and the Payment In Full of the Obligations, the proceeds of all amounts thereafter received by the Administrative Agent and required to be applied to such Lender’s share of all other Obligations pursuant to the terms hereof shall be advanced to Borrower or to the applicable Holder to which such payment is owing by the Administrative Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything contained herein to the contrary:
(A) the foregoing provisions of this Section 3.02(b)(iv) shall apply only with respect to the proceeds of payments of Obligations;
(B) a Lender shall cease to be a Defaulting Lender at such time as an amount equal to such Lender’s original Pro Rata Share of the requested principal portion of such Loan or such other amount is fully funded to Borrower, whether made by such Lender itself or by operation of the terms of this Section 3.02(b)(iv), and whether or not the Non Pro Rata Funding with respect thereto has been repaid;
Credit Agreement

(C) amounts advanced to Borrower to cure, in full or in part, any such Defaulting Lender’s failure to fund its Pro Rata Share of any Loan Borrowing (“Cure Fundings”) shall bear interest from and after the date made available to Borrower at the rate applicable to the other Loans comprising such Borrowing and shall be treated as Loans comprising such Borrowing for all purposes herein;
(D) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 3.02, would be applied to the outstanding Loans shall be applied first, ratably to all Non Pro Rata Fundings, second, ratably to Loans or other amounts payable other than those constituting Non Pro Rata Fundings or Cure Fundings and, third, ratably to Cure Fundings; and
(E) no Lender shall be relieved of any obligation such Lender may have to Borrower under the terms of this Agreement as a result of the provisions of this Section 3.02(b)(iv).
          (c) Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (or, as set forth in Section 4.02(a)(iii), the next preceding Business Day), and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.
          3.03. Intentionally Omitted.
          3.04. Taxes.
          (a) Payment of Taxes. Any and all payments by Borrower hereunder or under any Note or other document evidencing any Obligations shall be made free and clear of and without reduction for any and all taxes, levies, imposts, deductions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes imposed on the value of the Property, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or otherwise with respect to, any of the Loan Documents or the Commitments and all other liabilities with respect thereto excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, capital, receipts, property, profits or gains and franchise taxes imposed on it by (i) the United States, except certain withholding taxes contemplated pursuant to Section 3.04(d)(ii)(C), (ii) the Governmental Authority of any jurisdiction (or any political subdivision thereof) in which any Applicable Lending Office of such Lender is located, (iii) the Governmental Authority of the jurisdiction in which such Lender is organized, managed and controlled or any political subdivision thereof, or (iv) any political subdivision of the United States, unless such taxes are imposed solely as a result of such Lender’s performance of any of the Loan Documents in such political subdivision and such Lender would not otherwise be subject to tax by such political subdivision (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”); provided, however, that withholding taxes contemplated pursuant to Section 3.04(d)(ii)(C) shall not be excluded from Taxes by reason of the application
Credit Agreement

of clause (ii) or clause (iii) of this sentence to any Applicable Lending Office of a Lender or to any Lender, respectively. If Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any Note or other document evidencing any Obligations to any Lender or the Administrative Agent, (x) the sum payable to such Lender or the Administrative Agent shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this Section 3.04) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) Borrower shall make such withholding or deductions, and (z) Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) Indemnification. (i) Borrower agrees to indemnify each Lender and the Administrative Agent, against, and reimburse each on demand for, the full amount of all Taxes (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 3.04) incurred or paid by such Lender or the Administrative Agent (as the case may) or any of their respective Affiliates and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable (other than any liability that results from the gross negligence or willful misconduct of the Lenders and the Administrative Agent), and whether or not such Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. A certificate as to any additional amount payable to any Person under this Section 3.04 submitted by it to Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto. Each Lender and the Administrative Agent agrees (i) within a reasonable time after receiving a written request from Borrower, to provide Borrower and the Administrative Agent with such certificates as are reasonably required, and (ii) take such other actions as are reasonably necessary to claim such exemptions as such Lender, the Administrative Agent or Affiliate may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section 3.04 in respect of any payments under this Agreement or under the Notes. If any Lender or the Administrative Agent receives a refund in respect of or credit against any Taxes for which such Lender or the Administrative Agent has received payment from Borrower hereunder, it shall promptly apply such refund or the amount of such credit (including any interest received by such Lender or the Administrative Agent from the taxing authority with respect to the refund with respect to such Taxes) to the Obligations of Borrower, net of all out-of-pocket expenses of such Lender or the Administrative Agent; provided that Borrower, upon the request of such Lender or the Administrative Agent, agrees to reimburse such refund or credit (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund or in the event that such credit is denied or disallowed. Borrower agrees to pay and indemnify each Lender and the Administrative Agent against any stamp duty, registration and other similar taxes payable in respect of any Loan Document.
          (c) Receipts. Within sixty (60) days after the date of any payment of Taxes pursuant to this Section 3.04 by Borrower or any of Borrower’s Subsidiaries, Borrower will furnish to the Administrative Agent at its request, at its notice address in effect under
Credit Agreement

Section 14.08, a copy of a receipt, if any, or other documentation reasonably satisfactory to the Administrative Agent, evidencing payment thereof. Borrower shall furnish to the Administrative Agent, within sixty (60) days after the request of the Administrative Agent from time to time, a certificate of a Financial Officer stating that all Taxes of which they have Knowledge are due have been paid.
          (d) Non-Domestic Bank Certifications.
          (i) Each Lender that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to Borrower and the Administrative Agent on the date such Lender becomes a Lender, (i) a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender to the effect that such Lender is eligible to receive all payments hereunder and under the Notes without deduction or withholding of United States federal income tax and (ii) a properly completed and executed IRS Form W-8 (or any successor forms, including IRS Form W-8BEN, W-8IMY or W-8ECI) or IRS Form W-9, as applicable. If a Lender is unable to deliver the certificate and forms described in, and on the dates required by, the preceding sentence, then Borrower shall withhold the applicable tax and shall have no indemnification obligation or obligation to make additional payments pursuant to this Section 3.04 with respect to such withholding tax.
          (ii) Each Lender further agrees to promptly deliver to Borrower and the Administrative Agent from time to time, subsequent to delivery of the certification referred to in Section 3.04(d)(i), a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to Borrower and the Administrative Agent pursuant to this Section 3.04(d) (including, but not limited to, a change in such Lender’s Applicable Lending Office). Each certificate required to be delivered pursuant to this Section 3.04(d)(ii) shall certify as to one of the following:
(A) that such Lender can continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax;
(B) that such Lender cannot continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 3.04(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than Borrower;
(C) that such Lender is no longer capable of receiving payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein solely by reason of a change in law (including the Internal Revenue Code or applicable tax treaty) after the later of the Closing Date or the date on which such Lender became a Lender and that it is not capable of recovering the full amount of the same from a source other than Borrower; or
Credit Agreement

(D) that such Lender is no longer capable of receiving payments hereunder without deduction or withholding of United States federal income tax as specified therein other than by reason of a change in law (including the Internal Revenue Code or applicable tax treaty) after the later of the Closing Date or the date on which such Lender became a Lender.
Each Lender agrees to deliver to Borrower and the Administrative Agent further duly completed copies of the above-mentioned IRS forms on or before the earlier of (x) the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding from United States federal income tax and (y) fifteen (15) days after the occurrence of any event requiring a change in the most recent form previously delivered by such Lender to Borrower and the Administrative Agent, unless any change in treaty, law, regulation or official interpretation thereof which would render such form inapplicable or which would prevent the Lender from duly completing and delivering such form has occurred prior to the date on which any such delivery would otherwise be required and the Lender promptly advises Borrower that it is not capable of receiving payments hereunder or under the Notes without any deduction or withholding of United States federal income tax.
          3.05. Increased Capital. If after the date hereof any Lender determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (ii) the amount of such capital is increased by or based upon the making or maintenance by any Lender of its Loans or the existence of any Lender’s obligation to make Loans, then, in any such case, upon written demand by such Lender (with a copy of such demand to the Administrative Agent), Borrower agrees immediately to pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation therefor; provided that Borrower shall not be required to compensate any Lender pursuant to this Section 3.05 for any increased capital costs incurred more than 180 days prior to the date such Lender notifies Borrower of the event giving rise to such increased capital cost and of such Lender’s intention to claim compensation therefor; provided further, however, that such 180-day limitation shall not apply to any cost that is applicable retroactively so long as the applicable Lender notifies Borrower of such cost within 180 days of a responsible officer of such Lender receiving actual knowledge thereof. Such demand shall be accompanied by a statement as to the amount of such compensation and include a summary of the basis for such demand with detailed calculations. Such statement shall be conclusive and binding for all purposes, in the absence of manifest error.
          3.06. Cash Collateral Accounts. Promptly upon demand of the Administrative Agent pursuant to Section 11.03 or if requested by Borrower in connection with Section 4.02(e)(ii), the Administrative Agent will establish one or more Cash Collateral Accounts denominated in Dollars. The Administrative Agent alone shall have power of
Credit Agreement

withdrawal from the Cash Collateral Accounts. Borrower hereby authorizes the Administrative Agent to apply all immediately available funds on deposit in the Cash Collateral Accounts as set forth in Section 4.02(e)(ii) or if the Obligations hereunder have been accelerated, subject to Section 11.03, to any other Obligations. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Accounts and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own like property, it being understood that the Administrative Agent shall not be required to preserve rights of any Credit Party in such accounts or any amounts on deposit therein or any Investments subject thereto against third parties but may do so at its option. All expenses incurred in connection therewith shall constitute Obligations hereunder. Notwithstanding anything to the contrary contained in this Agreement, except as set forth in the next sentence, no Credit Party nor any Person or entity claiming on behalf of or through any Credit Party shall have any right to withdraw any of the funds held in the Agent’s Account or any Cash Collateral Account. Upon the Payment In Full of the Obligations and termination of the Commitments or at any such time during which no Event of Default has occurred and is continuing, any funds remaining in the Cash Collateral Account shall be returned by the Administrative Agent to Borrower or paid by the Administrative Agent to whomever may be legally entitled thereto, and the Administrative Agent shall release the security over such accounts and terminate any associated control rights it may have. Borrower agrees to pay to the Administrative Agent any and all reasonable fees, costs and expenses which the Administrative Agent or any of its Affiliates incurs in connection with opening and maintaining the Cash Collateral Accounts.
ARTICLE IV
INTEREST AND FEES
          4.01. Interest on the Loans and Other Obligations.
          (a) Rate of Interest. All Loans and the outstanding principal balance of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 4.01(d), as follows:
          (i) If a Floating Rate Loan or such other Obligation, at a rate per annum equal to the sum of the Floating Rate in effect from time to time as interest accrues, plus the Applicable Floating Rate Margin in effect from time to time; and
          (ii) If a Fixed Rate Loan, at a rate per annum equal to the sum of the Fixed Rate determined for the applicable Interest Period and the applicable currency, plus the Applicable Fixed Rate Margin in effect from time to time during such Interest Period.
The applicable basis for determining the rate of interest on the Loans shall be selected by Borrower at the time the Notice of Borrowing is delivered and thereafter at the time a Notice of Conversion/Continuation is delivered by Borrower to the Administrative Agent. Notwithstanding the foregoing, Borrower may not select the Fixed Rate as the applicable basis for determining the rate of interest on such a Loan if at the time of such selection an Event of Default or Default would occur or has occurred and is continuing. If on any day any Loan is
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outstanding with respect to which notice has not been timely delivered to the Administrative Agent in accordance with the terms hereof specifying the basis for determining the rate of interest on that day, then for that day interest on that Loan shall be determined by reference to the applicable Floating Rate.
          (b) Interest Payments.
          (i) Interest accrued on each Floating Rate Loan shall be payable in arrears in Dollars (A) on the first Business Day of each calendar month for the preceding calendar month, commencing on the first such day following the making of such Floating Rate Loan and (B) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Floating Rate Loan.
          (ii) Interest accrued on each Fixed Rate Loan shall be payable in arrears in Dollars (A) on the last day of each Fixed Rate Interest Payment Date with respect to such Loan and (B) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Fixed Rate Loan.
          (iii) Interest accrued on the principal balance of all other Obligations shall be payable in arrears in Dollars (A) on the first Business Day of each month, commencing on the first such day following the incurrence of such Obligation and (B) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).
          (c) Conversion or Continuation.
          (i) Borrower shall have the option (A) to convert at any time all or any part of its outstanding Floating Rate Loans to Fixed Rate Loans or (B) to convert all or any part of its outstanding Fixed Rate Loans having Interest Periods which expire on the same date to Floating Rate Loans on such expiration date; and Borrower shall have the option to continue all or any part of its outstanding Fixed Rate Loans having Interest Periods which expire on the same date as Fixed Rate Loans denominated in the same currency, and the succeeding Interest Period of such continued Loans shall commence on such expiration date; provided, however, in each case, no such outstanding Loan may be continued as, or be converted into, a Fixed Rate Loan (i) if the continuation of, or the conversion into, such Fixed Rate Loan would violate any of the provisions of Section 4.02 or (ii) if an Event of Default or Default would occur or has occurred and is continuing. Any conversion into or continuation of Fixed Rate Loans under this Section 4.01(c) shall be in a minimum amount of $7,500,000 in integral multiples of $1,000,000 in excess of that amount.
          (ii) To convert or continue a Loan under Section 4.01(c)(i), Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 12:00 p.m. (New York time) at least three Business Days in advance of the proposed conversion/continuation date. Promptly after receipt of a Notice of Conversion/Continuation under this Section 4.01(c)(ii), the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the
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proposed conversion/continuation. Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan shall be irrevocable, and Borrower shall be bound to convert or continue in accordance therewith.
          (d) Default Interest. Notwithstanding the rates of interest specified in Section 4.01(a) or elsewhere herein, and to the extent permitted by applicable law, effective immediately upon the occurrence of any Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and of all other Obligations shall bear interest at a rate which is two percent (2.0%) per annum in excess of the rate of interest applicable to such Loans and Obligations from time to time.
          (e) Computation of Interest. Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest on any Loan, the date of the making of the Loan shall be included and the date of payment shall be excluded.
          (f) Changes; Legal Restrictions. If after the date hereof any Lender determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender or over banks or financial institutions generally (whether or not having the force of law), compliance with which, in each case after the date hereof:
          (i) subject to the provisions of Section 3.04 (which will be conclusive as to matters covered thereby), does or will subject a Lender (or its Applicable Lending Office or Fixed Rate Affiliate) to charges (other than Taxes) of any kind which such Lender reasonably determines to be applicable to the Commitments of the Lenders to make Fixed Rate Loans or change the basis of taxation of payments to that Lender of principal, fees, interest, or any other amount payable hereunder with respect to Fixed Rate Loans; or
          (ii) does or will impose, modify, or hold applicable, in the determination of a Lender, any reserve (other than reserves taken into account in calculating the Fixed Rate), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office or Fixed Rate Affiliate of that Lender;
and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining any Loans or its Commitments or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Lender (with a copy of such demand to the Administrative Agent), Borrower agrees promptly to pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, such amount or amounts as may be necessary to compensate such Lender or its Fixed Rate Affiliate for any such additional cost incurred or reduced amount received in connection with the Credit Facility; provided that Borrower shall not be required to compensate any Lender pursuant to this Section 4.01(f) for any increased costs or reductions incurred more than 180 days prior to the
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date such Lender notifies Borrower of the event giving rise to such increased cost or reduction and of such Lender’s intention to claim compensation therefor; provided further, however, that such 180-day limitation shall not apply to any cost or reduction that is applicable retroactively to periods prior to the effective date of the applicable event so long as the applicable Lender notifies Borrower of such event within 180 days of a responsible officer of the Administrative Agent receiving actual knowledge thereof. Such demand shall be accompanied by a statement as to the amount of such compensation. Such statement shall be conclusive and binding for all purposes, absent manifest error.
          (g) Confirmation of Fixed Rate. Upon the reasonable request of Borrower from time to time, the Administrative Agent shall promptly provide to Borrower such information with respect to the applicable Fixed Rate as may be so requested.
          4.02. Special Provisions Governing Fixed Rate Loans. With respect to Fixed Rate Loans:
          (a) Determination of Interest Period. By giving notice as set forth in Section 4.01(c) (with respect to a conversion into or continuation of a Fixed Rate Loan), Borrower shall have the option, subject to the other provisions of this Section 4.02, to select an interest period (each, an “Interest Period”) to apply to the Loans described in such notice, subject to the following provisions:
          (i) Borrower may only select, as to a particular Borrowing of Fixed Rate Loans, an Interest Period of either one (1), two (2), three (3) or six (6) months in duration;
          (ii) In the case of immediately successive Interest Periods applicable to a Borrowing of Fixed Rate Loans, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;
          (iii) If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there shall be no succeeding Business Day in such calendar month, such Interest Period shall expire on the immediately preceding Business Day;
          (iv) Borrower may not select an Interest Period as to any Loan if such Interest Period terminates later than the Termination Date; and
          (v) There shall be no more than ten (10) Interest Periods in effect at any one time.
          (b) Determination of Interest Rate. As soon as practicable on the applicable Fixed Rate Determination Date, the Administrative Agent shall determine (pursuant to the procedures set forth in the definition of “Fixed Rate”) the interest rate which shall apply to Fixed Rate Loans for which an interest rate is then being determined for the applicable Interest Period and currency and shall promptly give notice thereof (in writing or by telephone confirmed in
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writing) to Borrower and to each Lender. The Administrative Agent’s determination shall be presumed to be correct, absent manifest error, and shall be binding upon Borrower.
          (c) Interest Rate Unascertainable, Inadequate or Unfair. In the event that at least one (1) Business Day before the Fixed Rate Determination Date with respect to any Fixed Rate Loan:
          (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the applicable Fixed Rate then being determined is to be fixed;
          (ii) the Administrative Agent determines that deposits in the principal amounts of the Fixed Rate Loans comprising such Borrowing are not generally available in the London interbank market for a period equal to such Interest Period; or
          (iii) the Requisite Lenders advise the Administrative Agent that the applicable Fixed Rate, as determined by the Administrative Agent, after taking into account the adjustments for reserves and increased costs provided for in Section 4.01(f), will not adequately and fairly reflect the cost to such Lenders of funding the relevant Fixed Rate Loans;
then the Administrative Agent shall forthwith give notice thereof to Borrower, whereupon (until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist) the right of Borrower to elect to have Loans bear interest based upon the Fixed Rate in such currency shall be suspended and each outstanding Fixed Rate Loan which is denominated in the affected currency shall be converted into a Floating Rate Loan denominated in such currency on the last day of the then current Interest Period therefor, and any Notice of Borrowing with respect to Loans denominated in such currency for which Loans have not then been made shall be deemed to be a request for Floating Rate Loans in such currency, notwithstanding any prior election by Borrower to the contrary.
          (d) Illegality.
          (i) If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Fixed Rate Loan in any currency has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.
          (ii) When notice is given by a Lender under Section 4.02(d)(i), (A) Borrower’s right to request from such Lender and such Lender’s obligation, if any, to make Fixed Rate Loans in such currency shall be immediately suspended, and such Lender shall make a Floating Rate Loan as part of any requested Borrowing of Fixed
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Rate Loans in such currency and (B) if the affected Fixed Rate Loan or Loans are then outstanding, Borrower shall, on the last day of the applicable Interests Period(s), or if such postponement is not permitted by applicable law, then by no later than the date it is required to do so in accordance with applicable law, upon at least one (1) Business Day’s prior written notice to the Administrative Agent and the affected Lender, convert each such Loan into a Floating Rate Loan.
                (iii) If at any time after a Lender gives notice under Section 4.02(d)(i) in respect of a Fixed Rate Loan in any currency such Lender determines that it may lawfully make Fixed Rate Loans in such currency, such Lender shall promptly give notice of that determination, in writing, to Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. Borrower’s right to request, and such Lender’s obligation, if any, to make Fixed Rate Loans shall thereupon be restored.
          (e) Compensation. In addition to all amounts required to be paid by Borrower pursuant to Section 4.01, Borrower agrees to compensate each Lender, upon demand, for all losses, expenses and similar liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Fixed Rate Loans made to Borrower but excluding any loss of the Applicable Fixed Rate Margin on the relevant Loans) which that Lender may sustain (i) if for any reason a Borrowing of, conversion into or continuation of such Fixed Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by Borrower or a successive Interest Period does not commence after notice therefor is given pursuant to Section 4.01(c), including, without limitation, pursuant to Section 4.02(c), (ii) if for any reason any Fixed Rate Loan made to Borrower is prepaid (including, without limitation, mandatorily pursuant to Section 3.01) on a date which is not the last day of the applicable Interest Period (it being understood and agreed that, notwithstanding anything contained in this Agreement to the contrary, so long as no Default or Event of Default shall have occurred and be continuing, Borrower may, in lieu of making a mandatory prepayment of a Fixed Rate Loan which would otherwise be required to be made under this Agreement on a date which is not the last day of the applicable Interest Period, deposit an amount equal to the amount which would otherwise be required to be so prepaid (plus interest accrued thereon for the appropriate number of days at the rate applicable to such Loan) into the Cash Collateral Account as Cash Collateral for application by the Administrative Agent to such Loan on the last day of such Interest Period), (iii) as a consequence of a required conversion of such Fixed Rate Loan to a Floating Rate Loan as a result of any of the events indicated in Section 4.02(c) or (d) or (iv) as a consequence of any failure by Borrower to repay Fixed Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to Borrower concurrently with such demand a written statement as to such losses, expenses and similar liabilities, and such statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.
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ARTICLE V
CONDITIONS TO EFFECTIVENESS;
CONDITIONS TO LOANS AND LETTERS OF CREDIT
          5.01. Conditions Precedent to Effectiveness. This Agreement shall become effective on the date (the “Closing Date”) when all of the following conditions precedent shall have been satisfied or waived in writing by the Administrative Agent:
          (a) Documents. The Administrative Agent (on behalf of itself and the Lenders) shall have received on or before the Closing Date all of the following:
          (i) this Agreement, the Notes (if any), the Intercreditor Agreement, Mortgages for all of the Real Property of the Credit Parties set forth on Schedule 5.01-A (the “Closing Date Mortgaged Properties”), each duly executed where appropriate and in form and substance reasonably satisfactory to the Administrative Agent and in sufficient copies for each of the Lenders;
          (ii) the Surveys with respect to the Closing Date Mortgaged Properties (other than the Danville, Illinois location), in each case which shall be in form and substance reasonably satisfactory to Administrative Agent, and the environmental reports with respect to the Property located at 2301 NW 26th Avenue, Suite 101, Portland, Oregon 97210 and the Closing Date Mortgaged Properties prepared by an environmental auditor selected by Administrative Agent, the form and scope and results of which environmental reports shall be reasonably acceptable to Administrative Agent;
          (iii) an unconditional commitment (in form and substance reasonably satisfactory to Administrative Agent) to issue the Title Insurance Policies covering the Closing Date Mortgaged Properties with an amount of insurance reasonably acceptable to Administrative Agent up to maximum coverage equal to the Loans;
          (iv) the Pro Forma accompanied by the Initial Projections;
          (v) a solvency certificate for Borrower, each Guarantor and for Borrower and its Subsidiaries on a consolidated basis, duly executed by a Financial Officer of each such Credit Party, dated the Closing Date and giving effect to the financing transactions contemplated under this Agreement;
          (vi) a certificate of a Financial Officer of Borrower executed and delivered on behalf of Borrower certifying that (A) no Material Adverse Effect has occurred since December 31, 2004, (B) all conditions precedent set forth in this Section 5.01 have been satisfied and (C) after giving effect to the financing transactions contemplated under this Agreement, all representations and warranties in this Agreement and the other Loan Documents are true and correct in all respects, no Default or Event of Default has occurred and is continuing and no event that is reasonably likely to have a Material Adverse Effect has occurred and is continuing;
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          (vii) all other agreements, documents and instruments (other than items designated as “post-closing” items) relating to the Loans contemplated by this Agreement and described in the List of Closing Documents attached hereto and made a part hereof as Exhibit O (the “Closing List”), each duly executed where appropriate and in form and substance reasonably satisfactory to the Administrative Agent and in sufficient copies for each of the Lenders; without limiting the foregoing, Borrower hereby directs its counsel, (A) Jones Day and (B) each of its other counsel listed in the Closing List to prepare and deliver to the Administrative Agent, the Lenders and Sidley Austin LLP, the opinions referred to in the Closing List with respect to such counsel;
          (viii) a fully executed copy of the most recent management letter as presented to the audit review committee of the board of directors of Borrower or NMHG Holding, if any, issued by the Auditor;
          (ix) at least five Business Days prior to the Closing Date, all documentation and other information requested by the Administrative Agent and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act; and
          (x) such additional documentation as the Administrative Agent may reasonably request.
          (b) Collateral Information; Perfection of Liens. The Administrative Agent shall have received complete and accurate information from Borrower with respect to the name and the location of the principal place of business and chief executive office for each Credit Party and Pledged Entity; all Uniform Commercial Code and other filing and recording fees and taxes shall have been paid or duly provided for; and the Administrative Agent shall have received evidence to its satisfaction that all Liens granted to the Administrative Agent with respect to all Collateral are valid, effective, perfected and of first priority, except as set forth in the Intercreditor Agreement and as otherwise permitted under this Agreement, including, without limitation, all affirmations of collateral documents and guarantees and amendments to federal intellectual property filings requested by the Administrative Agent. Subject to the Intercreditor Agreement, all certificates representing Capital Stock included in the Collateral shall have been delivered to the Administrative Agent (with duly executed stock powers, as appropriate) and all instruments included in the Collateral shall have been delivered to the Administrative Agent (duly endorsed to the Administrative Agent).
          (c) Existing Indebtedness. There shall exist no default (or event which would constitute an event of default with the giving of notice or lapse of time) under any of the instruments evidencing Permitted Existing Indebtedness.
          (d) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall exist, which, in the sole discretion of the Administrative Agent, imposes adverse conditions on any Credit Party Entity or the consummation of the transactions contemplated hereunder; and the Administrative Agent shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any
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court or before any arbitrator or Governmental Authority which is likely to (i) enjoin, prohibit or restrain the making of Loans on the Funding Date, or (ii) have a Material Adverse Effect.
          (e) No Change in Condition. Nothing contained in any disclosure made by any Credit Party Entity after the date of the Proposal Letter or in any information disclosed to any Lender by any Credit Party Entity after such date shall constitute, and the Administrative Agent shall not become aware of any fact or condition not disclosed to it prior to the date of the Proposal Letter which constitutes, in each case in the Administrative Agent’s reasonable opinion, a material adverse change in the condition (financial or otherwise), business, performance, operations, prospects or properties of Borrower, or Credit Party Entities taken as a whole from that disclosed in the information provided to the Administrative Agent on or before the date of the Proposal Letter. There shall have occurred no circumstance, change or condition in the loan syndication, financial or capital markets generally that, in the judgment of Sole Lead Arranger, could reasonably be expected to materially impair syndication of the Credit Facility.
          (f) No Default. No Event of Default or Default shall have occurred and be continuing or would result from the effectiveness of this Agreement.
          (g) Representations and Warranties. All of the representations and warranties contained in this Agreement and in any of the other Loan Documents shall be true and correct on and as of the Closing Date, both before and immediately after giving effect thereto.
          (h) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Lenders and the Administrative Agent or other Persons entitled thereto, for their respective individual accounts, all fees (including, without limitation, the reasonable legal fees of counsel to the Administrative Agent and local and foreign counsel to the Administrative Agent) due and payable on or before the Closing Date (including, without limitation, all such fees described in the Fee Letter), and all expenses (including, without limitation, legal expenses) due and payable on or before the Closing Date.
          (i) Consents, Etc. Each Credit Party Entity shall have received all consents and authorizations required pursuant to any Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow each Credit Party Entity lawfully (A) to execute, deliver and perform, in all respects, their respective obligations hereunder, under the other Loan Documents to which each of them is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them pursuant thereto or in connection therewith and (B) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents. No such consent or authorization shall impose any conditions upon any Credit Party Entity that are not acceptable to the Administrative Agent.
          (j) Debt Rating Condition. The Obligations hereunder shall be rated at least B- or better by S&P and B3 or better by Moody’s and such rating shall have at least a “stable outlook” except that such requirement for a “stable outlook” shall not be required for the S&P rating if such S&P rating is better than B- or for the Moody’s rating if such Moody’s rating is better than B3.
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          (k) Site Inspection. Borrower shall have provided to Administrative Agent the opportunity to perform, or cause to be performed on its behalf, an on-site due diligence review of the Mortgaged Properties, which inspections are satisfactory to Administrative Agent in its reasonable discretion.
          5.02. Conditions Precedent to Loans. The obligation of each Lender to make any Loan requested to be made by it on any date is subject to the following conditions precedent as of each such date:
          (a) Representations and Warranties. As of such date, both before and after giving effect to the Loans to be made on such date, all of the representations and warranties of each Credit Party Entity in this Agreement and in any other Loan Document (other than representations and warranties which expressly speak as of a different date, which representations shall be only made on such date) shall be true and correct in all material respects.
          (b) No Default. No Event of Default or Default shall have occurred and be continuing or would result from the making of the requested Loan.
The submission by Borrower to the Administrative Agent of the Notice of Borrowing with respect to the Loans and the acceptance by Borrower of the proceeds of the Loans shall constitute a representation and warranty by Borrower as of the Funding Date, that all the conditions contained in subsections (a) and (b) of this Section 5.02 have been satisfied or waived in accordance with Section 14.07.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
          6.01. Representations and Warranties of Borrower. In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make the Loans and the other financial accommodations to Borrower described herein, Borrower hereby represents and warrants to each Lender and the Administrative Agent as of the Closing Date and thereafter on the Funding Date that the following statements are true, correct and complete:
          (a) Organization; Corporate and Limited Liability Company Powers.
                (i) Each Credit Party Entity (A) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business as a foreign corporation or limited liability company and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing is reasonably likely to have a Material Adverse Effect, and (C) has all requisite corporate or limited liability company power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement. Borrower has filed and maintained effective (unless exempt from the requirements for filing) a current Business Activity Report with the appropriate Governmental Authority in the states of New Jersey and Minnesota to the extent such states require such filings in
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order to enforce rights in or against Collateral or obligors of Collateral located in such states.
          (ii) True, correct and complete copies of the Constituent Documents identified on Schedule 6.01-A attached hereto have been delivered to the Administrative Agent, each of which is in full force and effect, has not been modified or amended except to the extent indicated therein and, to the best of Borrower’s knowledge, there are no defaults under such Constituent Documents and no events which, with the passage of time or giving of notice or both, would constitute a default under such Constituent Documents.
          (b) Authority; Enforceability.
          (i) Each Credit Party Entity has the requisite corporate or limited liability company power and authority to execute, deliver and perform each of the Loan Documents to which it is a party.
          (ii) The execution, delivery and performance of each of the Loan Documents which have been executed and to which any Credit Party Entity is a party and the consummation of the transactions contemplated thereby, have been duly approved by the boards of directors (or boards of managers or members, as applicable) and (to the extent required by law) the shareholders or equityholders of such Credit Party Entity, and such approvals have not been rescinded, revoked or modified in any respect. No other corporate or limited liability company action or proceedings on the part of any Credit Party Entity are necessary to consummate such transactions.
          (iii) Each of the Loan Documents to which any Credit Party Entity is a party has been duly executed and delivered on behalf of such Person and constitutes its legal, valid and binding obligation, enforceable against such Person in accordance with its terms and is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained therein as delivered to the Administrative Agent pursuant to Section 5.01(a) without the prior written consent of the Requisite Lenders.
          (iv) Each of the Mortgages to which any Credit Party is a party creates valid and perfected first priority liens (subject only to Permitted Encumbrances and Customary Permitted Liens specified in clauses (a), (b), and (d) of the definition thereof) in the Collateral covered thereby securing the payment of all of the Obligations purported to be secured thereby, and each of the other Loan Documents to which any Credit Party Entity is a party, where applicable, creates valid and perfected first priority Liens (subject only to the Intercreditor Agreement and Customary Permitted Liens specified in clauses (a) and (b) of the definition thereof) in the Collateral covered thereby securing the payment of all of the Obligations purported to be secured thereby.
          (v) Each Credit Party Entity has performed and complied with all the terms, provisions, agreements and conditions set forth in each Loan Document to which it is a party and required to be performed or complied with by such parties on or before the
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Closing Date, all filings and recordings and other actions which are necessary or desirable to perfect and protect the Liens granted pursuant to the Loan Documents and preserve their required priority have been duly taken, and no Default, Event of Default or breach of any covenant by any such party exists thereunder.
          (c) Subsidiaries; Ownership of Capital Stock. Schedule 6.01-C (i) contains a diagram indicating the corporate or limited liability company structure of each Credit Party Entity and any other Affiliate thereof in which such Person holds a direct or indirect partnership, joint venture or other equity interest; and (ii) accurately sets forth (A) the correct legal name, the jurisdiction of organization, the organizational identification number issued by the state of organization of and the federal employer identification number of (in each case, if applicable) each Credit Party Entity, and the jurisdictions in which each Credit Party Entity is qualified to transact business as a foreign organization, (B) the authorized, issued and outstanding shares of each class of Capital Stock of such Person and the owners of such shares, and (C) a summary of the direct and indirect partnership, joint venture, or other equity interests, if any, of each such Person in any Person that is not a corporation. None of the issued and outstanding Capital Stock of any Credit Party Entity is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock. The outstanding Capital Stock of each Credit Party Entity is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock.
          (d) No Conflict. The execution, delivery and performance of each of the Loan Documents to which any Credit Party Entity is a party do not and will not (i) conflict with the Constituent Documents of any Credit Party Entity, (ii) constitute a tortious interference with any Contractual Obligation of any Person, (iii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or other Contractual Obligation of any Credit Party Entity, or require the termination of any other Contractual Obligation, (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of any Credit Party Entity, other than Liens contemplated by the Loan Documents, or (v) require any approval of any Credit Party Entity shareholder that has not been obtained.
          (e) Governmental Consents, etc. The execution, delivery and performance of each of the Loan Documents to which each Credit Party Entity is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except (i) filings, consents or notices which have been made, obtained or given, or, in a timely manner, will be made, obtained, or given; and (ii) filings necessary to create or perfect security interests in the Collateral. None of Credit Party Entities is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated in the Loan Documents.
          (f) Accommodation Obligations; Contingencies. Except as set forth on Schedule 1.01.2, no Credit Party Entity has any Accommodation Obligation, contingent liability or liability for any Taxes, long-term lease or commitment, not reflected in its Financial
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Statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in the other Schedules hereto.
          (g) Restricted Payments. Since the date of the Proposal Letter, no Credit Party Entity has directly or indirectly declared, ordered, paid or made or set apart any sum or Property for any Restricted Payment or agreed to do so, except as permitted pursuant to Section 9.06 hereof.
          (h) Financial Position. The Initial Projections and each of the business plans and all other financial projections and related materials and documents delivered to the Lenders pursuant hereto were prepared in good faith and are based upon facts and assumptions that management of Borrower believe to be reasonable in light of the then current and foreseeable business conditions and prospects of NMHG Holding and its Subsidiaries and represent management’s opinion of the projected financial performance based on the information available at the time so furnished. All Financial Statements included in such materials were prepared in all material respects in conformity with GAAP, except as otherwise noted therein, and fairly present in all material respects the respective consolidated financial positions, and the consolidated results of operations and cash flows for each of the periods covered thereby of NMHG Holding and its Subsidiaries as at the respective dates thereof. The Pro Forma, copies of which have been furnished to the Lenders, fairly presents on a pro forma basis the financial condition of NMHG Holding and its Subsidiaries as of the Closing Date, and reflects on a pro forma basis those liabilities reflected in the notes thereto and resulting from consummation of the transactions contemplated by the Loan Documents, and the payment or accrual of all transaction costs payable with respect to any of the foregoing. Borrower believes that the Initial Projections and the assumptions expressed in the Pro Forma are reasonable based on the information available to Borrower at the time so furnished.
          (i) Litigation; Adverse Effects. Except as set forth in Schedule 6.01-I, there is no action, suit, audit, proceeding, claim, allegation of defective pricing, investigation or arbitration (or series of related actions, suits, proceedings, allegations, investigations or arbitrations) before or by any Governmental Authority or private arbitrator pending or, to the Knowledge of any Credit Party Entity, threatened against any Credit Party Entity or any Property of any of them (i) challenging the validity or the enforceability of any of the Loan Documents, (ii) which has or is reasonably likely to have a Material Adverse Effect, or (iii) under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a criminal penalty. There is no material loss contingency within the meaning of GAAP which has not been reflected in the consolidated Financial Statements of NMHG Holding and its Subsidiaries. No Credit Party Entity is (A) in violation of any applicable Requirements of Law which violation has had or is reasonably likely to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which has had or is reasonably likely to have a Material Adverse Effect.
          (j) No Material Adverse Change. Since December 31, 2004, there has occurred no event which has resulted or is reasonably likely to have a Material Adverse Effect.
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          (k) Payment of Taxes. All tax returns and reports of each Credit Party Entity required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective Property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid other than such taxes, assessments, fees and other governmental charges (i) which are being contested in good faith by any Credit Party Entity, as the case may be, by appropriate proceedings diligently instituted and conducted as permitted by the terms of Section 8.04 and (ii) non-payment of the amounts thereof would not, individually or in the aggregate, result in a Material Adverse Effect. No Credit Party Entity has any knowledge of any proposed tax assessment against any Credit Party Entity that shall have or is reasonably likely to have a Material Adverse Effect.
          (l) Performance. No Credit Party Entity has received notice or has actual Knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it; (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation; or (iii) any of its Property is in violation of any Requirement of Law and which in the case of any of the foregoing has had or is reasonably likely to have a Material Adverse Effect.
          (m) Disclosure. The representations and warranties of each Credit Party Entity contained in the Information Memorandum, Loan Documents and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms hereof and the other Loan Documents, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which and the time at which they were made, not misleading. No Credit Party Entity has intentionally withheld any fact from the Administrative Agent or any Lender in regard to any matter which has had or is reasonably likely to have a Material Adverse Effect.
          (n) Requirements of Law. Each Credit Party Entity is in compliance with all Requirements of Law applicable to it and its business, in each case where the failure to so comply individually or in the aggregate shall have or is reasonably likely to have a Material Adverse Effect.
          (o) Environmental Matters. Except as set forth in Schedule 6.01-O and except as is not reasonably likely to have a Material Adverse Effect:
          (i) the operations of Credit Party Entities comply in all respects with all applicable Environmental, Health or Safety Requirements of Law;
          (ii) each Credit Party Entity has obtained all environmental, health and safety Permits necessary for its respective operations as currently conducted and Properties as currently used, and all such Permits are in good standing, and each Credit Party Entity is currently in compliance with all terms and conditions of such Permits;
          (iii) no Credit Party Entities nor any of their respective present or past Property or operations, are subject to or the subject of any currently effective or ongoing
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judicial or administrative proceeding, order, judgment, decree, dispute, negotiations, agreement, or settlement respecting (I) any violation of or liability under any Environmental, Health or Safety Requirements of Law, (II) any Remedial Action, or (III) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment;
          (iv) no Credit Party Entity has filed any notice under any applicable Requirement of Law: (A) reporting to any Person or Governmental Authority a Release of a Contaminant within the past three years; (B) reporting under Section 103(c) of CERCLA, indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; or (C) reporting a violation of any applicable Environmental, Health or Safety Requirement of Law or condition in any Permit under an Environmental, Health or Safety Requirement of Law within the past three years;
          (v) none of the present or, to Borrower’s Knowledge, past Property of any Credit Party Entity is listed or proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List (“CERCLIS”) or any similar state list of sites requiring Remedial Action;
          (vi) no Credit Party Entity has, to its Knowledge, sent or directly arranged for the transport of any product, material or waste, to any current or proposed NPL site, or any site on any similar state list of sites requiring Remedial Action;
          (vii) there is not now in connection with or resulting from any Credit Party Entity’s operations, nor, to Borrower’s knowledge, has there ever been on or in any of the current or former Property (A) any treatment, recycling, storage or disposal of any hazardous waste requiring a permit under 40 C.F.R. Parts 264 and 265 or any state equivalent, (B) any solid waste landfill, waste pile, petroleum or hazardous waste, swamp, pit, pond, underground storage tank or surface impoundment, or (C) a reportable or non-permitted Release to the environment of any Contaminant involving any polychlorinated biphenyls used in hydraulic oils, electrical transformers or other Equipment;
          (viii) to each Credit Party Entity’s Knowledge, there have been no Releases of any Contaminants to the environment from any Property except (A) in compliance with Environmental, Health or Safety Requirements of Law, or (B) which have been addressed to the satisfaction of the appropriate Governmental Authorities;
          (ix) no Environmental Lien has attached to any Property;
          (x) within the last year each Credit Party Entity has inspected its respective Property and such Property does not contain any asbestos-containing material or visible evidence of mold growth;
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          (xi) none of the Property presently is subject to any Environmental Property Transfer Act, or the extent such acts are presently applicable to any such Property, each Credit Party Entity has fully complied with the requirements of such acts; and
          (xii) NMHG Holding and its Subsidiaries, taken as a whole, are not, and to their Knowledge will not be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that have resulted or are reasonably likely to result in cash expenditures by Credit Party Entities in excess of $2,750,000 in the aggregate for any calendar year ending after the Closing Date.
          (p) ERISA Matters. Neither Borrower nor any ERISA Affiliate maintains or contributes to any Benefit Plan, Multiemployer Plan or Foreign Pension Plan other than those listed on Schedule 6.01-P attached hereto. Each Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect either (i) has received a favorable determination letter from the IRS that the Plan is so qualified or (ii) an application for determination of such tax-qualified status will be made to the IRS prior to the end of the applicable remedial amendment period under Section 401(a) of the Internal Revenue Code as currently in effect, and Borrower or an ERISA Affiliate shall diligently seek to obtain a determination letter with respect to such application. Except as identified on Schedule 6.01-P, no Credit Party Entity maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. Each Credit Party Entity is in compliance in all material respects with the responsibilities, obligations and duties imposed on it by ERISA and the Internal Revenue Code with respect to all Plans. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived. Neither Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code or (ii) has taken or failed to take any action which would constitute or result in a Termination Event. Neither Borrower nor any ERISA Affiliate has any potential liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Administrative Agent is complete and accurate. Except as identified on Schedule 6.01-P, since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Benefit Plan amendment that results in an increase in current liability for the plan year. Except as disclosed on
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Schedule 6.01-P, no Credit Party Entity has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement. Borrower has given to the Administrative Agent copies of all of the following: each Benefit Plan and related trust agreement (including all amendments to such Plan and trust) in existence or committed to as of the Closing Date and in respect of which Borrower or any ERISA Affiliate is currently an “employer” as defined in Section 3(5) of ERISA, and the most recent actuarial report, determination letter issued by the IRS and Form 5500 filed in respect of each such Benefit Plan in existence; a listing of all of the Multiemployer Plans currently contributed to by Borrower or any ERISA Affiliate with the aggregate amount of the most recent annual contributions required to be made by Borrower and all ERISA Affiliates to each such Multiemployer Plan, any information which has been provided to Borrower or an ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made; and as to each employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees of any Credit Party Entity after termination of employment other than as required by Section 601 of ERISA, the plan document (or, if no plan document is available, a written description of the benefits provided under such plan), the actuarial report for such plan (if any), the aggregate amount of the most recent annual payments made to, or on behalf of, terminated employees under each such plan, and any information about funding to provide for such welfare benefits.
          (q) Foreign Employee Benefit Matters. Each Foreign Employee Benefit Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan. Each Foreign Employee Benefit Plan intended to qualify for the most favorable tax and accounting treatment available in respect of it is so qualified. With respect to any Foreign Pension Plan with a defined benefit element not wholly covered by insurance maintained or contributed to by any Credit Party Entity, the most recent valuation for such plan has been disclosed. Contributions to such Foreign Pension Plan are being made at the rate recommended by actuarial advice with a goal to eliminate any funding deficits disclosed in such valuations over a 14 year period, and no Credit Party Entity or trustee has taken nor will take, any action which would materially increase any such deficit, unless compelled to do so in compliance with legislation. With respect to any Foreign Employee Benefit Plan maintained or contributed to by any Credit Party Entity (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by best accounting practices in the jurisdiction in which such Plan is maintained having regard to tax legislation. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Plans will not result in a material liability. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of Borrower, threatened against any Credit Party Entity or any ERISA Affiliate with respect to any Foreign Employee Benefit Plan.
          (r) Labor Matters.
          (i) Except as set forth in Schedule 6.01-R, there is no collective bargaining agreement covering any of the employees of any Credit Party Entity. To Borrower’s Knowledge, except as set forth on Schedule 6.01-R, no attempt to organize the employees of any Credit Party Entity is pending, threatened or planned.
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          (ii) Set forth in Schedule 6.01-R or Schedule 6.01-P, as the case may be, is a list, of all material consulting agreements, material executive employment agreements, executive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, and severance plans of NMHG Holding and its Subsidiaries providing for benefits for employees of NMHG Holding and its Subsidiaries.
          (s) Securities Activities. No Credit Party Entity is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
          (t) Solvency. After giving effect to the transactions contemplated by the Loan Documents and the Loans to be made on any date that Loans are requested hereunder and the disbursement and application of the proceeds of such Loans pursuant to Borrower’s instructions, Borrower, each Guarantor, and Borrower together with its Subsidiaries is Solvent.
          (u) Patents, Trademarks, Permits, Etc.; Government Approvals.
          (i) Each Credit Party Entity owns, is licensed or otherwise has the lawful right to use, or have all permits and other governmental approvals, patents, trademarks, trade names, industrial designs, copyrights, technology, know-how and processes used in or necessary for the conduct of its respective business as currently conducted except where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 6.01-U, no claims are pending or, to the best of Borrower’s Knowledge following inquiry, threatened that any Credit Party Entity is infringing upon the rights of any Person with respect to such permits and other governmental approvals, patents, trademarks, trade names, industrial designs, copyrights, technology, know-how and processes, except for such claims and infringements that do not, in the aggregate, give rise to any liability on the part of any Credit Party Entity which has, or is reasonably likely to, have a Material Adverse Effect.
          (ii) Except for Liens granted to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, the transactions contemplated by the Loan Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, trade names, industrial designs, copyrights, technology, know-how or processes by any Credit Party Entity in any manner which shall have or is reasonably likely to have a Material Adverse Effect.
          (v) Assets and Properties. Each Credit Party Entity has good and marketable title to all of the Collateral and all other material assets and Property (tangible and intangible) owned by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets or by the existence of any Liens permitted under Section 9.03), and all such assets and Property are free and clear of all Liens except Liens securing the Obligations and Liens permitted under Section 9.03. Substantially all of the material assets and Property owned by, leased to, or used by any Credit Party Entity is in adequate operating condition and repair, ordinary wear and tear excepted, is free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof
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in the conduct of normal operations, and is able to serve the function for which they are currently being used, except in each case where the failure of such asset to meet such requirements has not, or is not reasonably likely to have a Material Adverse Effect. To the best knowledge of Borrower, each Mortgaged Property is free of structural defects and all building systems contained therein are in good working order subject to ordinary wear and tear. Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of any Credit Party Entity in and to any of such assets in a manner that has, or is reasonably likely to have, a Material Adverse Effect. Schedule 6.01-V contains a true and complete list of (i) all of the Real Property owned in fee simple by each Credit Party, showing, as of the Closing Date, the street address, county or other relevant jurisdiction, state, record owner and book and the reasonable good faith estimated fair value thereof, (ii) a true and complete list of all Leases, showing, as of the date hereof, the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost and approximate rentable square footage thereof, together with identification of which locations have Inventory with a Fair Market Value of $1,100,000 or more, and (iii) a true and complete list of all Bailees at which there is, or is reasonably expected to be, (A) for a period of 30 days or more during any twelve-month period, Inventory with a Fair Market Value of $275,000 or more or (B) at any time, Inventory with a Fair Market Value of $1,100,000 or more.
          (w) Insurance. Schedule 6.01-W attached hereto accurately sets forth all insurance policies and programs currently in effect with respect to the respective Property and assets and business of each Credit Party Entity, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, (vi) the annual premium with respect thereto, and (vii) a list of claims in excess of $550,000 made thereunder during the immediately preceding three (3) calendar years. Borrower has delivered to the Administrative Agent copies of all such insurance policies. Such insurance policies and programs are currently in full force and effect, in compliance with the requirements of Section 8.05 and are in amounts sufficient to cover the replacement value of the respective Property and assets of Credit Party Entities.
          (x) Pledge of Collateral. The grant and perfection of the security interests in the Capital Stock pledged pursuant to any Pledge Agreement, is not made in violation of the registration provisions of the Securities Act, any applicable provisions of other federal securities laws, state securities or “Blue Sky” law, foreign securities law, or applicable general corporation law or in violation of any other Requirement of Law.
          (y) Transactions with Affiliates. Schedule 6.01-Y lists each and every existing material agreement (other than the Loan Documents) and arrangement that any Credit Party has entered into with any of their respective Affiliates which are not Credit Parties.
          (z) Bank Accounts. Schedule 6.01-Z sets forth all of the Collection Account Banks and other bank accounts of the Credit Parties where proceeds of Collateral are from time to time deposited by the Credit Parties, including the Lockboxes, the Collection Accounts and the Disbursement Accounts, their addresses and the relevant account numbers. Each Credit Party (i) has directed, and in the future will direct, all of its account debtors to remit all monies, checks, notes, drafts or funds received by it, including, without limitation, all payments in
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respect of Receivables, all other proceeds of Collateral, and all Net Cash Proceeds of Issuance of Indebtedness and Net Cash Proceeds of Sale (the “Collections”) directly to a Lockbox or Collection Account (or in accordance with other arrangements approved by the Administrative Agent), or (ii) to the extent that the account debtors of such Credit Party, notwithstanding the instructions described in clause (i) above, remit such Collections directly to such Credit Party, Borrower agrees, and agrees to cause each Credit Party to, deposit all such Collections into a Collection Account promptly upon such Person’s receipt thereof. Borrower agrees to cause all Collections now or hereafter received directly or indirectly by Borrower or any such Credit Party or any agent thereof or in the possession of Borrower or any Credit Party or any agent thereof to be held in trust for the Administrative Agent and, promptly upon receipt thereof, to be deposited into a Collection Account. The contents of each Lockbox shall automatically be deposited into a Collection Account or be emptied and deposited into a Collection Account by a representative of the Collection Account Bank at which the applicable Collection Account has been established. Subject to the Intercreditor Agreement, only the ECA Agent, Administrative Agent, the Collateral Agent and the applicable Collection Account Bank, if any, shall have power of withdrawal from each Lockbox and the related Collection Account.
          (aa) Indebtedness. Schedule 1.01.3 sets forth all Indebtedness for borrowed money of each Credit Party Entity, and there are no defaults in the payment of principal or interest on any such Indebtedness and no payments thereunder have been deferred or extended beyond their stated maturity (except as disclosed on such Schedule).
          (bb) Tax Examinations. The IRS has examined (or is foreclosed from examining by applicable statutes) the Parent’s consolidated federal income tax returns for all tax periods prior to and including the taxable year ending December 31, 2002. All deficiencies which have been asserted against or with respect to any Credit Party Entity as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application of similar principles, reasonably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in NMHG Holding’s consolidated Financial Statements to the extent, if any, required by GAAP.
          (cc) Compensation. Except (i) as disclosed in documents filed with the Securities and Exchange Commission, (ii) as set forth on Schedule 6.01-CC attached hereto, and (iii) for increases in the ordinary course of business and in accordance with past practices, no Credit Party Entity has increased or agreed to increase the aggregate compensation or benefits (including severance benefits) payable or accruing to any past or present officer of any of such Persons or Person having management responsibilities.
          (dd) Borrower Singapore Subsidiary. Hyster Singapore Pte Ltd. does not have total assets in excess of $5,000,000.
          (ee) Anti-Terrorism Laws and Anti-Money Laundering Laws. None of Credit Party Entities are, and after making due inquiry no Person who owns a controlling interest in or otherwise controls any Credit Party Entity is or shall be, (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control
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(“OFAC”), Department of the Treasury, and/or on any other similar list (collectively, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). No Credit Party Entity (x) is a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or (y) is a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders or (z) is affiliated or associated with a Person or entity listed in the preceding clause (x) or clause (y). To the Knowledge of Borrower, no Credit Party Entity, any of its Affiliates, nor any brokers or other agents acting in any capacity in connection with the Loans hereunder (I) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders or (II) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          (ff) No Violation of Anti-Money Laundering Laws. To Borrower’s Knowledge, no Credit Party Entity nor any holder of a direct or indirect interest in any Credit Party Entity (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.
          (gg) Utilities and Public Access. Each Mortgaged Property has adequate rights of access in all material respects to public ways and is served by water, electric, sewer, sanitary sewer and storm drain facilities. All public utilities reasonably necessary to the continued use and enjoyment of such Mortgaged Property as presently used and enjoyed are located in the public right-of-way abutting the premises, and all such utilities are connected so as to serve such Mortgaged Property without passing over other property except for land or easement areas of or available to the utility company providing such utility service. All roads reasonably necessary for the full utilization of such Mortgaged Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of such Mortgaged Property.
          (hh) Condemnation. No Taking has been commenced or, to Borrower’s Knowledge, is contemplated with respect to all or any portion of the Mortgaged Property or for the relocation of roadways providing access to such Mortgaged Property.
          (ii) Mortgages. The Mortgages create a valid and enforceable first priority Lien on the Mortgaged Properties described therein, as security for the repayment of the Indebtedness, subject only to the Permitted Encumbrances and Customary Permitted Liens applicable to the Mortgaged Properties.
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          (jj) Assessments. There are no pending nor, to the Knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Properties, nor are there any contemplated improvements to the Mortgaged Properties that may result in such special or other assessments.
          (kk) No Joint Assessment; Separate Lots. Borrower has not suffered, permitted or initiated the joint assessment of any Mortgaged Property (i) with any other real property constituting a separate tax lot, and (ii) with any portion of such Mortgaged Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Mortgaged Property as a single lien. Each Mortgaged Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.
          (ll) Flood Zone. Except as shown on the Surveys, the Mortgaged Properties described therein are not located in a flood hazard area as defined by the Federal Insurance Administration.
          (mm) No Encroachments. Except as shown on the Surveys, to the best Knowledge of Borrower, (i) no improvements on adjoining properties encroach upon any Mortgaged Property, (ii) no easements or other encumbrances upon any Mortgaged Property encroach upon any of the improvements on such Mortgaged Property, in the case of (i) and (ii), the aforementioned conditions in this clause do not materially and adversely affect the value or marketability of such Mortgaged Property and (iii) all of the improvements on the Mortgaged Properties comply with all material requirements of any applicable zoning and subdivision laws and ordinances.
          (nn) Management Agreement; Leases. The Mortgaged Properties are not subject to any Management Agreement and the Mortgaged Properties are not subject to any Leases.
ARTICLE VII
REPORTING COVENANTS
          Borrower covenants and agrees that so long as any Commitment is outstanding and thereafter until Payment In Full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent thereto:
          7.01. Financial Statements. Borrower shall maintain, and shall cause each Credit Party Entity to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating Financial Statements in conformity with GAAP, and each of the Financial Statements described below shall be prepared from such system and records. Borrower shall deliver or cause to be delivered to the Administrative Agent and the Lenders:
          (a) Monthly Reports. Within thirty (30) days after the end of each fiscal month in each Fiscal Year (other than each fiscal month which is the last month of any fiscal
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quarter or of the Fiscal Year), the consolidated balance sheets of NMHG Holding and its Subsidiaries as at the end of such period and the related consolidated statements of income and cash flow of NMHG Holding and its Subsidiaries for such fiscal month and for the period from the beginning of the then current Fiscal Year to the end of such fiscal month, and for the corresponding period during the previous Fiscal Year, and a comparison of the statement of the year to date earnings and cash flow to the corresponding statement for the corresponding period from the previous Fiscal Year, and the forecasted consolidated balance sheet and consolidated statement of earnings and cash flow most recently provided pursuant to Section 7.01(f), and a comparison of the statement of year to date earnings and cash flow to the annual operating plan, certified by a Financial Officer of NMHG Holding as fairly presenting in all material respects the consolidated financial position of NMHG Holding and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP, subject to normal year end adjustments.
          (b) Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of the first three fiscal quarters in each Fiscal Year:
          (i) the consolidated balance sheets of NMHG Holding and its Subsidiaries as at the end of such period and the related consolidated statements of income, and cash flow of NMHG Holding and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form, on a consolidated basis only, the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the consolidated financial forecast for the current Fiscal Year delivered on the Closing Date or pursuant to Section 7.01(f), as applicable, and
          (ii) the consolidating balance sheets of NMHG Holding, which includes the wholesale and retail divisions of NMHG Holding and eliminations as at the end of such period and the related consolidating statements of income and cash flow of NMHG Holding, which includes the wholesale and retail divisions of NMHG Holding and eliminations for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter;
in each case, certified by a Financial Officer of NMHG Holding as fairly presenting the consolidated and consolidating (where applicable) financial position of the reporting Persons as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP, subject to normal year end adjustments.
          (c) Annual Reports. Within ninety (90) days after the end of each Fiscal Year:
          (i) audited consolidated Financial Statements of NMHG Holding and its Subsidiaries reported on by the Accounting Firm, which report shall be unqualified (or, if qualified, only as to non-material matters) and shall state that such Financial Statements fairly present the consolidated financial position of NMHG Holding and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except
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for changes with which such Accounting Firm shall concur and which shall have been disclosed in the notes to the Financial Statements) and that the examination by such Accounting Firm in connection with such consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and
          (ii) the consolidating balance sheets of NMHG Holding, which includes the wholesale and retail divisions of NMHG Holding and eliminations as at the end of such period and the related consolidating statements of income and cash flow of NMHG Holding, which includes the wholesale and retail divisions of NMHG Holding and eliminations of NMHG Holding for such Fiscal Year;
in each case, certified by a Financial Officer of NMHG Holding as fairly presenting the consolidated and consolidating (where applicable) financial position of the reporting Persons as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP.
          (d) Parent Reports. Prior to a Restructuring, the Parent’s annual report on Form 10-K and annual report to shareholders (including audited financial statements).
          (e) Officer’s Certificate. Together with each delivery of any Financial Statement pursuant to (i) paragraphs (a), (b) and (c) of this Section 7.01, an Officer’s Certificate of NMHG Holding, stating that the Financial Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of NMHG Holding and its Subsidiaries during the accounting period covered by such Financial Statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such Person does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action any Credit Party Entity has taken, is taking and proposes to take with respect thereto; and (ii) paragraphs (b) and (c) of this Section 7.01, a certificate (the “Compliance Certificate”), which shall be in form and substance satisfactory to Administrative Agent signed by a Financial Officer of NMHG Holding, setting forth calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of Article X.
          (f) Business Plans; Financial Projections. (i) Not later than March 31st of each Fiscal Year, and containing substantially the same types of financial information contained in the Initial Projections, the annual business plan for NMHG Holding and its Subsidiaries for such Fiscal Year and for each month in such Fiscal Year, and (ii) not later than June 30th of each Fiscal Year, the annual long-range business forecast of NMHG Holding and its Subsidiaries for five Fiscal Years, containing a consolidated balance sheet, income statement and statement of cash flow.
          (g) Management Letter. Together with each delivery of the Financial Statements referred to in Section 7.01(c), a copy of any management letter presented to the audit review committee of the board of directors of NMHG Holding or Borrower or any similar report
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delivered to Borrower by the Accountant in connection with such Financial Statements. The Administrative Agent and each Lender may, with the written consent of Borrower (which consent shall not be unreasonably withheld or delayed), communicate directly with such accountants in the presence of, or with the consent of, a Financial Officer of Borrower.
          7.02. Events of Default. Promptly upon Borrower obtaining Knowledge (a) of any condition or event which constitutes an Event of Default or Default, or becoming aware that any Lender or the Administrative Agent has given any written notice with respect to a claimed Event of Default or Default, (b) that any Person has given any notice to any Credit Party Entity or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11.01(e), or (c) of any condition or event which has or is reasonably likely to result in a Material Adverse Effect or affect the value of, or the Administrative Agent’s interest in, the Collateral in any material respect, Borrower shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate specifying (A) the nature and period of existence of any such claimed default, Event of Default, Default, condition or event, (B) the notice given or action taken by such Person in connection therewith, and (C) the remedial action any Credit Party Entity has taken, is taking and proposes to take with respect thereto.
          7.03. Lawsuits. Promptly upon (and, in any event, within ten (10) Business Days of) Borrower obtaining Knowledge of the institution of, or written threat of, any Claim, action, suit, proceeding, governmental investigation, any allegation of defective pricing, or any arbitration against or affecting any Credit Party Entity or any Property of any Credit Party Entity not previously disclosed pursuant to Section 6.01(i), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in Borrower’s reasonable judgment, any Credit Party Entity (or the Credit Party Entities as a whole) to liability which has or is reasonably likely to have a Material Adverse Effect, Borrower shall give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters. On the first Business Day of each fiscal quarter, Borrower shall provide the Administrative Agent with a schedule identifying (a) any written threat of, any Claim, action, suit, proceeding, governmental investigation, any allegation of defective pricing, or any arbitration against or affecting any Credit Party Entity or any Property of any Credit Party Entity not previously disclosed pursuant to Section 6.01(i) or notified to the Administrative Agent in accordance with this Section 7.03, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose any Credit Party Entity (or any Credit Party Entities as a whole) to a liability in an amount aggregating $3,300,000 or more (exclusive of claims covered by insurance policies of any Credit Party Entity unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims) and (b) any commercial tort claim filed by any Credit Party stating a claim of $1,100,000 or more, together with an addendum granting a security interest in such claim as required by the Security Agreement.
          7.04. Insurance. Borrower shall deliver to the Administrative Agent as soon as practicable and in any event (a) no later than April 1 in each calendar year, a report in the form
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of Schedule 6.01-W or otherwise in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage (including any self insurance provided by Parent or any Credit Party Entity but excluding health, medical, dental and life insurance (other than key man life insurance)) maintained as of the date of such report by any Person on their behalf or on behalf of any Credit Party Entity and the duration of such coverage, (b) no later than 60 days after the Closing Date for each policy for which Required Evidence of Insurance is required under Section 8.05, the Required Evidence of Insurance, (c) no later than 10 Business Days after the renewal date of each policy (or the effective date of any policy not in effect on the Closing Date) for which Required Evidence of Insurance is required under Section 8.05, evidence satisfactory to the Administrative Agent that such policies are in effect and showing the insurable interests of the Administrative Agent required by Section 8.05 and (d) no later than 60 days after the renewal date of each policy for which Required Evidence of Insurance is required under Section 8.05, the Required Evidence of Insurance for such policy. Borrower shall notify the Administrative Agent of, and shall give the Administrative Agent and its representatives access to copies of, any new, updated, renewed or otherwise modified material insurance policies (excluding health, medical, dental and life insurance (other than key man life insurance)). Borrower shall promptly notify the Administrative Agent of the nonpayment of any premiums of any policy, cancellation of any policy or alterations of any policy that are adverse to the interests of the Holders, in each case, with respect to policies of insurance for which Required Evidence of Insurance is required hereunder.
          7.05. Real Property. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a report supplementing Schedule 6.01-V hereto, including an identification of all owned and leased Real Property disposed of by any Credit Party during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor , lessee, expiration date and annual rental cost and approximate rentable square footage thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedule as may be necessary for such Schedule to be accurate and complete as of the date of delivery.
          7.06. ERISA and Analogous Notices. Borrower shall deliver or cause to be delivered to the Administrative Agent and the Lenders, at Borrower’s expense, the following information and notices as soon as reasonably possible, and in any event:
          (a) within ten (10) Business Days after Borrower or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of a Financial Officer of Borrower describing such Termination Event and the action, if any, which Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL, PBGC or any analogous foreign Governmental Authority in relation to Foreign Pension Benefit Plans with respect thereto;
          (b) within ten (10) Business Days after any Credit Party Entity knows or has reason to know that a prohibited transaction defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code has occurred, a statement of a Financial Officer of Borrower
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describing such transaction and the action which Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;
          (c) within three (3) Business Days after the filing of the same with the DOL, IRS or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;
          (d) within three (3) Business Days after receipt by Borrower or any ERISA Affiliate of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;
          (e) within three (3) Business Days after the filing of the same with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower or any ERISA Affiliate with respect to such request;
          (f) within three (3) Business Days after the occurrence any material increase in the benefits of any existing Benefit Plan or the establishment of any new Benefit Plan or the commencement of contributions to any Benefit Plan to which Borrower or any ERISA Affiliate was not previously contributing, notification of such increase, establishment or commencement;
          (g) within three (3) Business Days after Borrower or any ERISA Affiliate receives notice of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;
          (h) within three (3) Business Days after any Credit Party Entity receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such notice and letter;
          (i) within three (3) Business Days after Borrower or any ERISA Affiliate receives notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;
          (j) within three (3) Business Days after Borrower or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure or with respect to a Foreign Pension Plan, within three (3) Business Days after any Credit Party Entity fails to make a required installment or other payment in accordance with a schedule of contributions, the terms of such Foreign Pension Plan or as otherwise required by a foreign Governmental Authority;
          (k) within three (3) Business Days after Borrower or any ERISA Affiliate knows (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan; and
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          (l) within ten (10) Business Days after Borrower receives written notice from the Administrative Agent requesting the same, copies of any Foreign Employee Benefit Plan and related documents, reports and correspondence specified in such notice.
For purposes of this Section 7.06, Borrower and any ERISA Affiliate shall be deemed to know all facts known by the Administrator of any Plan of which Borrower or any ERISA Affiliate is the plan sponsor.
          7.07. Environmental Notices.
          (a) Borrower shall notify the Administrative Agent and the Lenders in writing, promptly upon Borrower’s learning thereof, of any:
          (i) notice or Claim to the effect that any Credit Party Entity is or may be liable to any Person as a result of exposure to or the Release or threatened Release of any Contaminant, which liability is reasonably likely to result in an expenditure by any Credit Party Entity of over $1,100,000 in any Fiscal Year;
          (ii) notice that or any Credit Party Entity is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment which investigation is reasonably likely to result in an expenditure by or any Credit Party Entity of over $1,100,000 in any Fiscal Year;
          (iii) notice that any Property is subject to an Environmental Lien;
          (iv) notice to any Credit Party Entity of any violation of any Environmental, Health or Safety Requirement of Law, except for such violations or Claims as are not reasonably likely to result in a Material Adverse Effect;
          (v) condition, practice or circumstance reasonably likely to result in a violation of any Environmental, Health or Safety Requirement of Law or a Claim by any Person under any Environmental, Health or Safety Requirement of Law, except for such violations as are not reasonably likely to result in a Material Adverse Effect;
          (vi) commencement or threat of any judicial or administrative proceeding alleging a violation by any Credit Party Entity of any Environmental, Health or Safety Requirement of Law, except for such violations as are not reasonably likely to result in a Material Adverse Effect;
          (vii) new or proposed changes to any existing Environmental, Health or Safety Requirement of Law that are reasonably likely to result in a Material Adverse Effect;
          (viii) any proposed acquisition of stock, assets, real estate, or leasing of property, or any other similar action by any Credit Party Entity that is reasonably likely to subject any Credit Party Entity to additional environmental, health or safety Liabilities and Costs of over $1,100,000 in any Fiscal Year; or
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          (ix) any filing or report made by any Credit Party Entity with any Person or Governmental Authority with respect to any unpermitted Release or threatened Release of a Contaminant, which Release or threatened Release is reasonably likely to result in an expenditure of over $1,100,000 in any Fiscal Year.
          (b) Within forty-five (45) days after the end of each Fiscal Year, Borrower shall submit to the Administrative Agent and the Lenders a report summarizing the status of environmental, health or safety compliance, hazard or liability issues identified in notices required pursuant to Section 7.07(a), disclosed on Schedule 6.01-O or identified in any notice or report required herein.
          7.08. Labor Matters. Borrower shall notify the Administrative Agent and the Lenders in writing, promptly after Borrower has Knowledge thereof, of (i) any material labor dispute to which any Credit Party Entity is or may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons’ plants and other facilities and (ii) any liability in excess of $3,300,000 (arising pursuant to the Worker Adjustment and Retraining Notification Act or otherwise) incurred with respect to the closing of any plant or other facility of such Persons.
          7.09. Public Filings and Reports. Promptly upon the filing thereof with the Securities and Exchange Commission, Borrower shall deliver to the Administrative Agent and the Lenders copies of all filings or reports made in connection with outstanding Indebtedness and Capital Stock of Borrower or, prior to a Restructuring, of the Parent.
          7.10. Bank Account Information. Promptly upon receipt of a request therefor from the Administrative Agent, the Credit Parties shall provide to the Administrative Agent and the Lenders copies of bank statements (covering the period of time requested by the Administrative Agent) with respect to any bank accounts then maintained by any Credit Party. Promptly after the establishment, closure or modification by any Credit Party of any Bank Account, Borrower shall disclose the same to Administrative Agent by submitting an amended and restated Schedule 6.01-Z to the Administrative Agent; provided, however, no Credit Party shall:
          (a) change any Bank Account other than a Disbursement Account or establish any new Bank Account other than a Disbursement Account with any bank which is not acceptable to the Administrative Agent and which, in the case of a Collection Account to be maintained at such bank, has not executed a Collection Account Agreement with respect to such Collection Account, or
          (b) establish any other Bank Account other than a Disbursement Account, or modify any arrangement with respect to any other existing Bank Account other than a Disbursement Account, without the prior consent of the Administrative Agent, which consent may be granted or withheld in the reasonable discretion of the Administrative Agent.
          7.11. Debt. Borrower shall deliver a copy to the Administrative Agent and the Lenders of (a) any material notice or other material communication delivered by or on behalf of any Credit Party to any Person in connection with any material agreement or other document
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relating to the Senior Notes, Senior Note Indenture or Existing Credit Agreement at the same time and by the same means as such notice or other communication is delivered to such Person and (b) any notice or other material communication received by any Credit Party from any Person alleging the occurrence in connection with any Indebtedness described in Section 11.01(e) of an event described in such Section, promptly after such notice or other communication is received by any Credit Party. If at any time CNAI ceases to be ECA Agent, Borrower shall deliver to Administrative Agent as and when required under the Existing Credit Agreement, the monthly certificate delivered under the Existing Credit Agreement evidencing “Availability” under and as defined therein.
          7.12. Other Reports. Borrower shall deliver or cause to be delivered to the Administrative Agent and the Lenders copies of all Financial Statements, material reports and material notices (such as Form 10-Q’s, Form 10-K’s and other material filings), if any, sent or made available generally by any Credit Party or the Parent to its Securities holders or filed with the Securities and Exchange Commission and all press releases made available generally by any Credit Party, the Parent or any Borrower Subsidiary to the public concerning material developments in the business of the Parent or any Credit Party Entity, and all notifications received by the Parent or any Credit Party Entity pursuant to the Securities Exchange Act and the rules promulgated thereunder; provided, that after a Restructuring, nothing shall be required to be delivered under this Section 7.12 with respect to the Parent.
          7.13. Other Information. Promptly upon receipt of a request therefor from the Administrative Agent, Borrower shall prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Parent (prior to a Restructuring only) or any Credit Party Entity or the Collateral including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof and copies of each existing written agreement or arrangement set forth on Schedule 6.01-Y, as from time to time may be reasonably requested by the Administrative Agent.
          7.14. Anti-Terrorism and Anti-Money Laundering Law Notices. Borrower shall immediately notify the Administrative Agent if such Person obtains Knowledge that any holder of a direct or indirect interest in any Credit Party Entity, or any director, manager or officer of any of such holder, (a) has been listed on any of the Lists, (b) has become a Designated Person, (c) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (d) has been assessed civil penalties under any Anti-Money Laundering Laws, or (e) has had funds seized or forfeited in an action under any Anti-Money Laundering Laws.
ARTICLE VIII
AFFIRMATIVE COVENANTS
          Borrower covenants and agrees that so long as any Commitment is outstanding and thereafter until Payment In Full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent:
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          8.01. Organizational Existence, Etc. Except as permitted under Section 9.09, Borrower shall, and shall cause each Credit Party Entity to, at all times maintain its respective organizational existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its business except where the failure to so maintain or preserve would not have or be reasonably be likely to have a Material Adverse Effect.
          8.02. Organizational Powers; Conduct of Business, Etc. Borrower shall, and shall cause each Credit Party Entity to, qualify and remain qualified to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its Property requires it to be so qualified and in good standing except where the failure to qualify or remain qualified would not have or be reasonably be likely to have a Material Adverse Effect.
          8.03. Compliance with Laws, Etc. Borrower shall and shall cause each Credit Party Entity to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, Property, assets or operations of such Person, and (b) obtain as needed all Permits necessary for such Person’s operations and maintain such Permits in good standing, except, in each case, where the failure to do is not reasonably likely to result in a Material Adverse Effect.
          8.04. Payment of Taxes and Claims; Tax Consolidation. Borrower shall, and shall cause each Credit Party Entity to, pay (a) all taxes, assessments and other governmental charges less than or equal to $2,200,000 imposed upon it or on any of its Property or assets or in respect of any of its franchises, business, income or Property within five days upon Knowledge that a penalty or interest has accrued thereon, and (b) all Claims (including, without limitation, claims for labor, services, materials and supplies) for sums less than or equal to $2,200,000 which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 9.03) upon any Credit Party Entity’s Property or assets, within fifteen days upon Knowledge that any penalty or fine has accrued with respect thereto. Borrower shall, and shall cause each Credit Party Entity to, pay (a) on the day when due, all taxes, assessments and other governmental charges greater than $2,200,000 imposed upon it or on any of its Property or assets or in respect of any of its franchises, business, income or Property, and (b) all Claims (including, without limitation, claims for labor, services, materials and supplies) for sums greater than $2,200,000 which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 9.03) upon any Credit Party Entity’s Property or assets. Notwithstanding the preceding sentences, each Credit Party Entity shall have the right to contest in good faith the validity or amount of any such taxes or claims by proper proceedings timely instituted, and may permit the taxes or claims to be contested to remain unpaid during the period of such contest if (i) it diligently prosecutes such contest, (ii) it makes adequate provision in conformity with GAAP with respect to the contested items, and (iii) during the period of such contest, the enforcement and ability of any taxing authority to force payment of any contested item or to impose a Lien (other than any Customary Permitted Lien as defined in clause (a) of the definition thereof) with respect thereto is effectively stayed. Borrower shall promptly pay or cause to be paid any valid judgment enforcing any such taxes and cause the same to be satisfied of record. Borrower will not, nor will permit any Credit Party Entity to, file or consent to the filing of any consolidated income tax return with any Person other than its parent and its Subsidiaries pursuant to the Tax Sharing Agreement or otherwise.
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          8.05. Insurance. Borrower shall maintain for itself and the Credit Party Entities, or shall cause each of Credit Party Entities to maintain in full force and effect the insurance policies and programs listed on Schedule 6.01-W or substantially similar policies and programs or other policies and programs as are acceptable to the Administrative Agent; provided, that at any time but no more than once in any Fiscal Year unless an Event of Default has occurred and is continuing, the Administrative Agent may engage (at Borrower’s expense) a third-party insurance consultant to examine, review and appraise the insurance policies and programs maintained by Credit Party Entities, and to the extent deemed reasonably necessary by the Administrative Agent (taking into account, among other things, the cost of such additional coverage and the risks insured against by such additional coverage), require Borrower to modify the insurance policies and programs currently in place or, in the event that any insurer is rated less than A-, VII by A.M. Best (or an equivalent rating by another insurance rating company reasonably satisfactory to the Administrative Agent), replace the insurance policies and programs provided by such insurer. Each policy relating to (a) the Collateral and/or business interruption coverage for any Credit Party shall be properly endorsed to the Administrative Agent, in form and substance acceptable to the Administrative Agent, showing loss payable to the Administrative Agent, for the benefit of the Holders, subject to the Intercreditor Agreement (or as the Administrative Agent may otherwise request), and (b) coverage for any Credit Party other than the foregoing, unless otherwise permitted by the Administrative Agent, shall contain an endorsement naming the Administrative Agent as an additional insured under such policy (or as the Administrative Agent may otherwise request), in each case in form and substance acceptable to the Administrative Agent (collectively, the “Required Evidence of Insurance”) and delivered to the Administrative Agent in accordance with Section 7.04. Such Required Evidence of Insurance furnished to the Administrative Agent shall provide, unless otherwise permitted by the Administrative Agent in its sole discretion, that the insurance companies will give the Administrative Agent at least ten (10) days’ prior written notice of any cancellation due to nonpayment of premiums thereunder and at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be altered adversely to the interests of the Holders or otherwise cancelled and that no act, whether willful or negligent, or default of any Credit Party Entity or other Person shall affect the right of the Administrative Agent to recover under such policy or policies of insurance in case of loss or damage. In the event any Credit Party Entity, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute and be part of the Obligations, payable as provided in this Agreement.
          8.06. Inspection of Property; Books and Records; Discussions.
          (a) Borrower shall, and shall cause each Credit Party Entity to, permit any authorized representative(s) designated by the Administrative Agent to visit and inspect, whether by access to Credit Party Entities’ MIS or otherwise, any of the Property, to examine, audit, check and make copies of its respective financial and accounting records, books, journals, orders,
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receipts and any correspondence (other than privileged correspondence with legal counsel) and other data relating to their respective businesses or the transactions contemplated hereby or referenced herein (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, management personnel, and independent certified public accountants (in the presence, or with the consent of, a Financial Officer of Borrower or NMHG Holding), all upon reasonable written notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each such visitation and inspection shall be at Borrower’s expense provided, however, that Collateral field examinations at Borrower’s expense may be conducted no more frequently than annually or at any time an Event of Default has occurred and is continuing.
          (b) Borrower shall keep and maintain, and cause each Credit Party Entity to keep and maintain, in all material respects on its MIS and otherwise proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral. If an Event of Default has occurred and is continuing, Borrower, upon the Administrative Agent’s request, shall, and shall cause each Credit Party Entity to, turn over any such records to the Administrative Agent or its representatives; provided, however, that Borrower may, in its discretion, retain copies of such records.
          (c) Borrower will, at all times from and after the date hereof, mark the original copy of all chattel paper with a legend describing the Administrative Agent’s security interest therein and shall take all other actions required by the applicable Security Agreements with respect to chattel paper, and Borrower will hold in trust and safely keep such chattel paper so legended at locations which are either (i) owned by Borrower or (ii) leased by Borrower and with respect to which a Collateral Access Agreement has been executed.
          8.07. ERISA Compliance. Borrower shall, and shall cause each Credit Party Entity to, and shall use its best efforts to cause its ERISA Affiliates who are not Credit Party Entities to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.
          8.08. Foreign Employee Benefit Plan Compliance. Borrower shall, and shall cause each Credit Party Entity to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans.
          8.09. Maintenance of Property. Borrower shall, and shall cause each Credit Party Entity to, maintain in all material respects all of its respective owned and leased Property in good, safe and insurable condition and repair, ordinary wear and tear excepted, and not permit, commit or suffer any waste or abandonment of any such Property and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof, including, without limitation, any capital improvements which may be required; provided, however, that,
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such Property may be altered or renovated in the ordinary course of such Credit Party Entity’s business.
          8.10. Further Assurances; Additional Collateral.
          (a) Borrower shall execute and deliver, and cause Credit Party Entities to execute and deliver, within the time periods set forth with respect to such items on the Closing List, all agreements, documents and instruments designated as “post-closing items” on the Closing List.
          (b) If at any time Hyster Singapore Pte Ltd. has total assets in excess of $5,000,000, 65% of the Capital Stock issued by such Person shall be pledged for the benefit of the Administrative Agent pursuant to a Pledge Agreement.
          (c) At any time and from time to time, (i) promptly following the Administrative Agent’s written request and at the expense of the applicable Person, Borrower agrees to duly execute and deliver, and to cause Credit Party Entities to duly execute and deliver, any and all such further instruments and documents and take such further action as the Administrative Agent may reasonably deem desirable in order to perfect and protect any Lien granted or purported to be granted pursuant to the Loan Documents or to enable the Administrative Agent, in accordance with the terms of the applicable Loan Documents, to exercise and enforce its rights and remedies under the Loan Documents with respect to such Collateral and (ii) promptly upon the request of the Administrative Agent, assign to the Administrative Agent, pursuant to an assignment in form and substance satisfactory to the Administrative Agent, the right to receive proceeds (for application to the Obligations in accordance with this Agreement) of any Interest Rate Contracts or Currency Agreement to which any Credit Party is a party. Notwithstanding the foregoing, the granting of such further assurances or security interest under this Section 8.10 shall not be required if it would (A) be prohibited by other Contractual Obligations to which Borrower or such Credit Party Entity is a party (except to the extent such prohibition is rendered ineffective under the Uniform Commercial Code), (B) be prohibited by applicable law, or (C) result in material adverse tax consequences to Borrower.
          (d) Upon the request of the Administrative Agent, Borrower shall, and shall cause the other Credit Parties to, execute and deliver to the Administrative Agent, for the benefit of the Holders, immediately upon the acquisition or leasing of any Real Property with a fair market value in excess of $2,500,000 (as reasonably determined by the Administrative Agent) by Borrower or any other Credit Party, a Mortgage, assignment or other appropriate instrument evidencing a Lien upon any such Real Property, lease or interest, together with such title insurance policies (mortgagee’s form), certified surveys, environmental site assessment reports, zoning reports, and local counsel opinions with respect thereto and such other agreements, documents and instruments which the Administrative Agent deems reasonably necessary or desirable, the same to be in form and substance reasonably acceptable to the Administrative Agent and to be subject only to (i) Liens permitted under Section 9.03 and (ii) such other Liens as the Administrative Agent and Requisite Lenders may reasonably approve, it being understood that (x) the granting of such additional security for the Obligations is a material inducement to the execution and delivery of this Agreement by each Lender, and (y) with respect to any
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documents required under this clause (d) with respect to leases, it shall not be a breach of this clause (d) if the consent of the lesser is required for such delivery but is not obtained and Borrower has exercised commercially reasonable efforts to obtain such consent. If the Real Property located at 1813 E. Voorhees Street, Danville, Illinois 61832 is not sold to a Person that is not a Credit Party within eighteen (18) months of the Closing Date, then upon the request of the Administrative Agent, Borrower shall execute and deliver or cause to be delivered, as the case may be, to the Administrative Agent, for the benefit of the Holders, the documents described in the preceding sentence with respect to such Real Property.
          8.11. Landlord and Bailee Waivers.
          (a) On or prior to the Closing Date, Borrower shall obtain and deliver, and cause the Credit Parties to obtain and deliver, to the Administrative Agent Collateral Access Agreements relating to each Bailee location listed on Schedule 6.01-V as of the Closing Date. Borrower shall obtain and deliver, and cause the Credit Parties to obtain and deliver, to the Administrative Agent Collateral Access Agreements relating to each location listed from time to time on Schedule 6.01-V or for which such type of agreement is delivered in connection with the Existing Credit Agreement.
          (b) Borrower shall use, and shall cause the Credit Parties to use, its best efforts to obtain and deliver to the Administrative Agent Collateral Access Agreements with respect to all leased Properties in which there is, or is reasonably expect to be, Inventory with a Fair Market Value of $1,000,000 or more.
          8.12. Environmental Compliance.
          (a) Each Credit Party Entity shall comply with all Environmental, Health or Safety Requirements of Law in all material respects.
          (b) Borrower shall obtain as needed all material Permits necessary for its operations, and shall maintain such Permits in good standing.
          (c) At the reasonable request of the Administrative Agent after the release of hazardous materials or the occurrence of any condition reasonably likely to give rise to a material action, suit, demand, investigation, proceeding or liability relating to any Environmental, Health or Safety Requirement of Law in respect of any Mortgaged Property, provide to the Administrative Agent within 60 days after such request (or such longer period of time as may be reasonably necessary and consented to by the Administrative Agent), at the expense of Borrower, an environmental site assessment report for such Mortgaged Property described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Contaminants and the estimated cost of any compliance, removal or remediation action in connection with any Contaminants on such Mortgaged Property; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of Borrower.
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          8.13. Insurance and Condemnation Proceeds.
          (a) Direction to Insurers. Subject to terms and conditions of the Intercreditor Agreement, Borrower hereby directs (and, if applicable, shall cause the Credit Parties to direct) all insurers under policies of Property damage, boiler and machinery and business interruption insurance and payors of any condemnation claim or award relating to the Property to pay all proceeds payable under such policies or with respect to such claim or award directly to the Administrative Agent for deposit in the Agent’s Account.
          (b) Application of Proceeds. In the event proceeds of insurance received by the Administrative Agent under property damage, boiler and machinery policies, business interruption insurance policies, or with respect to a condemnation claim or award exceed $500,000 and do not constitute Replacement Proceeds, the Administrative Agent shall, upon receipt of such proceeds, apply all of the proceeds so received in the manner set forth in Section 3.01(b)(i). Notwithstanding the foregoing, in the event proceeds of insurance received by the Administrative Agent under property damage, boiler and machinery policies or business interruption insurance policies (i) is less than $500,000 or (ii) constitutes Replacement Proceeds, Administrative Agent shall, upon receipt of such proceeds, remit the amount so received to Borrower or the applicable Credit Party; provided, however, in the case of an insurance payment or condemnation award in an amount greater than $500,000, if (i) the Administrative Agent receives notice from Borrower that it or another Credit Party, as applicable, does not intend to restore, rebuild or replace the Property subject to such insurance payment or condemnation award, (ii) Borrower or the applicable Credit Party fails to replace or commence the restoration or rebuilding of such Property within one year after the Administrative Agent’s receipt of the proceeds of such insurance payment or condemnation award, or (iii) upon completion of the restoration, rebuilding or replacement of such Property, the unused proceeds from such insurance payment or condemnation award exceed $500,000, then (x) upon the occurrence of either of the events described in clauses (i) or (ii) above, all such proceeds, and (y) upon the occurrence of the event described in clauses (iii) above, such excess, shall constitute Net Cash Proceeds of Sale received by Borrower or a Subsidiary of Borrower and shall be applied pursuant to the terms of Section 3.01(b)(i).
          8.14. Compliance with Anti-Money Laundering Laws and Anti-Terrorism Laws. Each Credit Party Entity has taken, and agrees that it shall continue to take, reasonable measures (including, without limitation, the adoption of adequate policies, procedures and internal controls) appropriate to the circumstances (in any event as required by applicable Requirements of Law), to ensure that such Person is and shall be in compliance with all current and future Anti-Money Laundering Laws and Anti-Terrorism Laws and applicable Requirements of Law and governmental guidance for the prevention of terrorism, terrorist financing and drug trafficking.
          8.15. Leases and Rents. All Leases entered into by any Credit Party as lessor shall provide for rental rates comparable to then-existing local market rates and terms and conditions commercially reasonable and consistent with then-prevailing local market terms and conditions for similar type properties. With respect to any Lease with respect to which any Credit Party is lessor, such Credit Party shall not enter into such Lease, unless Borrower shall have furnished Agent with executed copies of such Leases. All Leases shall provide that they
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are subordinate to the applicable Mortgage, and that the lessee agrees to attorn to Administrative Agent. Each Credit Party,
          (a) shall observe and perform all of the material obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to materially impair the value of the Leases as security for the Indebtedness;
          (b) shall promptly send copies to Administrative Agent of all written notices of default which such Credit Party shall send or receive thereunder;
          (c) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed and shall effect a termination or diminution of the obligations of tenants under leases, only in a manner that a prudent owner of a similar property to the Mortgaged Properties would enforce such terms covenants and conditions or effect such termination or diminution in the ordinary course of business;
          (d) shall not execute any other assignment of lessor’s interest in the Leases or Rents; and
          (e) shall not convey or transfer or suffer or permit a conveyance or transfer of any Mortgaged Property or of any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees thereunder.
Each Credit Party shall deposit security deposits of lessees which are turned over to or for the benefit of such Credit Party or otherwise collected by or on behalf of such Credit Party, into a bank account and shall not commingle such funds with any other funds of any Credit Party. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements shall be maintained in full force and effect unless replaced by cash deposits as hereinabove described shall, if permitted pursuant to Legal Requirements, name Administrative Agent as payee or mortgagee thereunder (or at Agent’s option, be fully assignable to Agent) and shall, in all respects, comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Administrative Agent. Borrower shall, upon request, provide Administrative Agent with evidence reasonably satisfactory to Administrative Agent of Credit Parties’ compliance with the foregoing. Upon the occurrence and during the continuance of any Event of Default, Borrower shall, upon Administrative Agent’s request, if permitted by any applicable Legal Requirements, turn over to Administrative Agent the security deposits (and any interest theretofore earned thereon) with respect to all or any portion of the Mortgaged Properties, to be held by Administrative Agent subject to the terms of the Leases.
ARTICLE IX
NEGATIVE COVENANTS
          Borrower covenants and agrees that it shall comply with the following covenants so long as any Commitment is outstanding and thereafter until Payment In Full of all of the
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Obligations, unless (except as otherwise provided below) the Requisite Lenders shall otherwise give prior written consent thereto:
          9.01. Indebtedness. Borrower shall not, nor shall permit any Credit Party Entity to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
          (a) the Obligations;
          (b) Indebtedness for trade payables, wages and other accrued expenses incurred in the ordinary course of business;
          (c) Permitted Existing Indebtedness and any extensions, renewals, refundings or replacements of such Indebtedness, provided that any such extension, renewal, refunding or replacement is in an aggregate principal amount not greater than the principal amount of, and, taken as a whole is on terms no less favorable to such Credit Party Entity than the terms of, such Permitted Existing Indebtedness at the time so extended, renewed, refunded or replaced;
          (d) (i) Indebtedness under Capital Leases and Indebtedness secured by purchase money Liens (including the interest of a lessor under a Capital Lease and Liens to which any Property is subject at the time of such Credit Party Entity’s purchase thereof) (“Purchase Money Liens”) securing a principal amount not to exceed, together with the amounts permitted under clause (ii) below, $38,500,000 in the aggregate at any time or from time to time outstanding so long as each Purchase Money Lien shall attach only to the Property to be acquired or constructed and any sale or insurance proceeds thereof (but excluding rental contracts covering such property or any proceeds thereof), (ii) Capital Leases and purchase money Indebtedness incurred to finance the acquisition of fixed assets, the outstanding principal amount of which in the aggregate and when aggregated with the amount of Indebtedness permitted under clause (i) above does not exceed $38,500,000 at any time, (iii) Indebtedness under Capital Leases entered into pursuant to a Lease Finance Transaction or with respect to rental equipment, whether or not reflected on the balance sheet of the applicable Credit Party Entity as Inventory, collectively securing an aggregate principal amount not to exceed $49,500,000 at any time; and (iv) any refinancing of such Indebtedness so long as (A) any Liens granted in connection with such Indebtedness shall only attach to the same Property formerly subject to the Purchase Money Lien and any sale or insurance proceeds thereof (but excluding rental contracts covering such Property or any proceeds thereof), (B) the aggregate principal amount of the Indebtedness so refinanced shall not be increased, (C) the Indebtedness is incurred for the same purpose as the Indebtedness so refinanced and (D) the refinancing shall be on terms and conditions no more restrictive than the terms and conditions of the Indebtedness so refinanced; provided, however, the aggregate outstanding principal amount of Indebtedness permitted under this clause (d) shall at no time exceed $77,000,000.
          (e) Indebtedness in respect of taxes, assessments, governmental charges and Claims for labor, materials or supplies, to the extent that payment thereof is not required pursuant to Section 8.04;
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          (f) Indebtedness constituting Accommodation Obligations permitted by Section 9.05;
          (g) Indebtedness arising from unsecured intercompany loans (i) from any Credit Party to any other Credit Party, (ii) from any Credit Party Entity not a Credit Party to any Credit Party or Pledged Entity, (iii) among Credit Party Entities that are not Credit Parties or Pledged Entities, (iv) among Pledged Entities, or (v) from any Credit Party or Pledged Entity to any Credit Party Entity that is not a Credit Party or Pledged Entity not to exceed, with Investments permitted under Sections 9.04(e)(v) and Accommodation Obligations permitted under Section 9.05(f)(v) but without duplication, $60,500,000 in principal amount outstanding at any time; provided, that all such loans specified in clauses (i) and (v) (with respect to loans by a Credit Party only) shall be evidenced by promissory notes and pledged to the Administrative Agent pursuant to a Pledge Agreement; provided, further that no additional loans described in clauses (i) through (v) shall be permitted after the occurrence and during the continuance of an Event of Default;
          (h) Indebtedness of Credit Party Entities arising pursuant to Interest Rate Contracts entered into in the ordinary course of business or otherwise reasonably acceptable to the Administrative Agent;
          (i) Indebtedness of Credit Party Entities arising pursuant to Currency Agreements entered into in the ordinary course of business or otherwise reasonably acceptable to the Administrative Agent;
          (j) Until the Funding Date, Indebtedness of NMHG Holding and the Guarantors in respect of the Senior Notes;
          (k) Indebtedness with respect to customary warranties and indemnities made under (i) any agreements for asset sales permitted under Section 9.02, or (ii) Contractual Obligations of any Credit Party Entity entered into in the ordinary course of its business;
          (l) (i) Indebtedness with respect to the Australian Credit Facility, and (ii) Indebtedness with respect to any working capital facility guaranteed pursuant to the Foreign Working Capital Guaranty;
          (m) Indebtedness in respect of the Existing Credit Agreement in an aggregate principal amount not to exceed $200,000,000 as reduced by, and after giving effect to, all repayments of the Indebtedness thereunder, including, but not limited to, payments required by Sections 3.01(b)(iii) and 3.01(b)(iv) of the Existing Credit Agreement, but excluding any repayments for which the Existing Credit Agreement does not require a permanent reduction of commitments thereunder;
          (n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;
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          (o) unsecured Indebtedness in respect of obligations owed to an Affiliate of the Parent (other than any Credit Party Entity) approved by the Administrative Agent and created in connection with the transfer of accrued liabilities of Credit Party Entities in respect of transferred self-insured risk to the extent such self-insurance is permitted under Section 8.05;
          (p) unsecured Indebtedness pursuant to the ING Working Capital Line;
          (q) Parent Subordinated Indebtedness;
          (r) Indebtedness arising from unsecured intercompany loans borrowed for the use in any Credit Party Entity’s business and operations in the People’s Republic of China not to exceed, with Investments permitted under Section 9.04(j), $12,000,000 in principal amount outstanding at any time, and
          (s) in addition to the Indebtedness permitted by clauses (a) through (r) above, other unsecured Indebtedness, in an aggregate principal amount not to exceed $16,500,000 at any time outstanding;
provided, however, that further incurrences of the Indebtedness described in clauses (d), (g), (q), and (r) above shall be prohibited if either (A) a Default or an Event of Default shall have occurred and be continuing at the time of such incurrence or would result therefrom or (B) such Indebtedness is prohibited under the terms of any Indebtedness of any Credit Party Entity.
          9.02. Sales of Assets. Borrower shall not, nor shall permit any Credit Party Entity to, sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:
          (a) the sale of Inventory in the ordinary course of business (including sales of such Property among any of Credit Party Entities);
          (b) the sale of Property for consideration not less than the Fair Market Value thereof and (i) with respect to sales not covered by clauses (ii) through (iv) below, having an aggregate Fair Market Value not in excess of $5,000,000 in any Fiscal Year; (ii) in connection with the closure or relocation of any facilities; (iii) such sale is of the assets or the Capital Stock of the Australian Subsidiaries or the NMHG Mauritius Entities; (iv) such sale is of the assets or Capital Stock of any Distribution Subsidiary; or (v) plants and/or Property described on Schedule 9.02-B; provided, however, that (x) any non-cash consideration resulting from such sale (which shall be limited to not more than twenty-five percent (25.0%) of the total consideration for such sale) shall, to the extent received by a Credit Party, be pledged or assigned to the Administrative Agent pursuant to the applicable Security Documents to which it is a party, (y) Borrower complies with the mandatory prepayment provisions set forth in Section 3.01(b) and the conditions to the release of Collateral described in Section 12.09(c) and (z) before and after giving effect to such sale, no Default or Event of Default shall have occurred and be continuing;
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          (c) the transfer of Property from any Credit Party Entity to any Credit Party, among any of the Credit Parties, or among Credit Party Entities not constituting Credit Parties, in each case, otherwise in accordance with the Loan Documents;
          (d) the sale of Investments in Cash Equivalents permitted pursuant to Section 9.04(a);
          (e) (i) sales of Inventory by the Italian Receivables Seller to NACCO UK pursuant to any agreement in form and substance satisfactory to the Administrative Agent, and sales of Receivables by the Italian Receivables Seller to NACCO UK pursuant to the applicable Receivables Sale Agreement and (ii) sales and assignments of Receivables by NACCO Netherlands to NACCO UK pursuant to the applicable Receivables Sale Agreement; provided, that all actions under the applicable Requirements of Law required to perfect NACCO UK’s ownership of such Receivables and Inventory, if applicable, shall have been taken;
          (f) the sale of Property permitted pursuant to Section 9.10 or in connection with transactions permitted in Section 9.09; and
          (g) additional dispositions of Property other than Inventory and Receivables of the Credit Parties which may be approved by the Administrative Agent in its sole discretion and which result in Net Cash Proceeds of Sale of not more than $5,500,000 in the aggregate and $2,200,000 in any Fiscal Year.
          9.03. Liens. Borrower shall not, nor shall permit any Credit Party Entity to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective Property or assets (including the Capital Stock of any Credit Party Entity) except:
          (a) Liens created by the Loan Documents;
          (b) Permitted Existing Liens;
          (c) Customary Permitted Liens;
          (d) Purchase Money Liens and Liens securing Indebtedness permitted by Section 9.01(d), provided, that such Purchase Money Liens and other Liens are created within 90 days after the incurrence of the related Indebtedness;
          (e) extensions, renewals, refundings and replacements of Liens referred to in clauses (a) and (b) of this Section 9.03; provided that any such extension, renewal, refunding or replacement of a Lien referred to in clause (b) shall be limited to the Property covered by the Lien extended, renewed, refunded or replaced and that the obligations secured by any such extension, renewal, refunding or replacement Lien shall be in an amount not greater than the amount of the obligations then secured by the Lien extended, renewed, refunded or replaced;
          (f) statutory and contractual rights of retention on Inventory of Credit Party Entities that do not constitute Credit Parties, which Inventory is located outside of the United States;
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          (g) Liens arising from judgments, decrees or attachments under circumstances that do not otherwise result in an Event of Default;
          (h) Liens arising from precautionary UCC-1 financing statement filings regarding Operating Leases covering only the Property subject thereto;
          (i) any Lien approved by the Administrative Agent in connection with an Acquisition permitted under Section 9.04(f) on or affecting any Property (other than Capital Stock) acquired by any Credit Party Entity or Property of any acquired Credit Party Entity or Person which becomes a Credit Party Entity after the date of this Agreement; provided, that (i) such Lien is created prior to the date on which such Person becomes a Credit Party Entity, (ii) the Lien was not created in contemplation of such Acquisition, (iii) such Lien secures Indebtedness permitted hereunder and the principal amount thereof has not increased in contemplation of or since such Acquisition and (iv) such Lien is removed or discharged within ninety (90) days of such Property being acquired or such Person becoming a Credit Party Entity, as the case may be;
          (j) Liens upon cash or Cash Equivalents securing obligations owing by any Credit Party Entity to the Administrative Agent, a Lender or an Affiliate thereof that arise as a result of the termination of an Interest Rate Contract permitted hereunder to which any Credit Party Entity, and the Administrative Agent, a Lender, or an Affiliate thereof, as applicable, were subject; provided, that the Administrative Agent, the Lender or the Affiliate thereof, as applicable, that is the counterparty under such Interest Rate Contract shall determine in its reasonable judgment such termination amount; provided, further, that such Lien shall run solely for the benefit of the Administrative Agent, the Lender or the Affiliate thereof, as applicable; and
          (k) Liens securing Indebtedness permitted under Section 9.01(m) so long as such Liens are subject to the Intercreditor Agreement and do not attach to First Lien Collateral.
          9.04. Investments. Borrower shall not, nor shall permit any Credit Party Entity to, directly or indirectly make or own any Investment except:
          (a) Investments in cash and Cash Equivalents (including, without limitation, Cash Collateral) (i) pledged to the Administrative Agent or deposited in the Lockboxes, the Collection Accounts and the Cash Collateral Accounts in accordance with the provisions of this Agreement and the other Loan Documents and (ii) on deposit in the Disbursement Accounts or other operating or payroll accounts of Credit Party Entities; provided, that the aggregate amount in the Disbursement Accounts identified on Schedule 9.04 on an overnight basis shall not exceed for any consecutive two Business Days, $22,000,000; provided further, that the aggregate amount in such other disbursement or other accounts (excluding payroll accounts and bank errors) on an overnight basis shall not exceed at any time $27,500,000;
     (b) Permitted Existing Investments, and to the extent such Permitted Existing Investments constitute Indebtedness, any extensions, renewals or replacements thereof, provided that the aggregate Investment under any such extension, renewal or replacement is not greater than the Investment under, and shall be on terms no less favorable to Borrower or such Credit
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Party than the terms of, the Permitted Existing Investment at the time so extended, renewed or replaced;
          (c) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
          (d) Investments in the form of advances to employees in the ordinary course of business for moving, relocation and travel expenses; and other loans to employees for any lawful purpose, provided that (i) each loan permitted under this clause (d) shall be evidenced by a promissory note and (ii) the aggregate principal amount of all such advances and loans at any time outstanding shall not exceed $1,650,000 and (iii) no such advances or loans outstanding at any time to any one Person shall exceed $550,000;
          (e) (i) Investments by Credit Parties in other Credit Parties; (ii) Investments by Credit Party Entities that are not Credit Parties in Pledged Entities or Credit Parties; (iii) Investments by Pledged Entities in other Pledged Entities; (iv) Investments among Credit Party Entities that are not Credit Parties or Pledged Entities; or (v) Investments by Credit Parties and Pledged Entities in Credit Party Entities that are not Credit Parties or Pledged Entities which, with Indebtedness permitted pursuant to Section 9.01(g)(v) and Accommodation Obligations permitted pursuant to Section 9.05(f)(v) but without duplication, does not exceed $60,500,000;
          (f) Investments in connection with the merger with, consolidation with, or acquisition of all or substantially all of the assets or Capital Stock of, or any other combination with or acquisition of any other Person (each an “Acquisition”) so long as (i) the Administrative Agent has received at least thirty (30) Business Days’ prior written notice of such Acquisition and, prior to the consummation thereof, has consented in writing to such Acquisition, (ii) the purchase price payable in cash and non-cash consideration does not exceed $5,500,000 in any one Acquisition or $16,500,000 in the aggregate in any Fiscal Year, (iii) both before and after giving effect to such Acquisition, aggregate “Availability” under, and as defined in, the Existing Credit Agreement will be in excess of $35,000,000, (iv) no Default or Event of Default has occurred and is continuing or would result after giving effect to such Acquisition, (v) to the extent applicable, the requirements of Section 9.07 and Section 9.09 have been satisfied, (vi) to the extent any Lien is required pursuant to Section 9.07, the Administrative Agent has been granted such a first priority secured Lien (subject only to Customary Permitted Liens, Liens given priority pursuant to the Intercreditor Agreement and Liens permitted pursuant to Section 9.03(i)) in all Property acquired in such Acquisition, and Borrower and the target of such Acquisition shall have executed all documents and taken all actions as may be required by the Administrative Agent in connection therewith, (vii) the board of directors of the target of such Acquisition shall have approved such Acquisition and such Acquisition shall otherwise be consensual, (viii) the Indebtedness acquired in connection with such Acquisition, if any, is otherwise permitted pursuant to Section 9.01, and (ix) Borrower shall have delivered all financial reports and other documents requested by the Administrative Agent in connection with such Acquisition;
          (g) Investments permitted in connection with Accommodation Obligations permitted under Section 9.05(e);
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          (h) Investments in Securities received as consideration in a sale of Property pursuant to Section 9.02(b), subject to the limitation on the amount of non-cash consideration that may be received in connection with such sale as set forth in clause (x) of the proviso to such Section 9.02(b);
          (i) Investments consisting of purchases on the Funding Date of Senior Notes with proceeds of the Loan; and
          (j) Investments in the business and operations of Credit Party Entities in the People’s Republic of China not to exceed, with Indebtedness permitted under Section 9.01(r), $12,000,000.
          9.05. Accommodation Obligations. Borrower shall not, or shall permit any Credit Party Entity to, directly or indirectly create or become or be liable with respect to any Accommodation Obligation, except:
          (a) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of its business;
          (b) (i) Permitted Existing Accommodation Obligations and any extensions, renewals or replacements thereof, provided that the aggregate Indebtedness under any such extension, renewal or replacement is not greater than the Indebtedness under, and shall be on terms no less favorable to Borrower or such Subsidiary than the terms of, the Permitted Existing Accommodation Obligation so extended, renewed or replaced; and (ii) Accommodation Obligations evidenced by Financing Agreements of the type described in clause (c) of the definition thereof, and any renewal, amendment, restatement or replacement thereof permitted by the definition thereof;
          (c) Accommodation Obligations (i) arising under the Loan Documents, (ii) with respect to the Indebtedness permitted under Sections 9.01(d) so long as such Accommodation Obligations are unsecured and the remedies thereunder only arise after a default has occurred or is continuing under such related Indebtedness or (iii) otherwise in respect of the Indebtedness permitted under Section 9.01(a), (h), (i), or (q);
          (d) Accommodation Obligations of the Credit Parties with respect to the Senior Notes;
          (e) Accommodation Obligations of the Credit Parties with respect to Lift Truck Financing Guarantees;
          (f) Accommodation Obligations (i) of Credit Parties with respect to Indebtedness of Credit Parties; (ii) of Credit Party Entities not constituting Credit Parties with respect to Indebtedness of Credit Parties or Pledged Entities; (iii) of Pledged Entities with respect to Indebtedness of Pledged Entities; (iv) of Credit Party Entities not constituting Credit Parties with respect to Indebtedness of Credit Party Entities not constituting Credit Parties; and (v) of Credit Parties with respect to Indebtedness of Credit Party Entities not constituting Credit Parties in an aggregate amount, together with Indebtedness permitted pursuant to Section 9.01(g)(v) and
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Investments permitted pursuant to Sections 9.04(e)(v) but without duplication, not to exceed $60,500,000;
          (g) Parent Subordinated Indebtedness;
          (h) Accommodation Obligations of any Credit Party Entity with respect to Indebtedness under Existing Credit Agreement; and
          (i) in addition to the Accommodation Obligations permitted by clauses (a) through (h) above, other unsecured Accommodation Obligations in an aggregate amount not to exceed $16,500,000 at any time outstanding.
          9.06. Restricted Payments.
          (a) Restriction on Dividends. Neither NMHG Holding, Hyster-Yale nor Borrower may make any cash dividend or other distribution, direct or indirect, on account of any shares of, or interests in, any class of Capital Stock of such Person (a “Dividend”), except NMHG Holding, Hyster-Yale and Borrower may make Dividends in any Fiscal Year in an aggregate amount (without duplicating Dividends made by Borrower to Hyster-Yale and subsequently made by Hyster-Yale to NMHG Holding) not to exceed (i) $5,000,000 so long as after giving effect to such Dividend, aggregate “Availability” under, and as defined in, the Existing Credit Agreement will be in excess of $50,000,000, and prior to a Restructuring, no Bankruptcy Event with respect to the Parent has occurred and is continuing plus (ii) fifty percent (50%) of an amount equal to (x) Consolidated Net Income for the immediately preceding Fiscal Year less (y) $10,000,000, so long as after giving effect to such Dividend, there is no Net Indebtedness outstanding under the Existing Credit Agreement; provided, that no Dividend shall be permitted in each case of clause (i) and (ii), if (A) a Default or Event of Default has occurred or is continuing, or after giving effect to such Dividend, a Default or Event of Default would occur or be continuing, or (B) as of the end of the most recent fiscal quarter, the Leverage Ratio is greater than 3.0x.
          (b) Other Restricted Payments. Except as set forth in Section 9.06(a) above, Borrower shall not nor shall permit any Credit Party Entity to otherwise declare or make any Restricted Payment, except:
          (i) (A) redemptions of all of the Senior Notes on the Funding Date (and Dividends to NMHG Holding for the purpose of making such redemption) and, (B) prior to the Funding Date, regularly scheduled payments of principal and interest by NMHG on the Senior Notes.
          (ii) dividends or distributions to the Parent consistent with past practices (A) to pay franchise taxes and other amounts allocable to any Credit Party Entity required by the Parent to maintain its organizational existence, (B) to pay for all operating and overhead expenses of the Parent allocable to any Credit Party Entity (including, without limitation, salaries and other compensation of employees, and directors’ fees and expenses) incurred by the Parent in the ordinary course of its business, (C) to pay the Parent fees for services provided by the Parent to any Credit Party Entity that would
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otherwise have been performed by third parties and (D) to reimburse the Parent for the payment of amounts relating to travel and entertainment expenses and legal, consulting, software, accounting and other similar services provided by third parties on any Credit Party Entity’s behalf; provided, however, that such aggregate dividends or other distributions by all Credit Party Entities pursuant to clause (B) of this Section 9.06(b)(ii) shall not exceed in any Fiscal Year an aggregate of $5,000,000;
          (iii) payments or repayments of advances to the Parent pursuant to the Tax Sharing Agreement to the extent consistent with past practices;
          (iv) cash dividends (or other distributions) paid solely to any Credit Party Entity by any of such Person’s Subsidiaries;
          (v) payments of intercompany Indebtedness (A) by any Credit Party Entity (other than Borrower) to any Credit Party, (B) by any Credit Party Entities (other than a Credit Party) to any other any Credit Party Entity, and (C) by any Credit Party to any Credit Party Entity, in each case, to the extent such Indebtedness is permitted by Section 9.01(g), 9.01(o) and 9.01(r);
          (vi) payments of Indebtedness permitted by Section 9.01(p); and
          (vii) payments of principal and interest by the Credit Party Entities with respect to Parent Subordinated Indebtedness so long as after giving effect to any such payment, “Availability” under, and as defined in, the Existing Credit Agreement is greater than or equal to $10,000,000;
     provided, however, that the Restricted Payments described in clauses (ii)(B), (v)(C), and (vi) above shall not be permitted if either (A) a Default or an Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom or (B) such Restricted Payment is prohibited under the terms of any Indebtedness or Capital Stock of any Credit Party Entity.
          9.07. Conduct of Business; Subsidiaries; Acquisitions.
          (a) Borrower shall not, nor shall permit any Credit Party Entity to, engage in any business other than the businesses engaged in by it on the date hereof and any business or activities which are substantially similar, related or incidental thereto.
          (b) Borrower shall not, nor shall permit any Credit Party Entity to, create, capitalize or acquire any Subsidiary after the date hereof except with the prior written consent of the Administrative Agent and so long as:
          (i) with respect to any Domestic Subsidiary created, capitalized or acquired after the Closing Date, (A) the Capital Stock of such Subsidiary has been pledged to the Administrative Agent as security for the Obligations pursuant a Pledge Agreement, (B) such Subsidiary has guaranteed the Obligations pursuant to a Guaranty, (C) such Subsidiary has granted to the Administrative Agent as security for the Obligations a security interest in all of its assets pursuant to a Security Agreement (and a
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Trademark Security Agreement or a Patent Security Agreement, if applicable), and (D) if such Subsidiary owns or leases any Real Property, such Subsidiary shall have complied with the requirements of Section 8.10(d) hereof;
          (ii) with respect to any first tier Foreign Subsidiary of any Credit Party created, capitalized or acquired after the Closing Date, sixty-five percent (65.0%) of the Capital Stock of such Subsidiary has been pledged to the Administrative Agent as security for the Obligations pursuant to a Pledge Agreement; and
          (iii) with respect to an Acquisition, such Acquisition is otherwise permitted pursuant to Section 9.04(f).
Notwithstanding anything to the contrary in the foregoing paragraph (b), if any Credit Party Entity is a controlled foreign corporation within the meaning of United States Treasury Regulations Section 1.956-2(c)(1), then no more than 65.0% of the Capital Stock of such Subsidiary shall be required to be pledged to the Administrative Agent as security for the Obligations.
          9.08. Transactions with Shareholders and Affiliates. Borrower shall not, nor shall permit any Credit Party Entity to, directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of more than five percent (5%) of any class of equity Securities of Borrower, or with any other Affiliate of Borrower which is not its Subsidiary:
          (a) on terms that are less favorable to any Credit Party Entity, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate;
          (b) if such Affiliate transaction involves an amount in excess of $11,000,000, unless the terms of which are set forth in writing and a majority of the members of Borrower or such Credit Party Entity’s board of directors disinterested with respect to such Affiliate transaction have determined in good faith that the criteria set forth in clause (a) are satisfied and have approved the relevant Affiliate transaction as evidenced by a resolution of such board of directors; provided, that for purposes of this paragraph only, in the event of any Affiliate transaction involving the Parent, those members of the board of directors of applicable Credit Party Entity who are not Permitted Holders and are members of the board of directors of the Parent shall be deemed disinterested; or
          (c) if such Affiliate transaction involves an amount in excess of (i) $11,000,000 in the case of any Affiliate transaction between the Parent, on the one hand, and any Credit Party Entity, on the other hand, or (ii) $22,000,000 in the case of any other Affiliate transaction, unless the board of directors of Borrower or the applicable Credit Party Entity shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate transaction is fair, from a financial standpoint, to NMHG Holding and its Subsidiaries and Borrower or the applicable Credit Party Entity or not less favorable to NMHG Holding and its Subsidiaries and Borrower or the applicable Credit Party Entity than could reasonably be
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expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.
Nothing contained in this Section 9.08 shall prohibit (w) any transaction expressly permitted by Sections 9.01, 9.02, 9.04, 9.05 and 9.06; (x) increases in compensation and benefits for officers and employees of any Credit Party Entity which are customary in the industry or consistent with the past business practice of such Credit Party Entity, provided that no Event of Default or Default has occurred and is continuing; (y) payment of customary directors’ fees and indemnities; or (z) performance of any obligations arising under the Loan Documents.
          9.09. Restriction on Fundamental Changes. Borrower shall not, nor shall permit any Credit Party Entity to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of such Person’s business or Property, whether now or hereafter acquired, except:
          (a) in connection with transactions permitted under Section 9.02; and
          (b) for a merger of (i) a Credit Party into Borrower, (ii) a Guarantor into another Guarantor, or (iii) any other Credit Party Entity into another Credit Party Entity, provided that if the non-surviving or surviving entity was a Pledged Entity, the Capital Stock of such surviving entity shall be pledged to the Administrative Agent in accordance with Section 9.07 as if such surviving entity is a newly acquired entity (it being agreed and understood that after giving effect to any merger, involving NMHG Holding or Hyster-Yale, all of the Capital Stock of Borrower shall have been pledged to the Administrative Agent pursuant to the Pledge Agreement); provided further, if the non-surviving entity had pledged the Capital Stock of a Pledged Entity, the Person owning such Capital Stock of such Pledged Entity following such merger shall execute and deliver a Pledge Agreement pledging such Capital Stock of the Pledged Entity to the Administrative Agent; provided that the documents governing such merger are satisfactory to the Administrative Agent.
          9.10. Sale and Leaseback Transactions. Except with respect to the Property identified on Schedule 9.10 attached hereto, Borrower shall not, nor shall permit any Credit Party Entities to, become liable, directly, by assumption or by Accommodation Obligation, with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real or personal or mixed) which it or any of its Subsidiaries (i) sold or transferred or is to sell or transfer to any other Person, or (ii) intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person, in either instance, in connection with such lease.
          9.11. Margin Regulations; Securities Laws. Borrower shall not, nor shall permit any Credit Party Entity to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry Margin Stock or to violate the Securities Exchange Act or the Securities Act, provided, however, that proceeds of any credit extended hereunder that are distributed to Parent in accordance with Section 9.06 may be used by the Parent to purchase and retire its own Capital Stock; provided, further, however, that no Credit Party Entity shall at any time own any Margin Stock.
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          9.12. ERISA. Borrower shall not, nor shall permit any Credit Party Entity to:
          (a) engage, or permit any of its Subsidiaries to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;
          (b) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Benefit Plan, whether or not waived;
          (c) fail, or permit any ERISA Affiliate who is a Credit Party Entity to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;
          (d) terminate, or permit any ERISA Affiliate who is a Credit Party Entity to terminate, any Benefit Plan which would result in any liability of Borrower or any ERISA Affiliate under Title IV of ERISA;
          (e) fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;
          (f) fail, or permit any ERISA Affiliate who is a Credit Party Entity to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;
          (g) amend, or permit any ERISA Affiliate who is a Credit Party Entity to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code;
          (h) permit any further unfunded liabilities with respect to any Foreign Pension Plan which would trigger a requirement to make a material increase in contributions to fund any such liabilities; or
          (i) fail, or permit any of its Subsidiaries to fail, to pay any required contributions or payments to a Foreign Pension Plan on or before the due date for such required installment or payment.
          9.13. Constituent Documents. Other than in connection with a transaction permitted pursuant to Section 9.09, Borrower shall not, nor shall permit any Credit Party Entity to, amend, modify or otherwise change any of the terms or provisions in any of their respective Constituent Documents as in effect on the Closing Date, except to the extent doing so will not materially and adversely effect the rights of the Lenders, provided, that no Credit Party may change its name other than in accordance with the applicable Security Agreement.
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          9.14. Fiscal Year. No Credit Party Entity shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.
          9.15. Cancellation of Debt; Prepayment of Indebtedness; Certain Amendments. Borrower shall not, nor shall permit any Credit Party Entity to, (i) cancel any material claim or debt owed to such Person or amend or modify the terms thereof, except in the ordinary course of its business or pursuant to the exercise of reasonable business judgment; (ii) prepay, redeem, purchase, repurchase, defease or retire any Indebtedness or the Senior Notes except for (1) regularly scheduled payments as expressly permitted pursuant to the terms of the Loan Documents, (2) payments of principal of and interest on the Existing Credit Agreement and any mandatory prepayment required to be made with respect thereto, to the extent not prohibited by the Intercreditor Agreement, and (3) the prepayment of the Senior Notes on the Funding Date with proceeds of the Loans and cash; provided, that cash may only be used to repay Senior Notes if used together with proceeds of Loans, an Event of Default is not outstanding and would not result therefrom; provided, further, that the Administrative Agent’s Lien in such cash shall automatically terminate if applied in accordance with the foregoing and in accordance with the other terms and conditions of the Loan Documents; or (iii) permit the Constituent Documents of any Credit Party Entity which is a limited liability company, or any document or instrument evidencing a membership interest in such limited liability company, to provide that membership interests in such Subsidiary are securities governed by Article 8 of the Uniform Commercial Code as in effect in any applicable jurisdiction.
          9.16. Environmental Matters. Neither Borrower, nor any Credit Party Entity shall become subject to any Liabilities and Costs which would have a Material Adverse Effect and which arise out of or relate to (a) exposure to or the Release or threatened Release to, from or at any location of any Contaminant, or any Remedial Action in response thereto, or (b) any violation of any Environmental, Health and Safety Requirements of Law.
          9.17. Cash Management. Borrower shall not, nor shall permit any Credit Party Entity to, (a) open any deposit or payroll account or securities account except in accordance with Section 7.10 or (b) authorize or direct any Person to take any action with respect to amounts deposited in the Lockboxes, the Collection Accounts, or the Cash Collateral Accounts in contravention of the provisions hereof.
          9.18. No Restrictions on Subsidiary Dividends. Except to the extent that any such agreement may be contained in the Loan Documents, the Senior Notes or the Existing Credit Agreement Documents, Borrower will not agree, nor shall permit any Credit Party Entity to agree, to create or otherwise permit to exist any consensual encumbrance or restriction of any kind on the ability of any Credit Party Entity to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owing to, Borrower or any other any Credit Party Entity.
          9.19. No Violation of Anti-Terrorism Laws. Credit Party Entities shall not: (a) violate any of the prohibitions set forth in the Anti-Terrorism Laws applicable to any of them or the business that they conduct, or (b) require the Administrative Agent or the Lenders to take any action that would cause the Administrative Agent or the Lenders to be in violation of the
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prohibitions set forth in the Anti-Terrorism Laws, it being understood that the Administrative Agent or any Lender can refuse to honor any such request or demand otherwise validly made by Borrower under this Agreement or any Loan Document. Borrower also shall not, and shall not permit any Credit Party Entity to, directly or indirectly, (a) Knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person or any other Person identified in any List, (b) Knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (c) repay the Loans with any funds derived from any unlawful activity with the result that the making of the Loans would be in violation of law, or (d) Knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming compliance with this Section 9.20).
          9.20. Management Agreement. Borrower shall not, nor shall permit any Credit Party Entity to, directly or indirectly enter into any Management Agreement relating to any Mortgaged Property.
ARTICLE X
FINANCIAL COVENANTS
          Borrower covenants and agrees that so long as any Commitment is outstanding and thereafter until Payment In Full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent thereto:
          10.01. Maximum Leverage Ratio. NMHG Holding and its Subsidiaries shall maintain a Leverage Ratio, as determined as of the last day of each fiscal quarter of NMHG Holding set forth below, of not more than 3.625 to 1.00.
          10.02. Minimum Fixed Charge Coverage Ratio. NMHG Holding and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio on a consolidated basis, as of the last day of each fiscal quarter set forth below for the four-fiscal-quarter period then ending of at least 1.35 to 1.00.
ARTICLE XI
EVENTS OF DEFAULT; RIGHTS AND REMEDIES
          11.01. Events of Default. Each of the following occurrences shall constitute an Event of Default hereunder:
          (a) Failure to Make Payments When Due. Borrower shall fail to pay when due any of the Obligations.
          (b) Breach of Certain Covenants. Borrower shall fail to perform or observe duly and punctually any agreement, covenant or obligation binding on such Person under (i) Section 7.02, 7.03, 7.07, 7.11 (solely with respect to notices of defaults and nonpayments
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required pursuant to such section), 8.01, 8.02, 8.03, 8.04, 8.05 (solely with respect to the failure to pay insurance premiums which has the effect of terminating any insurance policy required to be maintained pursuant to such section), 8.06 or 8.12 or (ii) Article IX or Article X.
          (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by any Credit Party Entity to the Administrative Agent or any Lender herein or in any other Loan Document or in any certificate at any time given by any such Person pursuant to any Loan Document shall be false or misleading in any material respect on the date made (or deemed made).
          (d) Other Defaults. Other than as covered by paragraphs (a), (b) or (c) of this Section 11.01, any Credit Party Entity shall fail to perform or observe duly and punctually any agreement, covenant or obligation binding on such Person under (i) Section 7.06, 7.08 or 8.13(b), and such default shall continue for five (5) Business Days after the occurrence thereof, (ii) Section 7.01, 7.04, 7.05, 7.09, 7.11, 8.05, 8.07, 8.08, 8.09, 8.10 or 8.13(a), and such default shall continue for ten (10) Business Days after the occurrence thereof, (iii) Section 7.10, 7.12, 7.13, or the non-monetary provisions of the Proposal Letter, and such default shall continue for fifteen (15) Business Days after the occurrence thereof, or (iv) any other term contained herein or in any other Loan Document, and such default shall continue for thirty (30) calendar days.
          (e) Default as to Other Indebtedness. Any Credit Party Entity shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after any grace period applicable thereto with respect to the Senior Notes, or any other Indebtedness (other than an Obligation) in excess of $11,000,000, and if a three-Business Day grace period is applicable under Section 11.01(e) of the Existing Credit Agreement, such default shall continue for three Business Days; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is (or, with the giving of notice or lapse of time or both, would be) to cause an acceleration, mandatory redemption or other required repurchase of any such Indebtedness, or permit the holders of any such Indebtedness to accelerate the maturity of such Indebtedness or require the redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by any Credit Party Entity (other than by a regularly scheduled required prepayment, mandatory redemption or required repurchase) prior to the stated maturity thereof.
          (f) Involuntary Bankruptcy; Appointment of Receiver, Etc.
          (i) An involuntary case, proceeding or other action shall be commenced against any Credit Party Entity under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, administrative receiver, trustee, receiver-manager, liquidator, sequestrator, administrator, custodian or similar official for it or for all or any substantial part of its assets, which case, proceeding or other action
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results in entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for period of thirty (30) days; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Credit Party Entity in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.
          (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver-manager, liquidator, administrative receiver, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party Entity or over all or a substantial part of the Property of any Credit Party Entity shall be entered; or an interim receiver, trustee or other custodian of any Credit Party Entity or of all or a substantial part of the property of any Credit Party Entity shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of any Credit Party Entity shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within thirty (30) days after entry, appointment or issuance.
          (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Any Credit Party Entity shall (i) commence any voluntary case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, receiver-manager, administrative receiver, liquidator, sequestrator, administrator, custodian or similar official for it or for all or any substantial part of its assets or (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, receiver-manager, liquidator, sequestrator, trustee or other custodian or other officer for all or a substantial part of its property, (iv) generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make any general assignment for the benefit of creditors or shall otherwise become insolvent under any relevant law, (v) take any other action to authorize any of the actions set forth in this paragraph (g), or (vi) any petition is presented by any Person for the appointment of an administrator of any Credit Party Entity.
          (h) Judgments and Attachments.
          (i) Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, distress or similar process against any Credit Party Entity or any of their respective assets involving in any case an amount in excess of $2,200,000 is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; provided, however, if any such judgment, writ or warrant of attachment or similar process is in excess of $5,500,000, the entry thereof shall immediately constitute an Event of Default hereunder.
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          (ii) A federal tax Lien is filed against any Credit Party Entity or any Property of any Credit Party Entity which is not discharged of record, bonded over or otherwise secured to the satisfaction of the Administrative Agent within forty (40) days after the filing thereof or the date upon which the Administrative Agent receives actual knowledge of the filing thereof for an amount which equals or exceeds $2,200,000.
          (iii) An Environmental Lien is filed against any Property of any Credit Party Entity with respect to Claims in an amount which equals or exceeds $2,200,000.
          (i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party Entity, decreeing its involuntary dissolution, split up or other similar proceeding, and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or any Credit Party Entity shall otherwise dissolve or cease to exist except as specifically permitted hereby; or any corporate action or other steps shall be taken to wind-up, liquidate or dissolve Italian Receivables Seller.
          (j) Loan Documents; Failure of Security. At any time, for any reason, (i) any Loan Document ceases to be in full force and effect (except in accordance with its terms) or any Credit Party Entity party thereto seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or any Credit Party Entity seeks to render such Liens, invalid or unperfected, or (ii) Liens in favor of the Administrative Agent and/or the Lenders contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated hereby or by the other Loan Documents.
          (k) Termination Event. Any Termination Event occurs which the Administrative Agent reasonably believes could subject Borrower or any ERISA Affiliate to a liability in excess of $2,000,000.
          (l) Waiver of Minimum Funding Standard. If the plan administrator of any Plan applies under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Administrative Agent believes that the substantial business hardship upon which the application for the waiver is based could subject Borrower or any ERISA Affiliate to liability in excess of $2,000,000.
          (m) Material Adverse Change. An event shall exist or occur which has a Material Adverse Effect.
          (n) Change of Control. A Change of Control shall have occurred.
An Event of Default shall be deemed “continuing” until cured or waived in accordance with Section 14.07.
          11.02. Rights and Remedies.
          (a) Acceleration and Termination. Upon the occurrence of any Event of Default described in Sections 11.01(f) or 11.01(g), the Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on,
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the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to Borrower, (i) declare that all or any portion of the Commitments are terminated, whereupon the Commitments and the obligation of each Lender to make any Loan hereunder shall immediately terminate, and/or (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower.
          (b) Rescission. If at any time after termination of the Commitments and/or acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 14.07, then upon the written consent of the Requisite Lenders and written notice to Borrower, the termination of the Commitments and/or the acceleration and the consequences of such termination and/or acceleration may be rescinded and annulled; but such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any termination of the aforesaid obligations of the Lenders or any termination of the aforesaid obligations of the Lenders or any acceleration hereunder, even if the conditions set forth herein are met.
          (c) Enforcement. Borrower acknowledges that in the event any Credit Party Entity fails to perform, observe or discharge any of its respective obligations or liabilities hereunder or under any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent and the Lenders; therefore, Borrower agrees that the Administrative Agent and the Lenders shall be entitled after the occurrence and during the continuance of an Event of Default to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
          11.03. Cash Collateral. The Administrative Agent may, at any time after an Event of Default has occurred and is continuing, and otherwise consistent with the Uniform Commercial Code (or any applicable Requirements of Law in any other relevant jurisdiction), sell or cause to be sold any Cash Equivalents being held by the Administrative Agent as Cash Collateral (in any Cash Collateral Account, or otherwise) at any broker’s board or at public or private sale, in one or more sales or lots, at such price as the Administrative Agent may deem best, without assumption of any credit risk, and the purchaser of any or all such Cash Equivalents so sold shall thereafter own the same, absolutely free from any claim, encumbrance or right of
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any kind whatsoever. The Administrative Agent and any of the Lenders may, in its own name or in the name of a designee or nominee, buy such Cash Equivalents at any public sale and, if permitted by applicable law, buy such Cash Equivalents at any private sale. The Administrative Agent shall apply the proceeds of any such sale, net of any expenses incurred in connection therewith, and any other funds deposited in the Cash Collateral Accounts, to the payment of the Obligations in accordance with this Agreement. Borrower agrees that (a) each sale of Cash Equivalents shall be conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to such Cash Equivalents and shall be deemed to be commercially reasonable and (b) any requirement of reasonable notice shall be met if such notice is received by Borrower at its notice address on the signature pages hereto at least ten (10) Business Days before the time of the sale or disposition. Any other requirement of notice, demand or advertisement for sale is waived to the extent permitted by law. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
          11.04. License for Use of Software and Other Intellectual Property. Unless expressly prohibited by the licensor thereof, if any, the Administrative Agent is hereby granted a license to use, without charge, the computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, industrial designs, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, goodwill, registrations, copyrights, copyright applications, Permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any Property of a similar nature of any Credit Party Entity, in each case, as it pertains to the Collateral owned by such Person, or any rights to any of the foregoing, in completing production of, advertising for sale, and selling any of such Collateral, and such Person’s rights under all licenses and franchise agreements shall inure to the benefit of the Administrative Agent. The Administrative Agent agrees not to use any such license prior to the occurrence of an Event of Default without giving prior notice to the applicable Credit Party or Subsidiary thereof.
ARTICLE XII
THE ADMINISTRATIVE AGENT
          12.01. Appointment.
          (a) Each Lender hereby designates and appoints CNAI as the Administrative Agent hereunder, and each such Person hereby irrevocably authorizes the Administrative Agent to execute such documents (including, without limitation, the Loan Documents to which the Administrative Agent is a party) and to take such other action on such Person’s behalf under the provisions hereof and of the other Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. As to any matters not expressly provided for hereby (including, without limitation, enforcement or collection of the Notes or any amount payable under any provision of Article III when due) or the other Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action. Notwithstanding the foregoing, the Administrative Agent shall be
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required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or, where required by the express terms hereof, a different proportion of the Lenders) and such instructions shall be binding upon all Lenders and Holders; provided, however, the Administrative Agent shall not be required to take any action which (i) the Administrative Agent reasonably believes shall expose it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary hereto, to the other Loan Documents or applicable law. The Administrative Agent agrees to act as such on the express conditions contained in this Article XII. Notwithstanding any provision to the contrary in any Loan Document, in relation to any Credit Party’s Dutch Parallel Debt and any security governed by Dutch law:
(A)	the Administrative Agent shall act for itself (but always for the benefit of the Obligees in accordance with the provisions of the Loan Documents); and

(B)	the rights, powers and authorities vested in the Administrative Agent pursuant to the Loan Documents are subject to any restrictions imposed by mandatory Dutch law.
          (b) The provisions of this Article XII are solely for the benefit of the Administrative Agent and the Lenders, and neither Borrower nor any Affiliate of Borrower shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Sections 12.07 and 12.09). In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for Borrower or any Affiliate of Borrower. The Administrative Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its respective agents or employees.
          12.02. Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein or in the Loan Documents. The duties of the Administrative Agent shall be mechanical and administrative in nature. The Administrative Agent shall not have by reason hereof a fiduciary relationship in respect of any Holder. Nothing herein or in any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect hereof or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of Borrower and its Subsidiaries initially and on a continuing basis, and the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Holder with any credit or other information with respect thereto (except for reports required to be delivered by the Administrative Agent under the terms hereof). If the Administrative Agent seeks the consent or approval of any of the Lenders to the taking or refraining from taking of any action hereunder, the Administrative Agent shall send notice thereof to each Lender. The Administrative Agent shall promptly notify each Lender at any time that the Lenders so required hereunder have instructed the Administrative Agent to act or refrain from acting pursuant hereto. Each Lender hereby consents to the Administrative
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Agent’s negotiation of and entry into the Intercreditor Agreement on such Lender’s behalf. Each Lender further authorizes the Administrative Agent to take actions under such Intercreditor Agreement on its behalf and agrees to be bound by the terms and conditions of such Intercreditor Agreement.
          12.03. Rights, Exculpation, Etc.
          (a) Liabilities; Responsibilities. None of the Administrative Agent, any Affiliate of the Administrative Agent, nor any of their respective officers, directors, employees or agents shall be liable to any Holder for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection therewith, except for damages caused by such Person’s gross negligence or willful misconduct, as determined in a judgment by a court of competent jurisdiction. The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 3.02(b), and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Holder to whom payment was due, but not made, shall be to recover from other Holders any payment in excess of the amount to which they are determined to have been entitled. The Administrative Agent shall not be responsible to any Holder for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency hereof or of any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Borrower or Borrower’s Affiliates. The Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions hereof or of any of the Loan Documents or the financial condition of Borrower or any Affiliate of Borrower, or the existence or possible existence of any Default or Event of Default.
          (b) Right to Request Instructions. The Administrative Agent may at any time request instructions from the applicable Lenders with respect to any actions or approvals which, by the terms of any of the Loan Documents, the Administrative Agent is permitted or required to take or to grant, and the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from those Lenders from whom the Administrative Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents. Without limiting the generality of the foregoing, no Holder shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under the Loan Documents in accordance with the instructions of the Requisite Lenders or, where required by the express terms hereof, a greater proportion of the Lenders.
          12.04. Reliance. The Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining hereto or to any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it.
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          12.05. Indemnification. To the extent that the Administrative Agent is not reimbursed and indemnified by Borrower, the Lenders shall reimburse and indemnify the Administrative Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents, in proportion to such Lender’s Pro Rata Share of the Credit Facility; provided, however, such Lenders shall have no obligation to the Administrative Agent with respect to the matters indemnified pursuant to this Section 12.05 resulting from the willful misconduct or gross negligence of the Administrative Agent, as determined in a judgment by a court of competent jurisdiction. The obligations of such Lenders under this Section 12.05 shall survive the Payment In Full of the Loans and all other Obligations and the termination hereof.
          12.06. CNAI Individually. With respect to their respective Pro Rata Shares of the Commitments hereunder, if any, and the Loans made by it, if any, CNAI shall have and may exercise the same rights and powers hereunder and are subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include CNAI in its individual capacity as a Lender or as one of the Requisite Lenders. CNAI and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with NMHG or any of its Subsidiaries as if CNAI were not acting as Administrative Agent pursuant hereto.
          12.07. Successor Administrative Agents; Resignation of Administrative Agents.
          (a) Resignation. The Administrative Agent may resign from the performance of its functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and the Lenders.
          (b) Appointment by Requisite Lenders. Upon any such notice of resignation by the Administrative Agent, the Requisite Lenders shall have the right to appoint a successor Administrative Agent selected from among the Lenders, which appointment shall be subject to the prior written approval of Borrower (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default).
          (c) Appointment by Retiring Administrative Agent. If a successor Administrative Agent shall not have been appointed within the thirty (30) Business Day period provided in paragraph (a) of this Section 12.07, the retiring Administrative Agent, with the consent of Borrower (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above.
          (d) Rights of the Successor and Retiring Administrative Agents. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with
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all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder thereafter to be performed. After the resignation of any Administrative Agent hereunder, the provisions of this Article XII shall inure to such Persons’ benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.
          (e) Effectiveness of Resignation. The resignation of the Administrative Agent shall be effective immediately upon the acceptance by a successor Administrative Agent of appointment pursuant to this Section 12.07. However, if either (i) upon the date of any resignation by the Administrative Agent determining, in its sole discretion, that being such Administrative Agent poses a conflict of interest for such institution or (ii) otherwise within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section 12.07 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on (x) the circumstance described in clause (i) above, the date of such resignation of, and (y) otherwise such 45th day, (A) the retiring Administrative Agent’s resignation shall become effective, (B) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (C) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          12.08. Relations Among Lenders. Each Lender agrees that it shall not take any legal action, nor institute any actions or proceedings, against Borrower or any other obligor hereunder or with respect to any Collateral without the prior written consent of the Requisite Lenders. Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, or terminate its Commitments except in accordance with Section 11.02(a) or a setoff permitted under Section 14.05.
          12.09. Concerning the Collateral and the Loan Documents.
          (a) Intentionally Omitted.
          (b) Authority. Each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders. Each Lender agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders under the Credit Facilities with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by any Credit Party; (iii) act as collateral agent for the Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however,
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the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent, the Lenders for purposes of the perfection of all security interests and Liens with respect to the Property at any time in the possession of such Lender, including, without limitation, the Credit Parties’ respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.
          (c) Release of Collateral.
          (i) Each of the Lenders hereby directs the Administrative Agent to release any Lien held by the Administrative Agent for the benefit of the Administrative Agent, the Lenders and the other Holders:
(A) against all of the Collateral, upon final Payment In Full of the Obligations and termination of the Commitments and this Agreement; and
(B) against any part of the Collateral sold or disposed of by any Credit Party Entity, if such sale or disposition is permitted by Section 9.02 or 9.06 and certified to the Administrative Agent by Borrower in an Officer’s Certificate (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by such Section) or, if not pursuant to such sale or disposition, against any part of the Collateral, if such release is consented to by Lenders whose aggregate Pro Rata Shares in the aggregate are equal to 100%.
          (ii) Each of the Lenders hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 12.09(c) promptly upon the effectiveness of any such release.
          (d) No Obligation. Without limiting the generality of Section 12.03, the Administrative Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists, is owned by any Credit Party, is cared for, protected or insured or has been encumbered or that the Liens granted to the Administrative Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 12.09 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interests in the Collateral as one of the Lenders and that the Administrative Agent shall not have any duty or liability whatsoever to any Lender or any other Holder; provided, however, that
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the Administrative Agent shall not be relieved of any liability imposed by law for gross negligence or willful misconduct.
          (e) Dutch Pledges. For the purpose of the Dutch Pledges only:
          (i) Without prejudice to the other provisions of the Loan Documents and for the purpose of ensuring the validity and effect of any security right governed by Dutch law and granted or to be granted by any Credit Party pursuant to the Loan Documents, each Credit Party undertakes, as a separate and independent obligation to the Administrative Agent, to pay to the Administrative Agent its Dutch Parallel Debts.
          (ii) No Credit Party may pay its Dutch Parallel Debts other than at the instruction of, and in the manner determined by, the Administrative Agent. Without prejudice to clause (i) above, a Credit Party shall be obliged to pay its Dutch Parallel Debts (or, if the Credit Party’s Underlying Debts are due at different times, an amount of its relevant Dutch Parallel Debt corresponding to its relevant Underlying Debt) only when its Underlying Debts have fallen due.
          (iii) Any payment made, or amount recovered, in respect of a Credit Party’s Dutch Parallel Debt shall reduce that Credit Party’s Underlying Debts to any Obligee by the amount which that Obligee has received out of that payment or recovery under the Loan Documents.
          12.10. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Credit Party Entities, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Anti-Terrorism Laws.
          12.11. USA Patriot Act. On the Closing Date and at such other times as are required under the USA Patriot Act, each Lender and each of its assignees and participants that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations.
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ARTICLE XIII
INTENTIONALLY OMITTED
ARTICLE XIV
MISCELLANEOUS
          14.01. Lender Assignments and Participations.
          (a) General. No assignments or participations of any Lender’s rights or obligations hereunder shall be made except in accordance with this Section 14.01.
          (b) Limitations on Assignments. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Loans) in accordance with the provisions of this Section 14.01. Each assignment by a Lender shall be subject to the following conditions: (i) each assignment (other than to a Lender, an Affiliate of a Lender or an Approved Fund) shall be approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed; (ii) each such assignment shall be to an Eligible Assignee; (iii) each assignment shall be in an amount such that, after giving effect to such assignment, the Eligible Assignee (and, if applicable, its Affiliates or Approved Funds) shall hold aggregate Term Loans (or, if no Borrowing has yet occurred, Commitments) in an amount at least equal to $1,000,000 unless each of Borrower and the Administrative Agent otherwise consent (provided, that (X) in the case of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by Affiliated investment advisors, all such concurrent assignments shall be aggregated in determining compliance with this subsection and (Y) more than one Lender (and, if applicable, its Affiliates or Approved Funds) may be the assigning Lender under any such assignment) except if the Eligible Assignee is a Lender, an Affiliate of a Lender, or an Approved Fund or if such assignment shall constitute all the assigning Lender’s interest hereunder; and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and, if such Eligible Assignee is not then a Lender, an Administrative Questionnaire, for its acceptance and recording in the Register. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and agreed to by the Administrative Agent and Borrower, (x) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations hereunder (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender’s rights and obligations hereunder, the assigning Lender shall cease to be a party hereto). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section 14.01.
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          (c) The Register. The Administrative Agent, acting solely for this purpose as an agent for Borrower, shall maintain at its address in effect pursuant to Section 14.08 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of the Lenders, the principal amount of the Loans owing to each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance. The Register shall include an account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of the Borrowing made hereunder, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest or fees due and payable or to become due and payable from Borrower to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by the Administrative Agent from any Credit Party hereunder and each Lender’s share thereof. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower and each of its Subsidiaries, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes hereof. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (d) Fee. Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and (unless waived by the Administrative Agent) a processing and recordation fee of $3,500 (payable by the assigning Lender or the assignee, as shall be agreed between them), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in compliance herewith and in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower; provided, that in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or by or to two or more Approved Funds managed by the same investment advisor or by Affiliated investment advisors, only one such processing and recordation fee shall be payable.
          (e) Information Regarding Borrower. Any Lender may, in connection with any assignment or proposed assignment pursuant to this Section 14.01, disclose to the assignee or proposed assignee any information relating to Borrower or any of Borrower’s Subsidiaries furnished to such Lender by the Administrative Agent or by or on behalf of Borrower; provided that, prior to any such disclosure, such assignee or proposed assignee shall agree (for Borrower’s benefit) to preserve in accordance with Section 14.20 the confidentiality of any confidential information described therein.
          (f) Lenders’ Creation of Security Interests. Notwithstanding any other provision set forth herein, any Lender may at any time create a security interest in all or any portion of its rights hereunder to secure obligations of such Lender, including without limitation, in favor of any Federal Reserve bank in accordance with Regulation A; provided, however, such creation of a security interest shall not release such assigning Lender from any of its obligations hereunder or substitute such holder of a security interest for such Lender as a party hereto.
          (g) Participations. Each Lender may sell participations to one or more other financial institutions in or to all or a portion of its rights and obligations under and in respect of
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any and all facilities hereunder (including, without limitation, all or a portion of any or all of its Commitments hereunder and the Loans owing to it) to any Person (the “Participant”); provided, however, that (i) such Lender’s obligations hereunder (including, without limitation, its Commitments hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (iv) such Participant’s rights to agree or to restrict such Lender’s ability to agree to the modification, waiver or release of any of the terms of the Loan Documents or to the release of any Collateral covered by the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Subsidiaries or Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents or any Collateral, shall be limited to the right to consent to (A) reduction of the principal of, or rate or amount of interest on the Loans(s) subject to such participation (other than by the payment or prepayment thereof), (B) postponement of any scheduled date for any payment of principal of, or interest on, the Loan(s) subject to such participation (except with respect to any modifications of the applicable provisions relating to the prepayments of Loans and other Obligations) and (C) release of any guarantor of the Obligations or all or any substantial portion of the Collateral except for any such release provided in Section 12.09(c). No holder of a participation in all or any part of the Loans shall be a “Lender” or a “Holder” for any purposes hereunder by reason of such participation; provided, however, that each holder of a participation shall have the rights and obligations of a Lender (including any right to receive payment) under Sections 3.04, 3.05, 4.01(f), 4.02(c), 4.02(e), 12.05, 14.02 and 14.05; provided, however, that all requests for any payments pursuant to such Sections shall be made by a Participant through the Lender granting such participation. The right of each holder of a participation to receive payment under Sections 3.04, 3.05, 4.01(f), 4.02(c), 4.02(e), 12.05, 14.02 and, provided such Participant agrees to be subject to Section 14.06 as though it were a Lender, 14.05 shall be limited to the lesser of (i) the amounts actually incurred by such holder for which payment is provided under said Sections and (ii) the amounts that would have been payable under said Sections by Borrower to the Lender granting the participation in respect of the participated interest to such holder had such participation not been granted. Each Lender shall promptly notify the Administrative Agent of the identity of any holder of a participation.
          (h) Payment to Participants. Anything herein to the contrary notwithstanding, in the case of any participation, all amounts payable by Borrower under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.
          14.02. Expenses.
          (a) Generally. Borrower agrees upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Sidley Austin LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents),
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incurred by the Administrative Agent in connection with (i) the Administrative Agent’s audit and investigation of Borrower and its Subsidiaries in connection with the preparation, negotiation, and execution of the Loan Documents and the Administrative Agent’s periodic audits of Borrower and its Subsidiaries; (ii) the preparation, negotiation, execution and interpretation hereof (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article V), the other Loan Documents and any proposal letter or commitment letter issued in connection therewith and the making of the Loans hereunder; (iii) the creation, perfection or protection of the Liens under the Loan Documents (including, without limitation, any reasonable fees and expenses for local counsel in various jurisdictions); (iv) the ongoing administration hereof and of the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents; (v) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the Property, Borrower or Borrower’s Subsidiaries, this Agreement or any of the other Loan Documents; (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, the Property, Borrower or Borrower’s Subsidiaries, this Agreement or any of the other Loan Documents; and (viii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.
          (b) After Default. Borrower further agrees to pay or reimburse the Administrative Agent and the Lenders upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees for counsel to the Administrative Agent and one counsel for the Lenders (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent or any Lender (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of any Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Property, Borrower or Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.
          14.03. Indemnity. Borrower further agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent’s, Lender’s, or Affiliate’s respective officers, directors, employees, attorneys, advisors, representatives, consultants and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the “Indemnitees”), in each case from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including,
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without limitation, the fees and disbursements of counsel for such Indemnitees)(including in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of or in connection with (a) this Agreement, the Proposal Letter, the other Loan Documents, or any act, event or transaction related or attendant thereto, whether or not any such Indemnitee is a party thereto and whether or not such transactions are consummated, the making of the Loans, the management of such Loans, the use or intended use of the proceeds of the Loans hereunder, or any of the other transactions contemplated by the Loan Documents, or (b) any Liabilities and Costs under Environmental, Health or Safety Requirements of Law arising from or in connection with this Agreement, the Proposal Letter, the other Loan Documents, or an act, event or transaction attendant thereto, the past, present or future operations of any Credit Party Entity or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective Property of any Credit Party Entity, the Release or exposure to or presence or suspected Release, exposure to, or presence of any Contaminant at, on or from any respective current or former Property of any Credit Party Entity, or other property of third parties (collectively, the “Indemnified Matters”); provided, however, Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent resulting from the willful misconduct or gross negligence of such Indemnitee as determined in a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. Borrower agrees not to assert any claim against any Indemnitee on any theory of liability for special, indirect, consequential or punitive damages arising out of, or in any way in connection with, the Commitments, the Obligations or any other matters governed by this Agreement and/or the other Loan Documents.
          14.04. Change in Accounting Principles. If any change in the accounting principles used in the preparation of the most recent Financial Statements is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by NMHG Holding with the agreement of its independent certified public accountants and such change results in a change in the method of calculation of any of the covenants, standards or terms found in Article IX and Article X, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by NMHG Holding shall be the same after such change as if such change had not been made; provided, however, no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Requisite Lenders and NMHG Holding, so to reflect such change in accounting principles.
          14.05. Setoff. In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the
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continuance of any Event of Default, each Lender and any Affiliate of any Lender is hereby authorized by Borrower at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to combine accounts or to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender or any of their Affiliates to or for the credit or the account of Borrower against and on account of the Obligations of Borrower to such Lender or any of their Affiliates, including, but not limited to, all Loans and all claims of any nature or description arising out of or in connection herewith, irrespective of whether or not (i) such Lender shall have made any demand hereunder or (ii) the Administrative Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article XI and even though such Obligations may be contingent or unmatured. Each Lender shall give Borrower notice of any action taken pursuant to this Section 14.05 promptly upon the occurrence thereof provided that any failure to do so shall not limit any right of a Lender to take such action. Each Lender agrees that it shall not, without the express consent of the Requisite Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Requisite Lenders, exercise its setoff rights hereunder against any accounts of any Credit Party Entity now or hereafter maintained with such Lender or any Affiliate of such Lender.
          14.06. Ratable Sharing. The Lenders agree among themselves that, except as otherwise expressly provided in any Loan Document,
          (a) with respect to all amounts received by a Lender which are applicable to the payment of the Obligations (excluding the fees described in Sections 3.04, 3.05, 4.01(f) and 4.02) equitable adjustment shall be made so that, in effect, all such amounts with respect to the Obligations shall be shared among the Lenders ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross-action or by the enforcement of any or all of such Obligations (excluding the fees described in Sections 3.04, 3.05, 4.01(f) and 4.02) or the Collateral, and
          (b) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker’s lien or otherwise, receive payment of a proportion of the aggregate amount of such Obligations held by it which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participation shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery.
Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 14.06 may, to the fullest extent permitted by law, exercise all its rights of payment
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(including, subject to Section 14.05, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. The Administrative Agent and the Lenders further agree and acknowledge that in no event shall proceeds of more than sixty-five percent (65.0%) of the Capital Stock of any Foreign Subsidiary be shared with any Lender for application on any of the Obligations.
          14.07. Amendments and Waivers.
          (a) General Provisions. Unless otherwise provided for or required in this Agreement, no amendment or modification of any provision hereof shall be effective without the written agreement of the Requisite Lenders (which the Requisite Lenders shall have the right to grant or withhold in their sole discretion) and Borrower, and no termination or waiver of any provision of this Agreement or any of the Loan Documents, or consent to any departure by Borrower therefrom, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion. All amendments, modifications, waivers and consents not specifically reserved to the Lenders and the Administrative Agent in Section 14.07(b), Section 14.07(c) and in any other provisions of this Agreement shall require only the approval of the Requisite Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
          (b) Amendments, Consents and Waivers by all affected Lenders. Notwithstanding the foregoing, any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender affected thereby:
          (i) waiver of any of the conditions specified in Section 5.01 or 5.02 (except with respect to a condition based upon another provision this Agreement, the waiver of which requires only the concurrence of the Requisite Lenders),
          (ii) increase in the amount of any of the Commitments of such Lender,
          (iii) reduction of the principal of, rate or amount of interest on the Loans or any fees or other amounts payable to such Lender (other than by the payment or prepayment thereof),
          (iv) except as provided in Section 11.02(b), extension of the Termination Date or postponement of any date on which any payment of principal of, or interest on, the Loans, any fees or other amounts payable to such Lender would otherwise be due,
          (v) change in the definitions of Commitments, and
          (vi) the orders of priority set forth in Section 3.01, Section 3.02(b)(ii), or clauses (B) through (F) of Section 3.02(b)(iii).
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          (c) Amendments, Consents and Waivers by All Lenders. Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender:
          (i) release of any guarantor of the Obligations or all or any substantial portion of the Collateral (except as provided in Section 12.09(c)),
          (ii) change in the (A) definition of Requisite Lenders or (B) the aggregate Pro Rata Share of the Lenders which shall be required for the Lenders or any of them to take action under this Agreement or the other Loan Documents,
          (iii) amendment of Sections 12.09(c), 14.01, 14.02, 14.06 or this Section 14.07, and
          (iv) assignment of any right or interest in or under this Agreement or any of the other Loan Documents by Borrower.
          (d) Administrative Agent Authority. The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Notwithstanding anything to the contrary contained in this Section 14.07, no amendment, modification, waiver or consent shall affect the rights or duties of the Administrative Agent hereunder or under the other Loan Documents, including this Article XIV, unless made in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action; and the order of priority set forth in clause first of Section 3.02(b)(ii) and clauses (A) and (B) of Section 3.02(b)(iii). Notwithstanding anything herein to the contrary, in the event that Borrower shall have requested, in writing, that any Lender agree to an amendment, modification, waiver or consent with respect to any particular provision or provisions hereof, and such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (it being understood that any such statement of agreement may be subject to satisfactory documentation and other conditions specified in such statement) within thirty (30) days of receipt of such request (or such other time period as may be designated in such amendment, modification, waiver or consent), then such Lender shall be deemed to have disagreed with such request. Furthermore, in the event that any Lender fails to agree to any amendment, modification, waiver or consent requiring the unanimous approval of the Lenders pursuant to Section 14.07(c), at the joint request of Borrower and the Administrative Agent, the Lenders who have so agreed shall have the right (but not the obligation) to, or to cause an Eligible Assignee to, purchase at par from such Lender (at the face amount thereof) all Obligations and Commitments held by such Lender. Each Lender agrees that if the Administrative Agent or Borrower exercises its option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 14.01. Any purchase of such Lender’s Commitments and all other Obligations owing to it must (i) occur within 30 Business Days from the date that such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Administrative Agent, the other Lenders and Borrower have agreed and (ii) include an amount payable to such Lender which is sufficient to compensate such Lender for any loss, expense or liability as a result of any such purchase under this Section 14.07(d) which arises out of, or is in connection with, any funds
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acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Fixed Rate Loan.
          14.08. Notices.
          (a) Unless otherwise specifically provided herein, any notice, consent or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, sent by e-mail, or sent by courier service or the United States mails and shall be deemed to have been given (i) four (4) days following deposit in the United States mails, with proper postage prepaid, (ii) upon delivery thereof to a courier service, (iii) when delivered in person or (iv) upon confirmation of receipt of a telecopy or of an email; provided, that no notices with respect to a request for a new, or conversion of an existing, Borrowing or other extension of credit or providing notice of any Default or Event of Default may be delivered by e-mail. Notices to the Administrative Agent pursuant to Article II, III or IV shall not be effective until received by the Administrative Agent. For the purposes hereof, the addresses, telecopy numbers and, if so specified, e-mail addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 14.08) shall be as set forth below each party’s name on the signature pages hereof or the signature page of any applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties to this Agreement.
          (b) Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, reasonable fees and disbursements of counsel to any such Indemnitee) which may be imposed on, incurred by or asserted against any such Indemnitee in any manner relating to or arising out of any action taken or omitted by such Indemnitee in good faith in reliance on any notice or other written communication in the form of a telecopy or facsimile purporting to be from Borrower; provided that Borrower shall not have any obligation under this Section 14.08(b) to an Indemnitee with respect to any indemnified matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.
          14.09. Survival of Warranties and Agreements. All representations and warranties made herein and all obligations of Borrower in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Agreement and of the other Loan Documents, the making and repayment of the Loans, the termination of this Agreement and the termination of the Commitments hereunder and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Administrative Agent or any of the Lenders may have come into possession or control of any of Borrower’s or its Subsidiaries’ Property.
          14.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, any Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial
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exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.
          14.11. Marshaling; Payments Set Aside. None of the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to the Administrative Agent or the Lenders or any of such Persons receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
          14.12. Severability. In case any provision in or obligation hereunder or under the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
          14.13. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.
          14.14. Governing Law. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          14.15. Limitation of Liability. No claim may be made by Borrower, any Lender, the Administrative Agent or any other Person against the Administrative Agent or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Borrower, each Lender and the Administrative Agent hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          14.16. Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Administrative Agent, the Lenders. The rights hereunder and the interest herein of Borrower may not be assigned or otherwise transferred without the written consent of all Lenders. Any attempted assignment without such written consent shall be void. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided
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herein and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          14.17. Certain Consents and Waivers.
          (a) Personal Jurisdiction.
          (i) EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, AND BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. BORROWER IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS ITS PROCESS AGENT (THE “PROCESS AGENT”) FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, AND BORROWER AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.
          (ii) BORROWER AGREES THAT THE ADMINISTRATIVE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST SUCH PERSON OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE ADMINISTRATIVE AGENT AND THE LENDERS TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE ADMINISTRATIVE AGENT OR ANY LENDER. BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE ADMINISTRATIVE AGENT OR ANY LENDER TO REALIZE ON THE
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COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR ANY LENDER. BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE ADMINISTRATIVE AGENT OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.
          (b) Service of Process. BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR BORROWER’S NOTICE ADDRESS SPECIFIED PURSUANT TO SECTION 14.08, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.
          (c) Waiver of Jury Trial. EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, AND BORROWER IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG ANY OF THE ADMINISTRATIVE AGENT, ANY LENDER, OR BORROWER ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. ANY SUCH PERSON MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          14.18. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against Borrower, each Lender, and the Administrative Agent on the date hereof. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.
          14.19. Limitation on Agreements. All agreements between Borrower, the Administrative Agent and each Lender in the Loan Documents are hereby expressly limited so
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that in no event shall any of the Loans or other amounts payable by Borrower under any of the Loan Documents be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.
          14.20. Confidentiality. Subject to Section 14.01(e), the Administrative Agent and the Lenders shall hold all nonpublic information obtained pursuant to the requirements hereof and identified as such by Borrower in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a bona fide offeree, transferee or assignee (or Participant) in connection with the contemplated transfer (or participation), or as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, or to its accountants, lawyers and other advisors who shall be informed of the confidential nature of such information, and shall require any such offeree or assignee (or Participant) to agree (and require any of its offerees, assignees or Participants to agree) to comply with this Section 14.20. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by any Credit Party Entity; provided, however, each offeree shall be required to agree that if it does not become an assignee, transferee (or Participant) it shall return all materials furnished to it by Borrower or the Subsidiary thereof in connection herewith. In the event the Administrative Agent or any Lender is requested or required by law to disclose any of such information, the Administrative Agent or such Lender agrees to provide Borrower with prompt notice thereof; provided, however, the Administrative Agent or such Lender may, without restriction hereunder, including the providing of such notice, provide any and all of such information to any of the agencies or other governmental entities which regularly regulate its ability to engage in any of its businesses under state or federal law. Any and all confidentiality agreements entered into among the Administrative Agent, any Lender and Borrower shall survive this Agreement.
          14.21. Currency Conversions.
          (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes in any currency (the “Original Currency”) to another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the Spot Rate on the second Business Day preceding that on which judgment is given.
          (b) The obligation of Borrower in respect of any sum due in the Original Currency from it to any Lender or the Administrative Agent hereunder or under any Note held by any Lender, as applicable, shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such Other Currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent (as the case may be) in the Original Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against any loss resulting from such purchase or from the inability to effect such purchase, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent (as the case may be)
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in the Original Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to Borrower such excess.
          14.22. Entire Agreement. This Agreement, taken together with all of the other Loan Documents embodies the entire agreement and understanding among the parties hereto and supersedes the Proposal Letter (except for provisions therein specifically referred to herein) and all prior agreements and understandings, written and oral, relating to the subject matter hereof.
          14.23. Advice of Counsel. Borrower and each Lender understand that the Administrative Agent’s counsel represents only the Administrative Agent’s and its Affiliates’ interests and that Borrower and other Lenders are advised to obtain their own counsel. Borrower represents and warrants to the Administrative Agent and the other Holders that it has discussed this Agreement with its counsel.
          14.24. Sole Lead Arranger, Sole Bookrunner and Syndication Agent. This Loan Agreement places no duties on the Sole Lead Arranger, Sole Bookrunner or Syndication Agent in their capacities as such.
          14.25. Electronic Communications.
          (a) Borrower shall provide, and cause each of its Subsidiaries to provide, to the Administrative Agent all information, documents and other materials that such Person is obligated to furnish to the Administrative Agent pursuant to this Agreement and the other Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the Notice of Borrowing or Notice of Continuation/Conversion, (ii) relates to the payment of any principal or other amount due hereunder prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default hereunder or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to hien.nugent@citigroup.com, or such other electronic mail address as the Administrative Agent shall identify to Borrower. In addition, Borrower and its Subsidiaries shall continue to provide the Communications in writing to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
          (b) Borrower further agrees that the Administrative Agent may make the Communications available to Borrower and its Subsidiaries by posting the Communications on Intralinks, Fixed Income Director or a substantially similar electronic transmission system (each such system, the “Platform”). Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities (each, a “Public Lender”), and Borrower hereby agrees that all materials and/or information provided by or on behalf of Borrower hereunder (collectively, the “Borrower Materials”) may be posted on the Platform and that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” by Borrower, which shall mean, at a minimum, that the word “PUBLIC”
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shall appear prominently on the first page thereof, (ii) by marking the Borrower Materials “PUBLIC”, Borrower shall be deemed to have authorized the Administrative Agent, the Lenders and their Affiliates to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”, and (iv) the Administrative Agent, Lenders and their Affiliates shall be entitled to treat any Borrower Materials that are not so marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”. Nothing in this clause (b) shall limit in any way the applicability of Section 14.20. Nothing in this Section 14.25 shall prejudice the right of the Administrative Agent to give any notice or other communication pursuant hereto or to any other Loan Document in any other manner specified herein or therein. Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
          (c) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth in clause (a) above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of each Loan Document. Each Lender and Borrower agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in clause (d) below) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Person under the Loan Documents. Each Lender and Borrower agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Person to which the foregoing notices may be sent by electronic transmission and (B) that the foregoing notices may be sent to such e-mail address.
          (d) Each party hereto agrees that any electronic communication referred to in this Section 14.25 shall be deemed delivered upon the posting of a record of such Communication as “sent” in the e-mail system of the sending party or, in the case of any such Communication to the Administrative Agent, upon the posting of a record of such Communication as “received” in the e-mail system of the Administrative Agent; provided, however, that if such Communication is received by the Administrative Agent after the normal business hours of the Administrative Agent, such Communication shall be deemed delivered at the opening of business on the next Business Day for the Administrative Agent.
          (e) BORROWER FURTHER ACKNOWLEDGES AND AGREES AS FOLLOWS: (A) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”; (B) THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS; AND (C) NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH
Credit Agreement

THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO BORROWER, ANY SUBSIDIARY OF BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF BORROWER’S OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (f) This Section 14.25 shall terminate on the date that no CNAI Affiliate is the Administrative Agent under this Agreement.
          14.26. USA Patriot Act. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, if it is required to obtain, verify and record information that identifies Borrower, which information that will allow such Lender to identify Borrower in accordance with its requirements. Borrower shall promptly, following a request by Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
The remainder of this page is intentionally blank.
Credit Agreement

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

NACCO MATERIALS HANDLING GROUP, INC.

By:	/s/ Jeffrey C. Mattern
Name: Jeffrey C. Mattern
Title: Treasurer

Notice Address:
c/o NACCO Materials Handling Group, Inc.
650 NE Holladay Street, Suite 1600
Portland, Oregon 97232 USA
Attention: General Counsel
Phone: (503) 721-6000
Telecopier: (503) 721-6059
E-mail: carolyn.vogt@nmhg.com
Signature Page to Credit Agreement

CITICORP NORTH AMERICA, INC., as Administrative Agent and as a Lender

By:	/s/ Miles D. McManus
Name: Miles D. McManus
Title: Vice President and Director

Notice Address:
388 Greenwich Street, 20th Floor
New York, New York 10013
Attention: Miles D. McManus
Telecopier No.: (212) 816-2613
Confirmation No.: (212) 816-2372
E-Mail: miles.mcmanus@citigroup.com

Commitment: $225,000,000
Signature Page to Credit Agreement

CREDIT AGREEMENT
dated as of MARCH 22, 2006
among
NACCO MATERIALS HANDLING GROUP, INC.
as Borrower
THE FINANCIAL INSTITUTIONS FROM TIME TO TIME
PARTY HERETO AS LENDERS
CITICORP NORTH AMERICA, INC.,
as Administrative Agent
and
CITIGROUP GLOBAL MARKETS INC.
as Sole Lead Arranger, Sole Bookrunner and Syndication Agent

ARTICLE I
DEFINITIONS

1.01.	Certain Defined Terms	1
1.02.	Computation of Time Periods	33
1.03.	Accounting Terms	34
1.04.	Other Definitional Provisions	34
1.05.	Other Terms	34
1.06.	Payments by Borrower	34

ARTICLE II
AMOUNTS AND TERMS OF LOANS

2.01.	The Credit Facility	34
2.02.	Evidence of Indebtedness	36
2.03.	Authorized Officers and Administrative Agents	36
2.04.	Booking of Loans	37

ARTICLE III
PAYMENTS AND PREPAYMENTS

3.01.	Repayments and Prepayments	37
3.02.	Payments	39
3.03.	Intentionally Omitted	42
3.04.	Taxes	42
3.05.	Increased Capital	45
3.06.	Cash Collateral Accounts	45

ARTICLE IV
INTEREST AND FEES

4.01.	Interest on the Loans and Other Obligations	46
4.02.	Special Provisions Governing Fixed Rate Loans	49

ARTICLE V
CONDITIONS TO EFFECTIVENESS; CONDITIONS TO LOANS AND LETTERS OF CREDIT

5.01.	Conditions Precedent to Effectiveness	52
5.02.	Conditions Precedent to Loans	55

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.01.	Representations and Warranties of Borrower	55
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ARTICLE VII
REPORTING COVENANTS

7.01.	Financial Statements	67
7.02.	Events of Default	70
7.03.	Lawsuits	70
7.04.	Insurance	70
7.05.	Real Property	71
7.06.	ERISA and Analogous Notices	71
7.07.	Environmental Notices	73
7.08.	Labor Matters	74
7.09.	Public Filings and Reports	74
7.10.	Bank Account Information	74
7.11.	Debt	74
7.12.	Other Reports	75
7.13.	Other Information	75
7.14.	Anti-Terrorism and Anti-Money Laundering Law Notices	75

ARTICLE VIII
AFFIRMATIVE COVENANTS

8.01.	Organizational Existence, Etc.	76
8.02.	Organizational Powers; Conduct of Business, Etc.	76
8.03.	Compliance with Laws, Etc.	76
8.04.	Payment of Taxes and Claims; Tax Consolidation	76
8.05.	Insurance	77
8.06.	Inspection of Property; Books and Records; Discussions	77
8.07.	ERISA Compliance	78
8.08.	Foreign Employee Benefit Plan Compliance	78
8.09.	Maintenance of Property	78
8.10.	Further Assurances; Additional Collateral	79
8.11.	Landlord and Bailee Waivers	80
8.12.	Environmental Compliance	80
8.13.	Insurance and Condemnation Proceeds	81
8.14.	Compliance with Anti-Money Laundering Laws and Anti-Terrorism Laws	81
8.15.	Leases and Rents	81

ARTICLE IX
NEGATIVE COVENANTS

9.01.	Indebtedness	83
9.02.	Sales of Assets	85
9.03.	Liens	86
9.04.	Investments	87
9.05.	Accommodation Obligations	89
9.06.	Restricted Payments	90
9.07.	Conduct of Business; Subsidiaries; Acquisitions	91
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9.08.	Transactions with Shareholders and Affiliates	92
9.09.	Restriction on Fundamental Changes	93
9.10.	Sale and Leaseback Transactions	93
9.11.	Margin Regulations; Securities Laws	93
9.12.	ERISA	94
9.13.	Constituent Documents	94
9.14.	Fiscal Year	95
9.15.	Cancellation of Debt; Prepayment of Indebtedness; Certain Amendments	95
9.16.	Environmental Matters	95
9.17.	Cash Management	95
9.18.	No Restrictions on Subsidiary Dividends	95
9.19.	No Violation of Anti-Terrorism Laws	95
9.20.	Management Agreement	96

ARTICLE X
FINANCIAL COVENANTS

10.01.	Maximum Leverage Ratio	96
10.02.	Minimum Fixed Charge Coverage Ratio	96

ARTICLE XI
EVENTS OF DEFAULT; RIGHTS AND REMEDIES

11.01.	Events of Default	96
11.02.	Rights and Remedies	99
11.03.	Cash Collateral	100
11.04.	License for Use of Software and Other Intellectual Property	101

ARTICLE XII
THE ADMINISTRATIVE AGENT

12.01.	Appointment	101
12.02.	Nature of Duties	102
12.03.	Rights, Exculpation, Etc.	103
12.04.	Reliance	103
12.05.	Indemnification	104
12.06.	CNAI Individually	104
12.07.	Successor Administrative Agents; Resignation of Administrative Agents	104
12.08.	Relations Among Lenders	105
12.09.	Concerning the Collateral and the Loan Documents	105
12.10.	No Reliance on Administrative Agent’s Customer Identification Program	107
12.11.	USA Patriot Act	107
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ARTICLE XIII
INTENTIONALLY OMITTED

ARTICLE XIV
MISCELLANEOUS

14.01.	Lender Assignments and Participations	108
14.02.	Expenses	110
14.03.	Indemnity	111
14.04.	Change in Accounting Principles	112
14.05.	Setoff	112
14.06.	Ratable Sharing	113
14.07.	Amendments and Waivers	114
14.08.	Notices	116
14.09.	Survival of Warranties and Agreements	116
14.10.	Failure or Indulgence Not Waiver; Remedies Cumulative	116
14.11.	Marshaling; Payments Set Aside	117
14.12.	Severability	117
14.13.	Headings	117
14.14.	Governing Law	117
14.15.	Limitation of Liability	117
14.16.	Successors and Assigns	117
14.17.	Certain Consents and Waivers	118
14.18.	Counterparts; Effectiveness; Inconsistencies	119
14.19.	Limitation on Agreements	119
14.20.	Confidentiality	120
14.21.	Currency Conversions	120
14.22.	Entire Agreement	121
14.23.	Advice of Counsel	121
14.24.	Sole Lead Arranger, Sole Bookrunner and Syndication Agent	121
14.25.	Electronic Communications	121
14.26.	USA Patriot Act	123
Credit Agreement

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Table of Contents
(continued)
EXHIBITS

Exhibit A	—	Form of Assignment and Acceptance

Exhibit B-1	—	Form of Collateral Access Agreement (Landlord)

Exhibit B-2	—	Form of Collateral Access Agreement (Bailee)

Exhibit C	—	Form of Collection Account Agreement

Exhibit D	—	Form of Guaranty

Exhibit E	—	Initial Projections

Exhibit F	—	Form of Note

Exhibit G	—	Form of Notice of Borrowing

Exhibit H	—	Form of Notice of Continuation/Conversion

Exhibit I	—	Form of Officer’s Certificate

Exhibit J	—	Form of Pledge Agreement (Domestic)

Exhibit K	—	Pro Forma

Exhibit L	—	Form of Security Agreement

Exhibit M	—	Form of Trademark Security Agreement

Exhibit N	—	Form of Patent Security Agreement

Exhibit O	—	List of Closing Documents
SCHEDULES

Schedule 1.01.1	—	Guarantors

Schedule 1.01.2	—	Permitted Existing Accommodation Obligations

Schedule 1.01.3	—	Permitted Existing Indebtedness

Schedule 1.01.4	—	Permitted Existing Investments
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Table of Contents
(continued)

Schedule 1.01.5	—	Permitted Existing Liens

Schedule 1.01.6	—	Permitted Financial Institutions

Schedule 5.01-A	—	Closing Date Mortgaged Properties

Schedule 6.01-A	—	Constituent Documents

Schedule 6.01-C	—	Authorized, Issued and Outstanding Capital Stock; Subsidiaries

Schedule 6.01-I	—	Litigation; Adverse Effects

Schedule 6.01-O	—	Environmental Matters

Schedule 6.01-P	—	ERISA Matters

Schedule 6.01-R	—	Labor Matters

Schedule 6.01-U	—	Intellectual Property & Permits

Schedule 6.01-V	—	Assets and Properties

Schedule 6.01-W	—	Insurance

Schedule 6.01-Y	—	Transactions with Affiliates

Schedule 6.01-Z	—	Collection Account Banks; Bank Accounts

Schedule 6.01-CC	—	Compensation Increases

Schedule 9.02-B	—	Sale of Assets

Schedule 9.04	—	Investments in Disbursement Accounts

Schedule 9.10	—	Sale and Leaseback Transactions
Credit Agreement

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